As filed with the Securities and Exchange Commission on February 9, 2007.

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMARTVIDEO TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	91-1962104
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Address and telephone number of principal executive offices)

David R. Ross
Interim Chief Executive Officer
SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Name, address and telephone number of agent for service)

with copies to:
Elizabeth H. Noe
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308
(404) 815-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	6,075,000 shares(1)	$0.50	$3,037,500	$325.01

(1)
Includes the registration of (i) 6,075,000 shares of common stock issued to the selling stockholders named herein and (ii) pursuant to Rule 416 of the Securities Act, an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low prices for the common stock on February 7, 2007, as reported by the OTC Bulletin Board. [Date must be within five business days of filing]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus in not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2007

PROSPECTUS

SMARTVIDEO TECHNOLOGIES, INC.

6,075,000 Shares of
Common Stock

This prospectus relates to the resale, from time to time, of up to 6,075,000 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of this prospectus, including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the Selling Stockholders. Of the 6,075,000 shares of our common stock registered for public resale pursuant to this prospectus: (1) an aggregate of 6,000,000 shares of common stock were issued to 25 accredited investors in connection with a settlement agreement dated as of January 11, 2007 relating to certain litigation and other claims made against the Company which shares of our common stock are included in this prospectus pursuant to registration rights we granted in connection with the settlement agreement; and (2) 75,000 shares of common stock were issued to Centurion Investments and Holding Co. pursuant to an Asset Purchase Agreement and Consulting Services Agreement for services rendered to the Company. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to SmartVideo Technologies, Inc.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SMVD.” On February 6, 2007, the last reported sale price for our common stock was $0.53 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page four before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not, and the Selling Stockholders have not, authorized anyone to provide you with differing information. This prospectus is not an offer to sell, nor is it an offer to buy, these shares of common stock in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate as of the date on the front cover of this prospectus, but the information may have changed since that date.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	general economic conditions;

•	significant uncertainty inherent in the mobile entertainment services industry;

•
we face intense and increasing competition from the telecommunications industry and the satellite and cable television industry; new competitors are likely to emerge and new technologies may further increase competition;

•	our programming costs may increase beyond our current expectations and we may be unable to obtain or renew programming agreements on acceptable terms or at all;

•
we are heavily dependent on complex information technologies and their support infrastructures; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	lack of funding to continue our operations and our ability to obtain future financing or funds;

•	our ability to successfully obtain a diverse customer base or retain our existing customers;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain a qualified employee base;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•
our ability to develop, maintain and enhance our strategic relationships with wireless carriers, Multi-Service Operators (MSO’s), handset manufacturers and distributors, key streaming media technology companies and content providers;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission (“SEC”).

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The Company

SmartVideo Technologies, Inc. (hereinafter sometimes referred to as “SmartVideo,” “uVuMobile™”,” the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002 and subsequenty changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed Real Time Streaming Protocol (RTSP) and Java 2 Platform, Micro Edition (J2ME) compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers that are seeking to capitalize on mobile technology opportunites. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

In January 2007, the Company announced its intent to seek stockholder approval to change the name of the company to uVumobile™, Inc. to better reflect the corporate brand and new products. More specifically, the Company is developing a new suite of products and platforms, which are expected to include backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. On January 9, 2007, the Company initiated this process by filing a preliminary consent solicitation statement with the SEC.

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company’s breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company’s actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company’s common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

The Offering

This prospectus relates to the offer and sale from time to time of up to 6,075,000 shares of the Company’s common stock by the Selling Stockholders named in this prospectus. Of the shares registered for resale by this prospectus, (1) an aggregate of 6,000,000 shares were issued to 25 accredited investors in connection with our entry into a Settlement Agreement dated January 11, 2007 relating to certain litigation and other claims against the Company, and (2) 75,000 shares of common stock were issued to Centurion Investments and Holding Co. pursuant to a Consulting Services Agreement for services rendered to the Company.

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices, as further described in “Plan of Distribution”. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing the company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business

Our independent auditor’s report contained a going concern qualifier and we continue to experience losses from operations.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2005 contains an explanatory paragraph which states that we have suffered recurring losses from operations and a working capital deficiency that raise substantial doubt about our ability to continue as a going concern. We have incurred substantial net losses of $3,859,141, $6,792,930 and $19,740,274 for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2005, we had an accumulated deficit of $39,953,756 and a working capital deficit of $2,653,622.

As of and for the nine months ended September 30, 2006, we had an accumulated deficit of $53,698,751, a net loss of $13,744,955 and cash flows used in operations of $7,894,368. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

We used the proceeds received from private placements conducted in March, November and December 2005 for the acquisition of programming rights, marketing and sales initiatives, and further improvements to our technology, as well as to increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of our services reach a level at which operating costs can be supported. In our efforts to strengthen our marketing and sales initiatives of the distribution of our services, it is critical that we obtain distribution partners in order to begin generating revenues.

Cash flows generated from operating activities during the nine months ended September 30, 2006 were not sufficient to offset our operating expenditures. Notwithstanding, certain forward-looking statements made during the Company’s last annual meeting of shareholders and set forth in a Company press release, based on the current information available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our most recent financing, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

We have a limited operating history and insufficient revenue to generate positive cash flows from our operations.

We formally launched our Internet based products and services in 2003. To date, we have earned only minimal revenue from these services and the revenue is presently insufficient to generate positive cash flows from our operations. Additionally, the income potential of our business and from our markets is unproven. Because of the emerging nature of the mobile entertainment industry, our executives have limited experience in it. As a young company operating in an emerging market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon acceptance of our mobile entertainment services and the mobile entertainment industry as a whole. Our future revenues and success also depend on the development of revenue growth from our services. Our ability to successfully introduce new services and the expected benefits to be obtained from these new services may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, and competitive factors or other events beyond our control. We incurred operating losses in fiscal 2006, expect to do so in fiscal 2007 and cannot be assured that we will successfully market any services, or operate profitably in the future.

Our quarterly financial results will continue to fluctuate making it difficult to forecast our operating results.

Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are beyond our control, including:

•	variability in demand and usage for our product and services;

•	market acceptance of new and existing services offered by us, our competitors and potential competitors; and

•	governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short-term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectation of investors, our stock price will likely decline significantly. In addition, potential fluctuations in our operating results could lead to fluctuations in the market price for our common stock.

Since we expect to continue incurring net losses, we may not be able to implement our business strategy and the price of our stock may decline.

As of and for the nine months ended September 30, 2006, we had an accumulated deficit of approximately $53,698,751. We have incurred net losses from inception through September 30, 2006, and we expect to continue to incur net losses for the foreseeable future.

Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures or unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

•	achieve broad customer adoption and acceptance of our products and services;

•	successfully raise additional capital in the future;

•	successfully integrate, leverage and expand our sales force;

•	successfully scale our current operations;

•	implement and execute our business and marketing strategies;

•	address intellectual property rights issues that affect our business;

•	develop and maintain strategic relationships to enhance the development and marketing of our existing and future products and services; and

•	respond to competitive developments in the mobile entertainment services industry.

We may not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to respond to rapid changes in technology and its applications and intense competition in the mobile entertainment services industry and related products could make our services obsolete.

The mobile entertainment services industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We compete against numerous companies offering alternative systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development. Our financial condition and operating results could be adversely affected if our mobile entertainment services fail to compete favorably with these technological developments, or if we fail to respond in a timely and effective manner to competitors’ new services or price strategies.

Our success is dependent on the performance and retention of our executive officers and key employees.

Our business and operations are substantially dependent on the performance of our executive officers and key employees, including David Ross, William Loughman, Tony Novia, Tom Parrish, Scott Hughes and Ronald A. Warren, all of whom have worked together for only a relatively short period of time. We do not maintain “key person” life insurance on any of our executive officers. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

Our mobile entertainment services and any of our future services may fail to gain market acceptance, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. We have generated limited commercial distribution for our mobile entertainment services. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of customers and distribution channels for a majority of our revenues so the loss of, or delay in payment from, one or a small number of customers or distribution channel partners could have a significant impact on our revenues and operating results.

For the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005, we derived a substantial portion of our revenues from two customers accounting for 13% and 28% of our revenues, respectively. During 2005, we experienced a shift from a business-to-business model to a subscription-based model reducing much of our reliance on revenues from related parties. We are in the process of developing relationships with distribution channel partners to increase the size of our customer base. We cannot successfully accomplish our business objectives by relying solely on our existing customer base. If we are unsuccessful in increasing and broadening our customer base, our ability to maintain and grow our business will suffer.

Average selling prices of our products and services may decrease, which may harm our gross margins.

The average selling prices of our products and services may be lower than expected as a result of competitive pricing pressures and promotional programs. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

We may face third-party intellectual property infringement claims and other related claims that could severely impact our business.

We may be alleged to be liable to third-parties for certain legal matters relating to video, music, software, and other content that we encode, distribute, or make available to our customers if, among other things:

•	the content or the performance of our services is alleged to violate third-party copyright, trademark, or other intellectual property rights;

•	our customers violate the intellectual property rights of others by providing certain content to us or by having us perform certain digital media services; or

•	content that we encode or otherwise handle for our customers is deemed obscene, indecent, or defamatory.

Any alleged liability could damage our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention, all of which could have an adverse effect on our business, results of operations and financial condition. Our customers generally agree to hold us harmless from claims arising from their failure to have the right to encode or distribute multimedia software and other content given to us for that purpose. However, in some cases we may not be able to obtain such agreements or customers may contest this responsibility or not have sufficient resources to defend claims. In addition, we have limited insurance coverage for claims of this nature and may not be able to cover losses above our insurance coverage limits.

Because we host, stream and deploy audio and video content on or from our websites for customers and provide services related to digital media content, we face potential alleged liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials. Claims of this nature have been brought and sometimes successfully made, against content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Any imposition of liability or any alleged liability could harm our business.

We cannot be certain that third-parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we cannot be sure that we will have adequate insurance coverage or that royalty or licensing agreements will be made available on terms acceptable to us or at all.

We cannot be certain that we will be able to protect our intellectual property, which could harm our business.

Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third-parties, and invention assignment agreements with our employees and contractors. We cannot be certain that measures we take to protect our intellectual property will be successful or that third-parties will not develop alternative solutions that do not infringe upon our intellectual property.

Further, we plan to offer our mobile entertainment services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our inability to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third-parties could have a negative effect on our business, results of operations and financial condition.

We will rely on strategic relationships to promote our services and for access to licensed technology; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with wireless carriers, handset distributors, key streaming media technology companies and content providers. We will rely on these relationships for licensed technology and content. Obtaining comprehensive multimedia content licenses is challenging, as doing so may require us to obtain copyright licenses with various third-parties in the fragmented multimedia recording and publishing industries. These copyrights often address differing activities related to the delivery of digital media, including reproduction and performance, some of which may require separate licensing arrangements from various rights holders such as publishers, content providers, artists and record labels. The effort to obtain the necessary rights by such third-parties is often significant, and could disrupt, delay, or prevent us from executing our business plans. Because of the large number of potential parties from which we must obtain licenses, we may never be able to obtain a sufficient number of licenses to allow us to provide services that will meet our customers’ expectations.

Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

Competition may decrease our market share, revenues and gross margins.

We face intense and increasing competition in the multimedia broadcast market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for multimedia broadcast services, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	service functionality, quality and performance;

•	ease of use, reliability and security of services;

•	establishing a significant base of customers and distribution partners;

•	ability to introduce new services to the market in a timely manner;

•	customer service and support; and

•	pricing.

Although we do not currently compete against any one entity with respect to all aspects of multimedia broadcast products and services, there are various competitors that provide various products and services in the following categories:

•	collaboration, which provides for document and application sharing as well as user interactivity,

•	live video and streaming multimedia,

•	hosted services,

•	training, which provides e-learning applications, and

•	on-premise software.

There are a number of companies, such as Verizon, Sprint and MobiTV, that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. We also face competition from the in-house encoding services, streaming networks and content management systems and encoding services.

All of our competitors have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Our industry is experiencing consolidation that may intensify competition.

The multimedia broadcast services industries are undergoing substantial change that has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by larger entities. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

•
competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•
competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in certain formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract customers;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•
other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content or which could dramatically change the market for our products and services.

Any of these results could put us at a competitive disadvantage that could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet the competitive threat, which could also harm our operating results.

If we fail to enhance our existing services and product applications or develop and introduce new multimedia broadcast services, applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

The market for multimedia broadcast service solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;

•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

 We will not be competitive unless we continually introduce new services and applications or enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

The technology underlying our services and applications is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications.

The technology underlying our multimedia broadcast services and applications is complex and includes software that is internally developed and software licensed from third-parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

•	damage our reputation;

•	cause our customers to initiate product liability suits against us;

•	decrease our product development resources;

•	cause us to lose revenues; and

•	delay market acceptance of our digital media services and applications.

Our business will suffer if our systems fail or our third-party facilities become unavailable.

A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. We may not have any redundancy in our Internet multimedia broadcasting facilities and therefore any damage or destruction to these would significantly harm our multimedia broadcasting business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Websites and network communications. This could lead to slower response times or system failures.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems. Over time as our business and business needs grow and change, these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services, customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Websites could be less attractive to such entities or individuals and our business could be harmed.

Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

Our computer and communications infrastructure is located at a single leased facility in Duluth, Georgia. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, and retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws are developed and are interpreted by the judicial system, they could have the effect of:

•	increasing our costs due to new or changes in tax legislation;

•	limiting the growth of the Internet;

•	creating uncertainty in the marketplace that could reduce demand for our products and services;

•	limiting our access to new markets which may include countries and technology platforms;

•	increasing our cost of doing business;

•	exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

•	leading to increased product and applications development costs, or otherwise harming our business.

Specifically with respect to one aspect of copyright law, on October 28, 1998, the Digital Millennium Copyright Act (or “DMCA”) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, we and our customers may be required to pay licensing fees in connection with digital sound recordings we deliver or our customers provide on their Website and through retransmissions of radio broadcasts and/or other audio content.

Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or proposed laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing digital music. These laws and regulations could harm us by subjecting us to liability or forcing us to change our business.

Risk Related to the Offering

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include:

•	announcements regarding developments in our business, acquisitions and financing transactions;

•	announcements by us or our competitors of new contracts, technological innovations or new products;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market conditions.

 In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

As of September 30, 2006, we had approximately $6,723,000 in cash. We anticipate, based upon our proposed plans and assumptions relating to operations that the net proceeds of approximately $9 million from the closing of our most recent financing in July 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. There can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives or remain in operation. This could seriously harm our business, results of operations and financial condition.

If we do not secure substantial additional funding to meet our capital needs through the incurrence of debt, we may have to issue additional shares of common stock or other securities convertible into shares of our common stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to that of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders. Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders.

SELLING STOCKHOLDERS

Of the 6,075,000 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares Available for Sales Under This Prospectus” on the table set forth below, (1) an aggregate of 6,000,000 shares were issued to 25 accredited investors in connection with our entry into a Settlement Agreement dated January 11, 2007, and (2) 75,000 shares of common stock were issued to Centurion Investments and Holding Co. pursuant to a Consulting Services Agreement for services rendered to the Company.

The following table presents information as of February 6, 2007 and sets forth the number of shares of common stock beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; and (2) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

Name Of Selling Stockholder	Number Of Shares Of Common Stock Owned Before The Offering	Percent Of Common Stock Owned Before The Offering	Shares Available For Sale Under This Prospectus	Number of Shares Of Common Stock To Be Owned After Completion Of The Offering	Percent Of Common Stock To Be Owned After Completion Of The Offering
Bruce and Donna Breit (1)	93,172	*	66,672	26,500	*
Robert A. Breit (2)	135,000	*	135,000	—	*
James L. Chittaro (3)	62,224	*	46,668	15,556	*
Joel Cohen (4)	46,224	*	34,668	11,556	*
Robert Gruen (5)	109,809	*	66,672	43,137	*
Lawrence Hanson (6)	120,000	*	120,000	—	*
Richard Himmelman (7)	52,000	*	39,000	13,000	*
Ronald Himmelman (8)	52,334	*	39,000	13,334	*
Karyn Keller (9)	119,648	*	33,336	86,312	*
Peter M. Vilim Revocable Trust (10)	180,000	*	135,000	45,000	*
Robert Winskowicz (11)	30,000	*	30,000	—	*
William B. Bandy (12)	626,500	1.3%	600,000	26,500	*
Thomas Bivens (13)	1,248,192	2.5%	900,000	348,192	*
J. Mark Leho (14)	600,000	1.2%	600,000	—	*
Christopher Devone (15)	286,248	*	170,000	116,248	*
Richard J. Seifert Trust (16)	220,000	*	220,000	—	*
Rita M. Seifert Trust (17)	220,000	*	220,000	—	*
John L. Walters (18)	200,500	*	100,000	100,500	*
Robert T. Campbell (19)	83,000	*	45,000	38,000	*
Steven Himmelman (20)	250,000	*	250,000	—	*
Brian Boxer (21)	87,620	*	28,984	58,636	*
Vittoriano Di Luzio (22)	45,000	*	45,000	—	*
Jerry Bratton (23)	276,000	*	200,000	76,000	*
Darren Breitkreuz (24)	83,334	*	75,000	8,334	*
Allan L. Frank and Robin S. Frank, ATBE (25)	2,106,083	4.2%	1,800,000	306,083	*
Centurion Investments and Holding Co. (26)	75,000	*	75,000	—	*

*Less than 1%.

** Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of February 6, 2007, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 55,925,617 shares of common stock outstanding (including 2,566,666 shares of Preferred Stock currently convertible into one share of common stock each) as of February 6, 2007.

(1)
Bruce Breit and Donna Breit exercise shared voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Bruce and Donna Breit hold one warrant to purchase 11,112 shares of common stock at an exercise price of $3.50 per share.

(2)
Robert A. Breit exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Breit holds one warrant to purchase 22,500 shares of common stock at an exercise price of $3.50 per share.

(3)
James L. Chittaro exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Chittaro holds two warrants to purchase an aggregate of 7,778 shares of common stock at an exercise price of $3.50 per share.

(4)
Joel Cohen exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Cohen holds one warrant to purchase 5,778 shares of common stock at an exercise price of $3.50 per share.

(5)
Robert Gruen exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Gruen holds one warrant to purchase 11,112 shares of common stock at an exercise price of $3.50 per share.

(6)
Lawrence Hanson exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Hanson holds one warrant to purchase 20,000 shares of common stock at an exercise price of $3.50 per share.

(7)
Richard Himmelman exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Himmelman holds one warrant to purchase 6,500 shares of common stock at an exercise price of $3.50 per share.

(8)
Ronald Himmelman exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Himmelman holds one warrant to purchase 3,333 shares of common stock at an exercise price of $3.50 per share.

(9)
Karyn Keller exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Keller holds one warrant to purchase 3,336 shares of common stock at an exercise price of $3.50 per share.

(10)
Peter M. Vilim, Trustee exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Vilim holds on warrant to purchase 22,500 shares of common stock at an exercise price of $3.50 per share.

(11)
Robert Winskowicz exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Winskowicz holds one warrant to purchase 5,000 shares of common stock at an exercise price of $3.50 per share.

(12)
William B. Bandy exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Bandy holds one warrant to purchase 350,000 shares of common stock at an exercise price of $0.75 per share and one warrant to purchase 150,000 shares of common stock at an exercise price of $2.50 per share.

(13)
Thomas Bivens exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Bivens holds one warrant to purchase 527,333 shares of common stock at an exercise price of $0.75.

(14)
J. Mark Leho exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Leho holds one warrant to purchase 18,889 shares of common stock at an exercise prices of $3.50.

(15)
Christopher Devone exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Devone holds two warrants to purchase an aggregate of 28,000 shares of common stock at an exercise price of $2.50 per share.

(16)	Richard J. Seifert, Trustee exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(17)	Rita M. Seifert, Trustee exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(18)	John L. Walters exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(19)	Robert T. Campbell exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(20)	Steven Himmelman exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(21)	Brian Boxer exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(22)	Vittoriano Di Luzio exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(23)	Jerry Bratton exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(24)	Darren Breitkreuz exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(25)	Alan L. Frank and Robin S. Frank, ATBE exercises shared voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(26)	William J. Diggins, III exercises sole voting and investment power of the shares of our common stock on behalf of Centurion Investments and Holding Co.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholders and/or the purchasers of the securities.

The Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

DESCRIPTION OF OUR BUSINESS

SmartVideo Technologies, Inc. (hereinafter sometimes referred to as “SmartVideo,” “uVuMobile™”, the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002 and subsequently changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed RTSP and J2ME compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers seeking to capitalize on mobile technology opportunities. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

In January 2007, the Company announced its intent to seek stockholder approval to change the name of the company to uVumobile™, Inc. to better reflect the corporate brand and new products. More specifically, the Company is developing a new suite of products and platforms, which are expected to include backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business- to- business market. On January 9, 2007, the Company initiated this process by filing a preliminary consent solicitation statement with the SEC.

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company’s breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company’s actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company’s common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

Product Offerings

Our principal business is characterized by the following product offerings:

Mobile Video Hosting Services - The Company has developed one of the leading Mobile Content Delivery Networks (CDNs) in the digital media delivery services industry. We believe that no other CDN can match our performance in delivering high quality digital media over wireless networks. The Company’s mobile hosting and streaming solutions enable the distribution of content to mobile users on any carrier network and to multiple types of compatible devices. In addition to providing content management, encoding, hosting, streaming and reporting services for Live, Simulated Live or Video on Demand (VoD), we also provide the following value added services:

•	Multiple Billing Services - includes credit card, carrier direct bill and carrier pSMS
•	Advertising Support - includes ad serving in streams, support of integration with mobile networks
•	Client Application Development - standard and custom application support
•	Content Services - The Company can sub-license to customers unique and compelling content packages

Mobile Marketing Solutions - The Company provides a complete suite of mobile marketing services which includes a Short Message Services (SMS) platform. At the core of our offering is the SMS Campaign Management Platform (CMP) which enables the Company to build and deploy a myriad of custom SMS applications rapidly to meet customer requirements. Our SMS platform is robust, easy to use and provides our messaging customers with an “in-house” campaign manager to create promotions and messaging.

Mobilecasting - The Company is in the process of developing and intends to market an innovative interactive mobile platform for the next generation of digital radio. We plan to combine innovative ground-breaking technology with content to create an interactive radio service for mobile data devices. The Company believes that this product will help revolutionize the radio industry, bringing what we believe to be some of the best terrestrial radio content combined with advanced mobile application features to wireless users.

More specifically, one of the applications, uVuRadio™, which is currently in BETA testing in certain markets is an interactive digital media solution that integrates local and syndicated terrestrial and Internet radio programming with IP communications and the rich media capabilities of mobile devices, delivering an exciting user experience that we believe will extend radio far beyond broadcast audio into a fully mobile and interactive multi-media experience. For example, the application unites the mobile community through the use of IM and chat, and allows for two way communication between talent and the listener for polling and instant feedback. Using this technology, uVuRadio™ users will also be able to use a “buy” button from inside the application to perform m-commerce transactions through carriers and other sales channels.

Mobile Media Solutions - The Company provides a comprehensive turnkey solution for a variety of mobile applications delivering client and browser based applications across all major mobile platforms which include J2ME, BREW, Windows Mobile, Palm and WAP/xHTML. The Company can develop applications to meet the requirements of a variety of application segments and integrate feature sets core to each of these segments including:

•	Multimedia - pictures, music movies, interactive text messaging, etc.
•	Commerce - mobile shopping, location based services, cross-promotional marketing, etc.
•	Communications - mobile IM, mobile e-mail etc.

smarTVideo™ Mobile TV - The Company provides its customers with access to high-quality streaming video programming that is transmitted directly to its customers’ Microsoft Windows O/S, Symbian O/S J2ME, and Palm wireless handsets and to Wi-Fi enabled PDA devices.

Subscription Figures

As of December 31, 2006, the Company had approximately 5,100 subscribers for all its smartTVideo™ mobile TV subscription packages. In addition the Company has approximately 43,000 subscribers with 10 wireless carriers utilizing the Vibe and Spin applications which are included in the Company’s mobile video hosting services.

Key Strengths

Core Technology - We have developed a core technology platform that is optimized for the efficient utilization of Internet bandwidth in conjunction with streaming video. We believe that we deliver the highest quality video stream for any given Internet bandwidth utilized.

Adaptability - We believe that we can develop custom applications to meet the requirements of a variety of application segments and integrate feature sets core to each of these platforms delivering comprehensive turnkey solutions for a variety of mobile applications.

Compatibility - We believe that we have a technological infrastructure that is compatible with nearly all data network configurations, Wi-Fi data networks, and a significant number of handset models. We believe that our key technological strengths include:

High-Quality Picture and Sound - We believe our programming provides customers with the highest quality video for a given bandwidth. We believe that our live linear video feed compares favorably to download-and-play technology, without the extended wait time for the download to complete. This reduced wait time and high-quality video provide us a significant competitive advantage. We believe that quality is a key differentiation between our service and all other competing services.

Access to Global Media Companies - We formed a Board of Advisors in 2004, whose primary role is to advise us on the development of relationships with global media companies. Our Board of Advisors is comprised of leading current and past executives from media production and distribution companies.

The Board of Advisors

Herman Rush - Former Chairman and Chief Executive Officer of Coca-Cola Telecommunications, former Chief Executive Officer of Columbia Picture Television Group, Executive Producer of the Montel Williams Show for seven years. Mr. Rush is a past Governor of the Board of Governors of the Television Academy of Arts and Sciences.

Joseph Indelli - Former President of MTM (Mary Tyler More) Television Distribution Group, former President of Columbia Pictures TV Distribution, and former Senior Vice President of Metromedia Producers Corp.

Peter Sealey - Founder and Chief Executive Officer of Los Altos Group. Mr. Sealey spent 21 years at The Coca-Cola Company holding a variety of key positions including Chief Marketing Officer. Mr. Sealey has served as a management consultant to leading firms including Sony New Technologies, Anheuser-Busch, Visa U.S.A., UPS, Johnson & Johnson, Hewlett-Packard, Eastman Kodak and Nokia.

James Rosenfield - Owner/President of JHR & Associates. Mr. Rosenfeld is the former Managing Director at Veronis Suhler & Associates Investment Bankers, past Chairman and Chief Executive Officer of John Blair Communications, and has held various senior management positions at CBS.

Frederick Pierce - Former President of the American Broadcasting Companies including the acquisition, operation and creation of ESPN, Lifetime and Arts & Entertainment Networks. Mr. Pierce also served as President of ABC Television and Executive Vice President and President of ABC, Inc. He has also served on the board of directors of Capital Cities/ABC Inc.

Robert L. Friedman - Former President of AMC Theatres Entertainment International. Prior to AMC, Mr. Friedman was President of Columbia Pictures Distribution and was also associated for 20 years in various executive positions at United Artists Corporation, including Executive Vice President of Distribution and Marketing.

James D. Tate - Mr. Tate is a well known business and civic leader in South Florida and is Co-owner and CEO of Bongo Apparel and TKO Apparel, Co-owner of Tate Realty and Co-owner and President of Tate Development Corp. He has served on numerous boards both past and present and has received numerous prestigious business and civic awards.

Robert Rubin - Mr. Rubin is CEO of Topp Group, Inc., a holding company that has created several wireless telecommunications businesses. Mr. Rubin is also a managing partner of Apex Capital Corp. Mr. Rubin is the former President and founder of Litestream Technologies, a joint venture between Rubin and TECO Energy, former President of Strategic Technologies, a subsidiary of Lennar Corp., both NYSE companies, and former President and member of the Board of Directors of Peoples Telephone Company. Mr. Rubin is also a CPA and an attorney having specialized in M&A and securities transactions.

Our Business Strategy

Our overall goal is to capitalize on the ever increasing demand by consumers for personalized and interactive entertainment in the mobile technology industry. In connection with this goal, the Company provides its clients with high-quality, interactive media solutions to mobilize their content. The initial target market includes media and entertainment companies, consumer and retail brands, portals and user oriented communities.

Key Initiatives
In order to be successful with our business strategy, we are focusing on the following key initiatives:

Increase Sales of our Products - We believe that improvement in the following areas will facilitate increased sales of our products: 1) Implementation of diverse and effective distribution programs; 2) Increasing our marketing resources and 3) Continuing to develop exciting new media solutions.

Technology Leadership - We believe that technological leadership will play an important role in our ability to introduce services that are customer-friendly at a reduced cost. We intend to continue developing our core technology, with particular interest in new media services that combine TV, radio and other media with user-friendly personalization and interactivity.

Expand the Number of Compatible Handsets - Our products and services are compatible with Microsoft Windows Mobile O/S, Symbian O/S, J2ME and Palm wireless handsets, representing about 30 % of the U.S. market and all Windows O/S PDA devices, which comprise about 85% of all PDA handsets. We intend to expand our market opportunity by expanding the compatibility of our products and services with additional handset types and operating systems.

Competition

The mobile entertainment industry is early in its development cycle, with each competitor offering distinctive services and distinctive business models. Our competition includes companies that offer video, audio, interactive programming, telephony, data and other entertainment services, including cable television, wireless companies, Direct-to-Home (DTH) companies, Regional Bell Operating Companies (RBOCs) and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. However we believe that the quality and variety of video, audio, interactive programming, access to service, customer service and price are the key elements for gaining and maintaining market share.

Wireless Carriers - We face substantial competition in the mobile video industry from cellular telephone companies. Most cellular carriers have a large, established customer base, and many have significant investments in companies that provide programming content. It is unclear whether a carrier developed and deployed product will be a long-term player in this market, or whether the carrier will co-brand and adopt the services of a content aggregator who provides a high value-added service and delivery infrastructure.

Content Aggregators - We encounter competition in the mobile video industry from third-party content aggregators. These content aggregators perform services similar to us. However, such companies presently do not deliver the high-quality video image that we do on 2.5g cellular networks.

Governmental Regulation

At this time, delivery of our service is not subject to any governmental regulation. In the future, we may be subject to U.S. government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies, state and local authorities and the International Telecommunications Union (ITU), a specialized agency of the United Nations within which governments and the private sector coordinate global telecommunications networks and services. Depending upon the circumstances, noncompliance with any future legislation or regulations promulgated by these entities could result in the suspension or revocation of licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

Employees

We presently have 21 full time employees. We believe that our employee relations are good. None of our employees is represented by labor unions.

Segment Reporting

The Company has been operated and evaluated by management as a single operations segment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 131 - “Disclosures about Segments of an Enterprise and Related Information.”

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations. There are no material backlogs in our business.

Description of Property

We currently sub-lease approximately 25,000 square feet of office space at 3505 Koger Boulevard, Suite 400, Duluth, GA 30096. The office space currently serves as our corporate headquarters located in Duluth, Georgia. We pay rent of approximately $23,000 per month on a two year sub-lease which was entered into in May 2005.

Legal Proceedings

From time-to-time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and if the amount of the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our Chief Executive Officer and director, Richard E. Bennett, Jr. and our securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court’s entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett. We intend to vigorously defend any further actions taken by Mr. Hamouth in this matter.

On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgment for us in the amount of $172,342.32.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems, Ltd. Certain issues arose regarding the terms of the agreement and the parties mutually agreed to terminate the contract. The parties have been engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement, which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and directors. At September 30, 2006, there are no related accrued contingency losses.

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. On or about December 13, 2006, SVEL filed its Statement of Claim with the American Arbitration Association. The Company filed its response to the Statement of Claim on or about January 22, 2007. We intend to defend against the claim vigorously, although there can be no assurances that we will be successful.

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,614.80 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amount of $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to makes such payments, ProNetworkTV, Inc. alleges that late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a Motion to Dismiss with the Court. On May 8, 2006, the Company’s Motion to Dismiss was granted. On September 11, 2006, ProNetworkTV, Inc. filed a Complaint against the Company and OVT, Inc. in the Superior Court of Gwinnett County, State of Georgia (Civil Action Number 06A-08430-5) seeking recovery of the same late fees referenced above, but this time in the amount of $105,261.54, which is alleged to be owed pursuant to the same Promissory Note referenced above. Further, the Complaint seeks a declaratory judgment that ProNetworkTV, Inc. is the owner of certain technology belonging to the Company, which is the subject of a services agreement between the parties. The Complaint also alleges that ProNetworkTV, Inc. is entitled to monetary damages arising out of the Company’s alleged breach of the services agreement. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have had as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was the subject of this lawsuit. After reaching the September 15, 2006 agreement referenced above, ProNetworkTV, Inc. took the position that a “final” agreement had not, in fact, been reached. Currently, the parties are proceeding as they were prior to reaching the September 15, 2006 settlement agreement. The Company intends to defend against the claims vigorously, although there can be no assurances that the Company will be successful.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.’s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The Complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. On October 5, 2006, the Company filed a Motion to Compel Arbitration. A hearing on the Motion took place on December 27, 2006 and at the hearing the Court ordered the case to arbitration. The parties agreed to mediate the case prior to commencing arbitration proceedings. On January 12, 2007, the mediation took place, but the parties were unable to come to a successful resolution of the matter. As such, the parties will now proceed to arbitration. The Company intends to vigorously defend against Mantra Films, Inc.'s claims, although there can be no assurances that the Company will be successful.

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John’s County, Florida against the Company. Mr. Hendricks is claiming damages in excess of $600,000 relating to lost wages and unreimbursed business expenses. In addition, he is claiming the Company failed to issue 500,000 non-qualified stock options, to which he alleges he is entitled. Mr. Hendrick’s main claims are that the he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order that the parties shall proceed to mediation on or before October 31, 2006. The parties began the mediation process on August 29, 2006. To-date, efforts at resolving this matter through mediation have been unsuccessful, and the case is set for trial in March of 2007. The Company intends to vigorously defend against Mr. Hendrick's claims, although there can be no assurances that the Company will be successful.

On February 1, 2006 Jenkins & Gilchrest, LLP (“J&G”) filed suit against the Company in the United States District Court, Central District of California, Los Angeles Division (Case No: CV06-0620) alleging breach of contract as a result of the Company’s alleged failure to pay fees and costs for professional services in the amount of $115,345.12. The Company failed to file a timely answer to the Complaint and therefore J&G filed a Motion for Default Judgment in the amount of $131,901.69, plus costs, with the Court. The Motion for Default Judgment was granted on March 22, 2006. On August 14, 2006, the Company entered into a settlement agreement with J&G, pursuant to which the Company has agreed to pay J&G $95,000 in exchange for a release of all claims by J&G. As of October 11, 2006, the Company has paid J&G the $95,000 due pursuant to the settlement agreement.

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company’s breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company’s actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company’s common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”) filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares. The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages. On October 2, 2006, the Company filed a Motion to Transfer for Improper Venue. The Motion was granted by the Court on November 13, 2006. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On or about October 20, 2006, Hamouth Family Trust (“Hamouth”) filed a Complaint against the Company in the Court of Chancery of the State of Delaware, in which Hamouth seeks declaratory and injunctive relief, as well as damages in an unspecified amount, related to the Company’s alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by Hamouth. The Company has now filed an Answer to the Complaint and the discovery period has commenced. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On November 13, 2006, James A. Jones filed a Complaint in the U.S. District Court for the Northern District of Georgia against the Company and Richard E. Bennett, Jr., the Company’s former President and Chief Executive Officer. Mr. Jones alleges a violation of Section 806 of the Corporate Criminal and Fraud Accountability Act of 2002, 18 U.S.C. § 1514 et. seq. (“Sarbanes Oxley”), and is seeking compensatory damages, back pay and reimbursement for lost wages, pension, insurance, and other employment benefits, front pay and reimbursement for lost wages, pension, insurance, and other employment benefits, and attorneys fees. Mr. Jones claims that he was unlawfully terminated in retaliation for investigating and opposing allegedly improper conduct by the Company and Mr. Bennett. The Company and Mr. Bennett filed their Answers to the Complaint on December 21, 2006. The discovery period has commenced. The Company and Mr. Bennett intend to vigorously defend against Mr. Jones’ claim, although there can be no assurances that the Company and Mr. Bennett will be successful.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

SELECTED FINANCIAL DATA

The selected historical financial information presented below is derived from our audited consolidated financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. The selected quarterly financial information was derived from our unaudited consolidated financial statements for the periods ended March 31, June 30 and September 30, for the years 2004, 2005 and 2006, respectively.

The unaudited financial statements include all adjustments including normal recurring adjustments, that management considers necessary to fairly present the Company’s financial position and results of operations. Operating results for the three months period ended March 31, 2006 are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 2006.

The acquisition of all of the outstanding capital stock of OVT, Inc. on November 26, 2002, was treated for accounting purposes as a reverse acquisition, and the transaction has been accounted for as a recapitalization. We accounted for the acquisition using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entity are reflected as our historical financial statements.

The data set forth below should be read in conjunction with the financial statements and accompanying notes incorporated by reference.

Selected Historical Financial Data

	For the Years Ended
	December 31,
	2001	2002	2003	2004	2005
Income Statement Data:
Total revenue	$—	$2,750	$63,451	$118,733	$197,257
Total operating expenses	434,738	611,386	3,242,754	6,839,685	19,021,511
Loss from operations	(434,738)	(689,476)	(3,179,303)	(6,720,952)	(18,824,254)
Net loss	(444,639)	(689,476)	(3,859,141)	(6,792,930)	(19,740,274)
Loss per share	(0.16)	(0.17)	(0.51)	(0.35)	(0.76)

Weighted average common shares used to compute net loss per share	2,280,547	4,127,243	7,540,849	19,208,345	26,093,554

Other Financial Data:
Net cash used in operating activities	(250,616)	(184,850)	(1,530,148)	(2,566,031)	(5,351,783)
Net cash used in investing activities	31,749	—	(102,981)	(189,191)	(764,479)
Net cash provided by financing activities	222,162	177,838	1,925,385	2,844,816	11,521,236

Balance Sheet Data:
Total Assets	$29,484	$1,335,242	$452,309	$719,551	$11,920,674

Selected Quarterly Financial Data (Unaudited)

	Nine Months Ended September 30,
	2006	2005
Total revenue	$476,700	$121,740
Loss from operations	(13,957,191)	(10,460,918)
Net loss	$(13,744,995)	$(10,656,339)
Loss per share	(.36)	(.42)

Weighted average common shares used to compute loss per share	37,959,443	25,632,388

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of our results of operations and financial condition as of and for the nine months ended September 30, 2006 and 2005 and for each of the years ended December 31, 2005, 2004 and 2003, respectively. The discussion should be read in conjunction with our condensed consolidated financial statements, audited consolidated financial statements and the notes related thereto which appear elsewhere in this report.

Overview

SmartVideo Technologies, Inc. (hereinafter sometimes referred to as “SmartVideo,” “uVuMobile™”,” the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002 and subsequently changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed RTSP and J2ME compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers seeking to capitalize on mobile technology opportunities. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

In January 2007, the Company announced its intent to seek stockholder approval to change the name of the company to uVumobile™, Inc. to better reflect the corporate brand and new products. More specifically, the Company is developing a new suite of products and platforms, which are expected to include backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business- to- business market. On January 9, 2007, the Company initiated this process by filing a preliminary consent solicitation statement with the SEC.

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company’s breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company’s actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company’s common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

Critical Accounting Policies and Estimates

The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how results and trends might change in the future. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our Board of Directors, and our Audit Committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis.”

The Company’s most critical accounting policies and estimates that may materially impact the Company’s results of operations include:

Revenue Recognition

The accounting related to revenue recognition in the digital media and multimedia broadcast industry is complex and affected by interpretations of the rules and an understanding of various industry practices, both of which are dynamic in nature and subject to change. As a result, revenue recognition accounting rules require us to make significant judgments.

We typically provide services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their preferential negotiated rates. Revenue is recognized as earned upon the delivery of service to our subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of our subscription-based customers access our programming through the purchase of a monthly, semi-annual, or daily subscription fee for our mobile entertainment services. Revenue from mobile advertising is recognized when the related services are performed. See Note 3(J) (Basis of Presentation and Significant Accounting Policies) to the Financial Statements included elsewhere in this report.

Accounting for Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R). See Note 3(I) (Basis of Presentation and Significant Accounting Policies) to the Financial Statements included elsewhere in this report.

Results of Operation

For The Nine Months Ended September 30, 2006 compared to Nine Months Ended September 30, 2005

Revenues

Revenues for the nine-month period ended September 30, 2006 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $355,000 for the nine months ended September 30, 2006 as compared to the same period in 2005. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct-to-the-consumer along with mobile advertising revenue of approximately $23,000.

Broadcast rights

Broadcast right expenses for the nine months ended September 30, 2006 were approximately $1,775,000 as compared to $1,286,000 for the same period in 2005. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $794,000 for the nine months ended September 30, 2006 as compared to the same period in 2005. As our industry and Company continues to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and rely less on the use of consultants for discrete projects.

Consulting and professional fees

Our consulting and professional fees increased by approximately $1,048,000 for the nine months ended September 30, 2006 as compared to the same period in 2005. This increase in consulting fees for the nine months ended September 30, 2006 is primarily attributable to the consulting agreement with Growth Consultants LLC.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $102,000 for the nine months ended September 30, 2006 when compared to 2005 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Settlement Expense

Settlement expense for the nine months ended September 30, 2006 and 2005 was $705,000 and $0, respectively.

Stock-based Compensation

For the nine months ended September 30, 2006, we have recorded approximately $3,833,000 as compared to $4,067,000 for the nine months ended September 30, 2005 in non-cash, stock-based compensation. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Depreciation

Depreciation expense for the nine months ended September 30, 2006 increased by approximately $218,000 when compared to the same period in 2005. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Interest Income( Expense)

Interest income for the nine months ended September 30, 2006 of $212,196 included a reversal of a previously recorded interest expense in the amount of $53,000. Interest expense for the nine months ended September 30, 2005 was $195,421. The decrease was attributed to the issuance of additional shares of common stock as additional consideration related to the rights of certain convertible debt holders in 2005.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. Our selling, general and administrative costs increased approximately $730,000 for the nine months ended September 30, 2006 when compared to the same period in 2005. This increase is attributable to additional staffing, call center costs, and SEC report filing costs.

Liquidity and Capital Resources and Going Concern

We have incurred recurring losses and negative cash flows since inception. As of and for the nine months ended September 30, 2006, we had an accumulated deficit of $53,698,751, a consolidated net loss of $13,744,995 and consolidated net cash flows used in operations of $7,894,368. As a result, our operations are not an adequate source of cash to fund future operations and these matters raise substantial doubt about our ability to continue as a going concern. To fund our cash requirements, we have relied on private placements of equity and loans from shareholders and other related entities. Although we closed on a $9.0 million equity financing on July 17, 2006, our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Cash flows generated from operating activities during the nine months ended September 30, 2006 were not sufficient to offset our operating expenditures. Notwithstanding, certain forward-looking statements made during the Company’s last annual meeting of shareholders and set forth in a Company press release, based on the current information available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our most recent financing, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Contractual Obligations and Commercial Commitments

See Note 4 (Broadcast Rights) and Note 6 (Office Lease) included elsewhere in this report. There have been no material changes in contractual obligations and commercial commitments subsequent to December 31, 2005.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $80,000 from $118,733 in 2004 to $197,257 in 2005. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct-to-the-consumer.

Broadcast Rights

Broadcast rights for the year ended December 31, 2005 are approximately $2,001,000 as compared to $0 for the same period in 2004. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs including amortization of $1,740,552 associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and Benefits

Our compensation and benefits expenses increased by approximately $720,000 for the year ended December 31, 2005, as compared to the same period in 2004. As our industry and company continue to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and relying less on the use of consultants for discrete projects.

Consulting Fees

Our consulting fees have decreased by approximately $596,000 for the year ended December 31, 2005, when compared to 2004. We have been experiencing a decrease in consulting fees primarily due to our ability to fill key positions with full-time employees instead of continuing to utilize outside consultants.

Professional Fees

Our professional fees increased approximately $1,213,000 for the year ended December 31, 2005, when compared to the same period in 2004. This increase is primarily attributable to additional professional fees incurred that were associated with our recent financing, the preparation of our registration statement related to the financing, litigation associated with the arbitration with Mr. Richard Seifert and KC Adventures, Inc., and litigation associated with the contentious proxy solicitation.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $415,000 for the year ended December 31, 2005, when compared to 2004 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Depreciation

Depreciation expense for the twelve months ended December 31, 2005 increased by approximately $231,000 when compared to the same period in 2004. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Settlement Expense

Our settlement expense increased by approximately $5,541,000, primarily as a result of the settlement on January 30, 2006, of a dispute relating to an advisory agreement with one of the Company’s consultants and also for the accrual of other loss contingencies. As a result of the settlement and other accruals, the Company has recorded a liability in the approximate amount of $5,541,000 as of December 31, 2005.

Non-Cash, Stock-Based Compensation

For the twelve months ended December 31, 2005, we have recorded approximately $4,326,000 as compared to $3,119,000 in 2004 in non-cash, stock-based compensation expense related to the issuance of these warrants reflecting the conclusion of the arrangements. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. The increase in selling, general and administrative expenses in 2005 of approximately $1,449,000 when compared to 2004 is primarily due to costs associated with our participation in numerous trade shows and the extra costs attributable to our decision to develop a prominent presence in each of these events. Our focus is to create a presence in each of these events designed to extend and enhance the awareness of our brand, products and services to potential partners, distributors, and content owners. We have also incurred additional travel related and marketing costs associated with specialized consultants we have hired to assist us in this process.

Interest Expense

Interest expense for the twelve months ended December 31, 2005, was $930,000 as compared with $72,000 in 2004. Of this amount, $712,000 was attributable to the non-cash benefit conversion feature attributed to the issuance of warrants that were issued as additional consideration related to the convertible debt holders.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

Revenues

Revenues consist typically of license fees from volume-based usage arrangements of our digital media and multimedia broadcast products and services, and under certain circumstances, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their negotiated rates. From time-to-time, we will lease hardware to our customers enabling them to facilitate a live broadcast. In certain situations, we may sell hardware to our resellers under the terms of our agreements with them. Our revenues increased by 87% from $63,451 in 2003 to $118,733 in 2004. The increase in revenues for the year ended December 31, 2004 of approximately $55,000 when compared to the same period in 2003 is primarily due to increases in the minutes viewed of digital media, special broadcast presentations and multimedia broadcasts and a pilot program developed for a prospective customer. The majority of our increase came from new customers that are not related parties.

Compensation and Benefits

Our compensation and benefits expenses increased by approximately $519,000 for the year ended December 31, 2004, as compared to the same period in 2003. This increase from $515,850 in 2003 to $1,034,951 in 2004 is attributable to our continuing efforts to fill key positions that will enable us to leverage our future prospects and growth.

Consulting Fees

Our consulting fees increased by approximately $315,000 for the year ended December 31, 2004, as compared to the same period in 2003. This increase from $641,752 in 2003 to $956,613 in 2004 is primarily attributable to specialized consulting services on new projects and expanded operational services on an ad hoc basis.

Professional Fees

Professional fees primarily include legal and audit related fees. The increase in professional fees of approximately $168,000 is primarily due to legal fees, incurred in connection with matters related to being a publicly-traded company, litigation, and costs related to content acquisition including negotiations and contract preparation or review.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $52,000 for the year ended December 31, 2004, when compared to 2003 is due to the moving of our hosting services from our facility to a third-party data center and additional variable costs associated with an increased volume of viewer minutes.

Selling, General and Administrative

Sales, general and administrative expenses consist primarily of trade shows, travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, increased expenses associated with the expansion of our staff and other general and administrative expenses. The increase in selling, general and administrative expenses in 2004 of approximately $710,000 when compared to 2003 is primarily due to participation in multiple trade shows to showcase our cellular and wireless products to carriers and content providers/distributors, increased focus on marketing efforts, and the higher travel expenses associated with these increased marketing efforts for our products and services.

Non-Cash, Stock-Based Compensation

Non-cash, stock-based compensation consist of the fair value of vested and exercisable stock options and warrants issued to non-statutory employees and others on the conversion of debt to equity. In accordance with SFAS 123, we have computed the fair value of these options and warrants issued during the year ended December 31, 2004.

Amortization of Deferred Compensation

Amortization of deferred compensation consist of expenses associated with the issuance of shares to a former advisor prior to our November 2002 merger for services to be provided to us over a 24-month term ending in November 2004. We terminated this agreement in September 2003. For the year ended December 31, 2003, the entire amount of deferred compensation of $1,316,250 is from the amortization of these costs.

Interest Expense

Interest expense for the year ended December 31, 2004, consists of interest expense associated with various outstanding notes payable and represents an approximately $608,000 decrease in interest expense when compared to the same period in 2003. This decrease is primarily due to the holders of our convertible debt instruments exercising the right to convert the debt into equity. During the quarterly period ended March 31, 2003, we issued convertible promissory notes which resulted in our recognition of a beneficial conversion feature of $308,000 related to their issuance that was recognized as additional interest expense. No such issuances of convertible promissory notes occurred during the year ended December 31, 2004. Based on a review of the computation of the carrying value of our note payable to an entity owned by the spouse of a shareholder, a miscalculation regarding the accrued interest due on the note was discovered in the amount of approximately $37,900 in our favor. The adjustment for the correction of this miscalculation was taken prospectively during the quarterly period ended September 30, 2004. The principal and accrued interest on our two largest notes payable were paid in full as of December 31, 2004. We have received notice of additional late charges in the amount of $53,311 associated with the note payable to a related party. These late charges may be due but are in dispute as of December 31, 2004.

Liquidity and Capital Resources

We have incurred recurring losses and negative cash flows since inception. As of and for the nine months ended September 30, 2006, we had an accumulated deficit of $53,698,751, a consolidated net loss of $13,744,995 and consolidated net cash flows used in operations of $7,894,368. As a result, our operations are not an adequate source of cash to fund future operations and these matters raise substantial doubt about our ability to continue as a going concern. To fund our cash requirements, we have relied on private placements of equity and loans from shareholders and other related entities. Although we closed on a $9.0 million equity financing on July 17, 2006, our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Cash flows generated from operating activities during the nine months ended September 30, 2006 were not sufficient to offset our operating expenditures. Based on the current information available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our most recent financing, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurances that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Cash flows generated from operating activities during the nine months ended September 30, 2006 were not sufficient to offset our operating expenditures. Notwithstanding, certain forward-looking statements made during the Company’s last annual meeting of shareholders and set forth in a Company press release, based on the current information available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our most recent financing, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Contractual Obligations and Commercial Commitments

		For the Years Ended December 31, 2006-2010
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Operating lease Obligations	$463,330	$277,998	$185,332	$—	$—
Broadcast Rights	5,670,076	2,283,500	3,350,111	36,465	—
Total	$6,133,406	$2,561,498	$3,535,443	$36,465	$—

Quantitative and Qualitative Discussions About Market Risk

We do not believe that inflation or foreign currency fluctuations significantly affected our financial position and results of operations as of and for the fiscal year ended December 31, 2006. In addition, we are not a party to any material market risk sensitive instruments.

EXECUTIVE COMPENSATION

Director Compensation Table

The following table provides the compensation information for the one year period ended December 31, 2006 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Glenn Singer (a)	$16,000.00	N/A	$331,772.40	N/A	N/A	N/A	$347,772.40

John E. Abdo (b)	$ 5,000.00	N/A	$110,958.82	N/A	N/A	N/A	$115,958.82

Michael Criden(c)	$14,500.00	N/A	$297,481.89	N/A	N/A	N/A	$311,981.89

David Oros(d)	$ 1,500.00	N/A	$ 15,835.61	N/A	N/A	N/A	$ 17,335.61

Justin A. Stanley(e)	$16,000.00	N/A	$182,125.81	N/A	N/A	N/A	$198,125.81

(1)
Board members receive $1500.00 for attendance in person at Board meetings and $500.00 for telephonic Board meetings.
New Directors receive an initial grant of 250,000 options upon joining the Board. Board members receive a grant of 25,000 options annually for each Committee upon which they serve. The Chairman of each Committee receives an additional grant of 10,000 options annually. The Chairman of the Board receives an additional 25,000 options annually.

(2)
Mr. Singer received cash payments for Board meeting attendance. For serving as Chairman of the Board he was given 25,000 additional stock options. In addition, he received 75,000 stock options for membership on the Audit, Compensation and Nominating Committees. He also served as Chair of the Audit Committee for 2006 and received 10,000 stock options for this. In all cases, the exercise price was based on the closing price on the date of the grant. All options vest quarterly in one year.

(b)
Mr. Abdo joined the Board in August 2006. He received cash payments based on Board meeting attendance. He also received a grant of 250,000 stock options for joining the Board of Directors. Further, Mr. Abdo received 10,000 options for serving as Chair of the Compensation Committee for part of 2006. All stock options vest quarterly over one year and the exercise price is based on the closing price on the date of the grant.

(c)
Mr. Criden received cash payments based on Board meeting attendance. He received a grant of 75,000 stock options for membership on the Audit, Compensation, and Nominating Committees. He received an additional grant of 10,000 stock options for serving as Chair of the Nominating Committee. All stock options vest quarterly over one year and the exercise price is based on the closing price on the date of the grant.

(d)
Mr. Oros joined the Board in November 2006. He received cash compensation for Board meeting attendance. In addition, Mr. Oros received 250,000 stock options for joining the Board of Directors. The options vest quarterly over a year and the exercise price is based on the closing price on the date of grant.

(e)
Mr. Stanly received cash payments for Board meeting attendance. He was granted 75,000 stock options for membership on the Audit, Compensation, and Nominating Committees. As Chair of the Compensation Committee for part of 2006, Mr. Stanley received an additional grant of 10,000 stock options. The options vest quarterly over one year and the exercise price is based on the closing price on the date of grant.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our Executive Officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation process and policy is overseen by the Compensation Committee of the Board of Directors as more fully discussed below.

Components of Compensation

The Company compensates its executives through a mix of base salary, bonus, and equity compensation designed to be competitive with comparable employers and to align management incentives with the long term interests of the Company and its stockholders.

To assist the Company in establishing “targeted overall compensation” - i.e., the aggregate level of compensation for the executive resulting from the combination of base salary, bonus, and equity compensation, the Company annually looks at data for comparable executives within three industries - cable, telecommunications, and media, which are industries we believe are involved in comparable businesses and facing similar challenges as us.  We also look at national and local area compensation. This is important because we strive to be competitive with other employers and, at the executive level, we recruit from a national pool of candidates. Local information is useful in determining, among other things, “cost of living” information for purposes of setting appropriate compensation. The data we utilize comes from an on-line source (Salary.com). In addition, in order to be competitive with other employers, in 2006, we engaged an outside firm (Flex HR) to provide us with data for compensation ranges based on the position of the executive and the size of the company.

Other key factors considered by the Company in establishing targeted overall compensation for executives are the overall performance of the Company during the period the executive has held the position as well as the anticipated level of difficulty in replacing the executive with someone of comparable experience and skill.

Compensation Process and Objectives

Currently, the structure of certain executives’ compensation is set pursuant to employment agreements negotiated and agreed upon between the executive and the Company. The Company views the employment agreements as a valuable retention tool, and believes the terms of all such agreements reflect the value of the executive’s services to the Company. The following Named Executive Officers have employment agreements: David Ross, President and Interim Chief Executive Officer; Tony Novia, Senior Vice President of Content; Scott Hughes, Chief Technology Officer and Tom Parrish, Senior Vice President of Business Operations. Richard Bennett, the former Chief Executive Officer, also had an employment agreement.

Base salaries for executives and lower levels of management are reviewed annually for potential adjustment based on the executives’ or managers’ performance, and taking into account the overall performance of the Company. As discussed more fully below, executives’ and managers’ performances are also reviewed at year-end with a view towards determining whether any form of bonus is warranted. Given the Company’s “start-up” status and current cash position, the Compensation Committee has been given the flexibility to use stock options in lieu of cash as a tool for compensating the Company’s executives and managers.

Incentive compensation (in the form of stock options and/or cash) for the Company’s executives is designed to reward company-wide performance through tying awards to EBITDA and revenue growth. Specific individual performance goals are also set during the first quarter of the calendar year by the President and Chief Executive Officer and/or the Compensation Committee for the executives (with the exception of the President and Chief Executive Officer - his goals are set by the Compensation Committee) and approved by the Compensation Committee and/or the Board. As noted above, certain of our executives have individually negotiated employment agreements, which provide for a cash bonus based on performance criteria to be set by the President and Chief Executive Officer and/or Board of Directors. At lower levels of management, we design the incentive compensation to reward the achievement of specific individual performance goals, although company-wide performance is also a factor.

Allocation among Components

Pursuant to our overall compensation strategy, the mix of base salary, bonus, and equity compensation ranges set for overall compensation are as follows:

	Salary	Bonus	Equity

President and Chief Executive Officer	20 - 30%	0 - 15%	80 - 95%
Company Executives	30 - 70%	0 - 15%	30 - 70%

Base Salaries

We believe it is both standard and appropriate to provide our executives with a level of assured cash compensation in the form of base salary. For the President and Chief Executive Officer, the Compensation Committee concluded, based on the factors discussed above under the “Components of Compensation” and “Compensation Process and Objectives” sections that for fiscal year 2006, a base salary range of $200,000 - $300,000 was appropriate. Beginning September 2006 the President and Chief Executive Officer’s salary was set at $275,000.

A similar analysis for our other executive base salaries was performed. The Company’s goal is to keep salaries at 80% of the median for similar positions in our industry (as described in the “Components of Compensation” section). Furthermore as discussed above under the “Compensation Process and Objectives” section, adjustments are made during annual reviews to ensure our executives are, at a minimum, at that level.

Bonuses

For 2006, neither the President and Chief Executive Officer nor any other executive received any type of cash performance based bonus. Pursuant to a provision in his employment agreement, the Company did pay the Senior Vice President of Content a signing bonus of $25,000.

In the first quarter of 2007, the Compensation Committee will set bonus criteria (including individual performance goals and financial criteria in the form of a gross revenue target) for the President and Chief Executive Officer pursuant to which they may award the President and Chief Executive Officer a bonus payable in the form of equity with a value within the range set forth above under the “Allocation Among Components” section. The Compensation Committee has made a determination that no cash bonus shall be payable to the President and Chief Executive Officer until such time as the Company achieves positive cash flow.

In December of 2007, the Compensation Committee shall determine whether any bonus shall be awarded to the President and Chief Executive Officer. The Compensation Committee has reserved the authority to award a bonus to the President and Chief Executive Officer based on individual effort and for retention purposes even if established criteria is not achieved.

With regard to the Company’s other executives, in the first quarter of 2007 the President and Chief Executive Officer will recommend to the Compensation Committee and/or the Board bonus criteria (including individual performance goals and financial criteria in the form of a gross revenue target) for review and approval. Any bonus awarded will be within the range set forth in the “Allocation Among Components” section above. The Board has, however, made a determination that, with the exception of those individuals with employment contracts requiring payments of any earned bonuses in cash, no cash bonus shall be payable to any executive until such time as the Company achieves positive cash flow.

In December of 2007, the President and Chief Executive Officer will make recommendations to the Committee and/or the Board regarding the award of bonuses to executives. The Committee and/or the Board shall then review such recommendations and determine whether any such bonuses shall be awarded to the executives.  The Compensation Committee and Board have reserved the authority to award bonuses to the executives based on individual effort and for retention purposes even if established criteria are not achieved.

With regard to payouts for any cash bonus awarded in 2007, the range will be from 50% of base salary to 125% of base salary.

Any cash bonus payout will be determined as follows:

▪	If 85% of the goal is achieved, the bonus calculation is 50% of the target payout amount.
▪	If 100% of the goal is achieved, the bonus calculation is 100% of the target payout amount.
▪	If 150% of the goal is achieved, the bonus calculation is 125% of the target payout amount.

Equity Compensation

We are a “growth” company at this time so the primary form of equity compensation that the Company utilizes is Incentive Stock Options (“stock options”). The stock options are valued according to the Statement of Financial Accounting Standards No. 123(R).

In October 2006, the Compensation Committee approved and implemented the 2006 Executive Stock Option Incentive Plan which is overseen by the Compensation Committee. The primary purpose of this program is to provide equity incentives to the President and Chief Executive Officer and other executives to achieve certain quarterly goals deemed to be important to the continued success of the Company. Beginning in the first quarter of 2007, the quarterly goals for the executives are set by the President and Chief Executive Officer and presented to the Compensation Committee for review and approval. The President and Chief Executive Officer's quarterly goals are set by the Compensation Committee.

At the end of each quarter, the President and Chief Executive Officer will make a recommendation to the Compensation Committee regarding whether to award any of the available pool of 500,000 options to executives (other than himself). The Compensation Committee makes the final determination regarding any such awards to executives or the President and Chief Executive Officer.

The exercise price for any options awarded under this program is set at the closing price of the stock on the date the Compensation Committee grants the options.

For fiscal year 2006, the President and Chief Executive Officer’s stock option grants constituted 80 to 90 % of his overall compensation. Other Company executives received grants that constituted 30 to 70 % of their overall compensation based on their contribution to the Company.

For 2007, equity compensation including, but not limited to, any compensation granted pursuant to the Executive Stock Option Incentive Plan, will be based on the Company’s performance. The measurements will be based on the Company’s performance as measured by EBITDA and Revenue Growth.

When determining the option grant amount, 75% of the grant will be based on Company performance and 25% will be based on the individual cntribution to the company's performance.

Accounting and Tax Considerations

The Company’s overall compensation policy is structured to comply with IRS Code Section 162m. In addition, the stock options are valued according to the Statement of Financial Accounting Standards No. 123(R).

Board Process

The Board annually appoints independent Directors to serve as members of the Company’s Compensation Committee. Each such member serves until his successor is duly elected and qualified or until the member resigns or is removed. A member of the Committee may be removed, with or without cause, by a majority vote of the Board.

The 2007 Compensation Committee members are as follows: John E. Abdo (Chairman), Michael Criden, Glenn Singer and Justin Stanley, Jr. The members of the Committee meet approximately 12 times a year.

In general, the duties of the Company’s Compensation Committee include, but are not limited to the following:

1.	Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers.

2.
Review and evaluate the performance of the Chief Executive Officer and other executive officers and other key employees of the Company in light of the goals and objectives of the Company, and either as a committee or together with the other independent directors (as directed by the Board) determine and approve their annual compensation packages, including base salaries, cash bonuses, stock options and other stock-based incentives, based on these evaluations.

4.	Monitor the effectiveness of benefit plan offerings and approve changes where appropriate.

5.
Review and approve, or recommend to the full Board, non-Chief Executive Officer compensation, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate.

6.	Supervise and oversee the administration of the Company’s incentive compensation programs.

7.	Review management proposals to (i) designate employees for incentive compensation programs; and (ii) approve new benefit plans.

8.
Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to those matters that are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to those recommendations that the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairman of the Committee or any other member of the Committee designated by the Committee to make such report.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards	Option Awards(3)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value	All Other Compen- sation	Total

David Ross Interim CEO & President(4)	2006	$179,237.00	$ -	N/A	$835,578.18	N/A	N/A	N/A	$1,014,815.18

Richard Bennett CEO(5)	2006	$ 94,793.00	$ -	N/A	$ -	N/A	N/A	N/A	$ 94.793.00

William Loughman CFO(6)	2006	$171,839.00	$ -	N/A	$116,592.32	N/A	N/A	N/A	$ 288,431.32

Scott Hughes CTO(7)	2006	$143,750.00	$ -	N/A	$921,518.15	N/A	N/A	N/A	$1,065,268.15

Tony Novia SVP Content(8)	2006	$ 77,575.00	$ 25,000	N/A	$ 93,607.82	N/A	N/A	N/A	$ 196,182.82

Tom Parrish SVP Bus. Development(9)	2006	$ 78,472.00	$ -	N/A	$ 77,093.86	N/A	N/A	N/A	$ 155,565.86

(1)	Mr. Ross, Mr. Loughman, Mr. Novia, and Mr. Parrish all joined the Company at different times in 2006. Therefore, the salaries reflected here are pro-rated for the year.

(2)	Mr. Novia received a Signing Bonus per his Employment Agreement.

(3)	Detail of Option Awards is provided in the Grants of Plan Table below.

(4)
Mr. Ross was named Interim CEO in Sept. 2006. Based on his new duties and responsibilities, Mr. Ross was given a raise in the amount of $75,000, which brought his annual salary to $275,000. Mr. Ross received a grant of 1,000,000 stock options under his Employment Agreement. He received an additional grant of 150,000 stock options in July 2006 and another 150,000 stock options were granted based on the Executive Stock Option Incentive Plan in October 2006. In each case, the exercise price of the stock options is based on the closing price on the date of the grant.

(5)	Mr. Bennett resigned as CEO in August 2006.

(6)
Mr. Loughman receives a base salary of $240,000 annually less FICA under his Employment Agreement. Mr. Loughman received a grant of 80,000 stock options under his Employment Agreement as well as another 25,000 under the Executive Stock Option Incentive Plan. The exercise price of all of Mr. Loughman’s stock options is based on the closing price on the date of the grant.

(7)
Mr. Hughes received a salary increase in August 2006 to raise his salary form $130,000 (the amount in his Employment Agreement) to $160,000. In addition, Mr. Hughes was granted 30,000 stock options in October 2006 under the Executive Stock Option Incentive Plan. The exercise price of all stock options is based on the closing price on the date of the grant.

(8)
As noted above, Mr. Novia received a $25,000 Signing Bonus under the terms of his Employment Agreement. In addition, he receives an annual base salary of $160,000. Under Mr. Novia’s Employment Agreement, 250,000 stock options were granted. He also received an additional grant of 50,000 options in July 2006 and another grant of 100,000 stock options based on the Executive Stock Option Incentive Plan in October 2006. In each case, the exercise price of the options is based on the closing price on the date of the grant.

(9)
Mr. Parrish receives a base salary of $175,000 under the terms of his Employment Agreement. In addition, he received a grant of 250,000 stock options under his Employment Agreement. In October, a grant of 100,000 stock options was awarded based on the Executive Stock Option Incentive Plan. The exercise price of all stock options is based on the closing price on the date of the grant.

Non-Qualified Deferred Compensation

At this time the Company does not have a non-qualified deferred compensation plan.

Severance Benefits

The Company believes that it should provide reasonable severance benefits to executives under appropriate circumstances. In that regard, certain Company executives have severance benefits, the terms of which are set forth in their employment contracts negotiated and agreed upon between the executives and the Company. The Company views the severance benefits as a valuable retention tool and believes the terms of all such severance benefits reflect the value of the executive’s services to the Company.

In general, the employment contracts provide that the severance benefits for termination by the Company without Cause (in general “Cause” is defined as conviction of a crime, stealing from the Company, violation of the Non-Compete/Non-Disclosure agreement, failure to perform job duties as directed by the board, or gross negligence) or by the employee with Good Reason (in general “Good Reason” is defined as a required relocation, position change, change in responsibilities or decrease in compensation) are to be paid including earned but unpaid salary and expenses, continued provision of benefits during the severance period, and a pro rated bonus payment. As is described in more detail under “Key Employees” and “Employment Agreements” below, certain of the employment contracts also require the Company to pay the employee’s salary past the date he or she is terminated by the Company without Cause or by the employee for Good Reason. In addition, unvested stock options will vest immediately if he or she is terminated by the Company without Cause or by the employee for Good Reason.

Further, in general, the employment contracts provide that the executive will not receive any severance benefits if the individual is terminated by the Company for Cause as defined above or if the executive terminates his or her employment without Good Reason (as defined above). Rather, the executive would generally only be entitled to earned but unpaid salary and expenses, and vested stock options.

Severance Benefits Table 1

Name	Lump Sum Severance Payment	Continuation of Insurance Benefit	Accelerated Vesting of Stock Options

David Ross	$343,740.00	$17,187.24	$1,201,316.82

Scott Hughes	$226,667.00	$9,744	$ 612,291.10

Tony Novia	$255,000.00	$22,086.00	$ 317,617.18

Tom Parrish	$292,083.00	- 0 -	$ 284,396.14

1. The amounts relate to termination without Cause, by the executive with Good Reason, or due to a Change in Control.

Change in Control

In the event of a Change in Control (as defined in each employment contract) any unvested stock options will immediately vest. Per some employment contracts, certain executives will also receive base salary for a stated period of time (generally one year or less).
			Grants of Option-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards(1):	All Other Option Awards:
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Options Awards

David Ross	2/28/2006	-	-	-	-	-	-	-	1,000,000	$2.10	$1,795,170.00
Interim CEO (a)	7/6/2006	-	-	-	-	-	-	-	150,000	$1.40	$150,480.00
	10/3/2006	-	-	-	-	-	-	-	150,000	$1.31	$139,185.00

William Loughman	3/20/2006	-	-	-	-	-	-	-	80,000	$1.95	$113,768.00
CFO (b)	10/3/2006	-	-	-	-	-	-	-	25,000	$1.31	$23,197.50

Tony Novia	6/23/2006	-	-	-	-	-	-	-	250,000	$1.48	$268,275.00
SVP - Content (d)	7/6/2006	-	-	-	-	-	-	-	50,000	$1.40	$50,160.00
	10/3/2006	-	-	-	-	-	-	-	100,000	$1.31	$92,790.00

Tom Parrish	7/5/2006	-	-	-	-	-	-	-	250,000	$1.50	$268,700.00
SVP - Bus. Dev. (e)	10/3/2006	-	-	-	-	-	-	-	100,000	$1.31	$92,790.00

Scott Hughes	10/3/2006	-	-	-	-	-	-	-	30,000	$1.31	$27,837.00
CTO (c)

(1) Currently the Company does not issue Stock Awards.

(a) Mr. Ross received 1,000,000 options with an exercise price of $2.10 under his Employment Agreement. The exercise price is based on the closing price on the date of grant. 450,000 of the options vest at 10% annually over a 10 year period. 550,000 of the options vest at 50% upon signing the Employment Agreement and 50% upon the first anniversary of employment. Mr. Ross also received an additional 150,000 options with an exercise price of $1.40. The exercise price of these options is also based on the closing price on the date of grant. The 150,000 options vest quarterly over a two year period. An additional 150,000 options were granted under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 and is based on the closing price on the date of grant. These options vest quarterly over a two year period.

(b) Mr. Loughman received 80,000 options with an exercise price of $1.95 under his Employment Agreement. The exercise price is based on the closing price on the date of grant. The 80,000 options vest at 10% over a 9 month period. Mr. Loughman also received an additional 25,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 based on the closing price on the date of grant. These options vest quarterly over a two year period.

(c) Mr. Hughes received 30,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 based on the closing price on the date of grant. These options vest quarterly over a two year period.

(d) Mr. Novia received 250,000 options with an exercise price of $1.48 under the terms of his Employment Agreement. The exercise price of these options is based on the closing price on the date of grant. 75,000 of these options vest immediately upon his signing of the Employment Agreement and the additional vest quarterly over a two year period. Mr. Novia also received an additional 50,000 options at an exercise price of $1.40. The exercise price is based on the closing price on the date of the grant and the options vest quarterly over a two year period. In October, Mr. Novia was granted 100,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 and is based on the closing price on the date of grant. These options also vest quarterly over a two year period.

(e) Mr. Parrish received 250,000 options with an exercise price of $1.50 under the terms of his Employment Agreement. The exercise price is based on the closing price on the date of grant. 50,000 of these options vested immediately upon his signing of the Employment Agreement and the additional vest quarterly over a two year period. Mr. Parrish also received 100,000 options in October 2006 based on the Executive Stock Option Incentive Plan. The exercise price is $1.31 based on the closing price on the date of the grant. These options vest quarterly over a two year period.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table gives information regarding all unexercised options previously awarded to the Executive Officers named above for fiscal year ended December 31, 2006. The number of options held at December 31, 2006 includes options granted under the 2004 Stock Option Plan and the 2005 Stock Option Plan.

		Option Awards					Stock Awards (1)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested	Market Value of Shared or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

David Ross Interim CEO & President(a)	275,000 18,750 - 0 -	725,000 131,250 150,000	N/A	$ 2.10 $ 1.40 $ 1.31	02/28/2016 070/6/2016 10/30/2016	N/A	N/A	N/A	N/A

Richard Bennett CEO(b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

William Loughman CFO(c)	80,000 - 0 -	- 0 - 25,000	N/A	$ 1.95 $ 1.31	03/20/2016 10/03/2016	N/A	N/A	N/A	N/A

Scott Hughes CTO(d)	- 0 -	30,000	N/A	$ 1.31	10/03/2016	N/A	N/A	N/A	N/A

Tony Novia SVP Content(e)	100,000 6,250 - 0 -	150,000 43,750 100,000	N/A	$ 1.48 $ 1.40 $ 1.31	06/23/2016 07/06/2016 10/03/2016	N/A	N/A	N/A	N/A

Tom Parrish SVP Bus. Development(f)	75,000 - 0 -	175,000 100,000	N/A	$ 1.50 $ 1.31	07/05/2016 10/03/2016	N/A	N/A	N/A	N/A

(1) Currently the Company does not issue Stock Awards.

(a) Mr. Ross received 1,000,000 options with an exercise price of $2.10 under his Employment Agreement. The exercise price is based on the closing price on the date of grant. 450,000 of the options vest at 10% annually over a 10 year period. 550,000 of the options vest at 50% upon signing the Employment Agreement and 50% upon the first anniversary of employment. Mr. Ross also received an additional 150,000 options with an exercise price of $1.40. The exercise price of these options is also based on the closing price on the date of grant. The 150,000 options vest quarterly over a two year period. An additional 150,000 options were granted under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 and is based on the closing price on the date of grant. These options vest quarterly over a two year period.

(b) Mr. Bennett did not receive any options in 2006.

(c) Mr. Loughman received 80,000 options with an exercise price of $1.95 under his Employment Agreement. The exercise price is based on the closing price on the date of grant. The 80,000 options vest at 10% over a 9 month period. Mr. Loughman also received an additional 25,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 based on the closing price on the date of grant. These options vest quarterly over a two year period.

(d) Mr. Hughes received 30,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 based on the closing price on the date of grant. These options vest quarterly over a two year period.

(e) Mr. Novia received 250,000 options with an exercise price of $1.48 under the terms of his Employment Agreement. The exercise price of these options is based on the closing price on the date of grant. 75,000 of these options vest immediately upon his signing of the Employment Agreement and the additional vest quarterly over a two year period. Mr. Novia also received an additional 50,000 options at an exercise price of $1.40. The exercise price is based on the closing price on the date of the grant and the options vest quarterly over a two year period. In October, Mr. Novia was granted 100,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $1.31 and is based on the closing price on the date of grant. These options also vest quarterly over a two year period.

(f) Mr. Parrish received 250,000 options with an exercise price of $1.50 under the terms of his Employment Agreement. The exercise price is based on the closing price on the date of grant. 50,000 of these options vested immediately upon his signing of the Employment Agreement and the additional vest quarterly over a two year period. Mr. Parrish also received 100,000 options in October 2006 based on the Executive Stock Option Incentive Plan. The exercise price is $1.31 based on the closing price on the date of the grant. These options vest quarterly over a two year period.

Option Exercises and Stock Vested

No options were exercised by the President and Chief Executive Officer or any other Executive Officer listed herein in fiscal year ended December 31, 2006.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age

John Abdo	Director	63

Michael E. Criden	Director, Member of the Nominating Committee, Member of the Compensation Committee, Member of the Audit Committee	47

William J. Loughman	Vice President of Finance and Chief Financial Officer	51

David R. Ross	President and Interim Chief Executive Officer	56

Glenn H. Singer	Director, Chairman of the Board, Member of the Audit Committee, Member of the Compensation Committee, Member of the Nominating Committee	47

Justin A. Stanley, Jr.	Director, Member of the Compensation Committee, Member of the Audit Committee, Member of the Nominating Committee	58

David Oros	Director	46

Ronald A. Warren	Corporate Secretary, Vice President of Investor Relations and Corporate Communications	52

John E. Abdo became a Director of the Company in August 2006 and is President of Abdo Companies, Inc., a construction, development, and property management firm in South Florida he started in 1968. He serves on several boards of directors including BankAtlantic Bancorp, Inc., BFC Financial, Levitt Corp., and Bluegreen Corp. (all NYSE companies) as well as Benihana Inc. (a member of NASDAQ).

Michael E. Criden has been a director of the Company since November 2005. From 1994 to the present Mr. Criden has been a partner with Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Criden has been a practicing attorney for the past 18 years. Mr. Criden received a Bachelor of Science degree from Florida International University in 1984 and obtained a doctorate of jurisprudence with honors from the University of Miami in 1987.

William J. Loughman has been the Company’s Vice President of Finance since March 2006 and became Chief Financial Officer of the Company on August 28, 2006. Mr. Loughman joined SmartVideo with over 25 years of finance and operations experience, primarily in the telecommunications industry. Prior to joining SmartVideo, he was with AirGate PCS as Vice President and Chief Financial Officer from July 2004 to March 2005. From April 1998 to December 2003 he was with o2wireless Solutions where he held various positions including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. He has also held various financial and operations positions with AT&T Wireless from 1996 to 1998, Motorola from 1993 to 1996, Bell Atlantic from 1988 to 1993, and Cellular One from 1985-1988. Mr. Loughman earned his B.B.A. degree from Iona College and M.B.A from Manhattan College.

David R. Ross was elected President on February 28, 2006 and appointed Interim CEO on August 25, 2006. From October 1994 to February 2006, Mr. Ross served in various capacities at Clear Channel Communications, Inc., a diversified media company involved in radio broadcasting, outdoor advertising and live entertainment. From October 2003 to February 2006, Mr. Ross served as a Regional Vice-President and was responsible for managing a division of Clear Channel consisting of 25 radio properties grossing in excess of $82 million annually.

Glenn H. Singer has been a director of the Company since November 2005 and has been the Chairman of the Board since December 7, 2005. From 1997 to the present, Mr. Singer has been a private investor in numerous ventures and is currently the Mayor of the town of Golden Beach located in South Florida. From 1991 to 1997, Mr. Singer was a co-founder and Executive Vice-President of National Business Solutions, Inc., a professional employer organization that was sold to Paychex, Inc., a provider of payroll, human resource and benefits solutions, in 1996. Mr. Singer is a graduate of Florida State University and is a CPA.

Justin A. Stanley, Jr. has been a director of the Company since July 2005. Mr. Stanley is currently a Managing Principal and the Chief Financial Officer of The Staubach Company, Midwest Division, positions he has held since October 2000. He has over 15 years experience in real estate finance, development, and property management. Between 1997 and 2000, he served as Chief Financial Officer and principal of McCaffery Interests, Inc., a real estate development company primarily specializing in retail development. While at McCaffery, the Company developed and/or redeveloped projects with a combined cost of over $400 million. Before joining the real estate industry, Mr. Stanley spent one-year trading at the Chicago Mercantile Exchange and eight years at Arthur Andersen & Co. in the audit division. He is a graduate of Dartmouth College, received an M.B.A. from the University of Chicago and is a CPA. Mr. Stanley is also on the board of The Children’s Care Foundation and the Chicago Platform Tennis Charities, Inc.

David Oros has been a leader in the successful development of high-technology businesses for more than 25 years and has raised more than $2.5 billion in six public offerings. Currently Mr. Oros is the chairman of NEXCEN Brands (Nasdaq: NEXC), formally Aether Holdings, Inc., a company he founded in 1996. Mr. Oros is also a founding partner of Global Domain Partners, LLC, a managed futures company that uses advanced optimization modeling as a predictive tool for worldwide markets, currencies and commodities. Mr. Oros has been recognized as a leader and visionary in the wireless communications industry. His many awards and honors include acknowledgement as the Ernst & Young Entrepreneur of the Year; Mobile Computing Magazine’s Person of the Year for 2000, and the KPMG High Tech Entrepreneur of the year. He holds Bachelor of Science degrees in mathematics and physics from the University of Maryland at Baltimore County and currently serves on the Boards of Directors for Broadwing Corp., the University of Maryland School of Nursing and Baltimore’s Port Discovery Children’s Museum.

Ronald A. Warren joined SmartVideo in December 2003 as Vice President of Investor Relations and Corporate Communications and was elected as Secretary of the Corporation in September 2004. Mr. Warren is a senior level communications professional with a broad background in financial, technical and regulatory issues. His experience includes communications for high growth publicly held companies, national and multicultural audiences. He is a published author of “How to Create a Successful Annual Report” and a frequent guest speaker at national and local industry events. Prior to joining SmartVideo, from 2002 to 2003, Mr. Warren was Director of Investor Relations and Corporate Communications at Beazer Homes USA, Inc. From 1994 to 2002, Mr. Warren was Director of Investor Relations, Corporate Communications and Assistant Secretary of Theragenics Corporation. Mr. Warren is an active member of the National Investor Relations Institute (NIRI) and served as the Atlanta Chapter President from 2002 to 2003.

Key Employees and Employment Agreements

Tracy Caswell, 38, became General Counsel to the Company in July 2006. Prior to joining SmartVideo, from October 2005 until July 2006, Ms. Caswell was with Thompson Hine, LLP representing clients in a variety of general business matters. From September 2000 to May 2005, Ms. Caswell served as General Counsel and Corporate Secretary for Theragenics Corporation, a NYSE listed company. In this position, Ms. Caswell was responsible for all aspects of high-level legal counseling to the Company’s officers, executives and board of directors. She received a B.A. in Psychology from the University of Tennessee in 1992 and her J.D., Cum Laude, from California Western School of Law in 1995.

Pursuant to an employment agreement with Ms. Caswell, the Company pays Ms. Caswell a salary of $190,000 annually. In addition, the Company has granted Ms. Caswell options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.40 per share. The options vest at the rate of 12,500 per quarter over the next two years. The options expire 10 years from the date of grant.

If Ms. Caswell is terminated by the Company without Cause or resigns for Good Reason (as those terms are defined in her employment agreement), the Company must pay Ms. Caswell one year’s salary. The Company must also maintain certain welfare benefit plans for the benefit of Ms. Caswell and her dependents for the period during which severance payments are made.

Scott Hughes, 36, Vice President of Engineering, joined SmartVideo in March 2001 and is responsible for product design, scope, and development of our services, including the development of multiple new video and rich media communications services and supporting architecture. From 1996 to 2001, Mr. Hughes was Director of Network and Security Consulting Services at Redmond Technology Partners, a Seattle-based consulting group, whose clients included Microsoft, Infospace, VoiceStream and Western Wireless. Mr. Hughes has held various management and technology positions with Comnet Cellular/Verizon, BellSouth and Turner Entertainment Group’s Worldwide Information Technology Services.

Pursuant to the Company’s employment agreement with Mr. Hughes, the Company pays Mr. Hughes a salary of $130,000 annually. In addition, the company has granted Mr. Hughes options to purchase 1,500,000 shares of its stock, half of which vested on the date of his employment agreement, one quarter of which vested on the first anniversary of the date of his employment agreement, and one quarter of which will vest on the second anniversary of the date of his employment agreement if Mr. Hughes is still employed by the Company. The options expire ten years from the date of grant.

If Mr. Hughes is terminated by the company without Cause or resigns for Good Reason (as those terms are defined in his employment agreement), the Company must pay Mr. Hughes an amount equal to the salary he would have earned during the remaining term of his employment agreement within ten days of his termination and maintain certain welfare benefit plans for the benefit of Mr. Hughes and his dependents.

Tony Novia, 46, joined the Company as of June 2006 as Senior Vice President — Content & Distribution. Prior to joining SmartVideo, Mr. Novia served as the International Vice President at Universal Motown Records Group from 2003. Mr. Novia was the Senior Vice President at Radio & Records from 1993 to 2003. Novia graduated from the University of Miami School of Communications and obtained an M.A. from Grahm Jr. College.

Pursuant to an employment agreement with Mr. Novia, the Company pays him a salary of $160,000 annually. In addition, the Company has granted Mr. Novia options to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.48 per share. 50,000 shares vested on the date of his employment and the remaining shares vest at 25,000 per quarter during the Employment Term. The options expire 10 years from the date of grant.

If Mr. Novia is terminated by the Company without Cause or resigns for Good Reason (as those terms are defined in his employment agreement), the Company must pay Mr. Novia an amount equal to the greater of the salary he would have earned during the remaining term of his employment agreement or nine months’ salary. The Company must also maintain certain welfare benefit plans for the benefit of Mr. Novia and his dependents for the period during which severance payments are made.

Tom Parrish, 43, joined the Company as of July 2006 as Senior Vice President — Business Development. Prior to joining SmartVideo, Mr. Parrish was VP of Business Development and Content at Mobliss, Inc. He served in this capacity from 2003 to his employment at SmartVideo. Mr. Parrish was at AT&T Wireless Services from 1996 to 2003 and held a variety of product development, marketing and management positions during his tenure there. Mr. Parrish graduated Cum Laude with a B.A. in Economics from Washington University and obtained an M.B.A. in Marketing/MIS from the University of Colorado.

Pursuant to an employment agreement with Mr. Parrish, the Company pays him an annual salary of $175,000. In addition, the Company has granted Mr. Parrish options to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.50 per share. 50,000 share vested on the date of his employment and the remaining shares vest at 25,000 per quarter during the Employment Term. The options expire 10 years from the date of grant.

Our Board

Our Board consists of five directors. The Board has determined that each of the Directors qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. The current members of the committees are identified below:

Director	Audit	Compensation	Nominating

Glenn Singer (Chair)	X (Chair)	X	X
John E. Abdo	X	X (Chair)
Michael Criden		X	X (Chair)
David Oros
Justin A. Stanley	X	X	X

Other Employment Agreements

On February 28, 2006, we entered into an employment agreement with David R. Ross, pursuant to which he will serve as the Company’s President for a period of two years. On August 25, 2006, Mr. Ross was appointed Interim Chief Executive Officer of the Company. Mr. Ross is entitled to a base salary of $275,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. We also granted Mr. Ross an incentive stock option to purchase an aggregate of 476,190 shares of the Company’s common stock and a non-qualified stock option to purchase an aggregate of 523,810 shares of the Company’s common stock. The incentive stock option and the non-qualified stock option are each exerciseable at $2.10 per share for a period of 10 years from the date of grant. The incentive stock option vests at the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereafter for the succeeding nine years. The non-qualified stock option vests in the following percentage and at the following times: (1) 50% of the shares vest on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. We have agreed to reimburse Mr. Ross the rental costs of an apartment or condominium unit in Atlanta, Georgia, in an amount not to exceed $1,500 per month. The employment agreement made with Mr. Ross may be terminated with or without “cause” (as defined in the agreement) and contains customary non-competition, confidentiality and indemnification provisions. If the employment agreement is terminated by us without cause or by Mr. Ross with advance “Notice of Termination,” a pro rata portion of Mr. Ross’ unvested options will vest immediately. If the employment agreement is terminated by the Company with cause or by Mr. Ross without advance Notice of Termination, then Mr. Ross forfeits the options that have not vested as of the date of termination or resignation.

Pursuant to an agreement with Tatum, LLC, the Company pays Mr. Loughman, the Chief Financial Officer of the Company, a salary of $20,000 per month less the amount of the Company’s portion of FICA taxes. In addition, the Company has granted Mr. Loughman options to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.95 per share. The options vest at the rate of 10,000 per month and expire 10 years from the date of grant. The agreement commenced on March 20, 2006 and extends through December 31, 2006. Thereafter, the agreement will automatically renew for additional three-month periods unless either party gives the other party written notice of its intent not to renew at least 30 days prior to the end of the then current period.

We entered into an employment agreement with Ronald A. Warren on December 9, 2003. The employment agreement provides for a salary of $87,000 with subsequent increases as determined by our Board of Directors. The employment agreement provides, among other things, for participation in employee benefits applicable to our employees and executives. Pursuant to the employment agreement, employment may be terminated by us or by Mr. Warren with or without cause. The agreement also provided for the grant of 25,000 stock options, but these options were never granted.

Richard E. Bennett, Jr.’s employment agreement provided for an initial base salary of $75,000 and was increased to $150,000 on January 19, 2006, with subsequent increases as determined by our Board of Directors. Mr. Bennett's Employment Agreement allowed for a stock option grant of 750,000 options, but these options were never granted. The employment agreement also provided, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in employee benefits applicable to our employees and executives, as well as for the provision of an automobile allowance of up to $800 per month and other fringe benefits commensurate with his duties and responsibilities and for benefits in the event of disability. Pursuant to the employment agreement, employment may be terminated by us with cause or by the executive with or without good reason. If Mr. Bennett's employment was terminated by us without cause or by the executive for good reason would subject us to liability for liquidated damages in an amount equal to six months of the current salary of the terminated executive as of the date of termination. Mr Bennett resigned as the Chief Executive Officer and Interim Chief Financial Officer of the Company on August 25, 2006. The Company has not paid any severance benefits to Mr. Bennett and no such payments are due.

Consultant Compensation

In November 2004, the Company entered into agreements with Interim CFO Solutions LLC, a former consultant, to pay the consultant in common stock and warrants for services to the Company over a two-year period.  Pursuant to the agreements, the Company issued to the consultant 400,000 units, each of which consisted of one share of common stock and two 1/4 warrants to purchase common stock with exercise prices of $1.50 per share and $2.00 per share. The Company also issued to the consultant a warrant to purchase 1,739,130 units at $1.00 per unit, with each unit consisting of one share of common stock and two 1/4 warrants to purchase common stock at $1.50 per share and $2.00 per share.   The warrants also contain a cashless exercise provision.  In addition, the Company granted the consultant certain piggy-back registration rights that applied to the Company's recent registration statement declared effective by the SEC on February 10, 2006. The shares of common stock and the shares underlying the warrants are included in the registration statement of which this prospectus forms a part.

On January 30, 2006, the Company entered into a settlement agreement with Mr. Richard Seifert and KC Ventures, Inc. Mr. Seifert and KC Ventures had alleged that they had earned or would have earned compensation under two agreements with the Company in excess of $10 million for providing customers and content to the Company. Mr. Seifert and KC Ventures also contended that they had earned fees under an advisory agreement in excess of $1 million and certain stock options as a result of raising capital for the Company. Pursuant to the terms of the settlement agreement, the Company issued 800,000 shares of the Preferred Stock to Mr. Seifert and 200,000 shares of the Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures agreeing to dismiss their pending arbitration with prejudice and to exchange mutual releases with Mr. Seifert and KC Ventures. The Company also granted certain piggy-back registration rights to the claimants with respect to the shares of common stock underlying the Preferred Stock issued to them.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 6, 2007, certain information known to the Company with respect to the beneficial ownership of its Capital Stock, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Capital Stock, (ii) each executive officer named in the summary compensation table included elsewhere in this prospectus and director of the Company, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Capital Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to their shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Shares Beneficially Owned
Richard E. Bennett, Jr. (2) 2290 White Bluff Way, Buford, GA 30519	3,510,000	6.3%
William R. Dunavant (3) 1721 North Silver Springs Road, Park City, UT 84098	3,531,940	6.3%
Robert J. Walters (4) 3621 Howell TR, Duluth, GA 30096	1,000,000	1.8%
Wachovia Corporation (4) One Wachovia Center, Charlotte, NC 28288	1,789,400	3.2%
Michael E. Criden (5) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	3,216,664	5.5%
Glenn H. Singer (6) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	4,322,500	7.3%
Justin A. Stanley (7) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	718,792	1.3%
David Ross (8) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	696,250	1.2%
William J. Loughman (9) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	163,125	*
John E. Abdo (10) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	1,100,000	1.9%
David S. Oros (11) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	62,500	*
Tony Novia (12) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	150,000	*
Tom Parrish (13) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	112,500	*
Scott Hughes (14) 3505 Koger Boulevard, Suite 400, Duluth, GA 30096	1,603,750	2.8%
All directors and executive officers as a group (10 persons)	12,221,081	21.9%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock (a) subject to options or warrants currently exercisable or exercisable within 60 days of February 6, 2007 or (b) into which shares of Preferred Stock are convertible, are deemed outstanding for computing the percentage ownership of the stockholder holding the options, warrants or Preferred Stock, as applicable, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. As of February 6, 2007, the Company had 55,925,617 shares of Capital Stock outstanding (which includes 2,566,666 shares of Preferred Stock currently convertible into one share of Common Stock each).

(2)	Represents 3,510,000 shares of common stock held by a trust for the benefit of Richard E. Bennett, Jr.

(3)	Represents 3,549,440 shares of common stock held by a trust for the benefit of William R. Dunavant.

(4)	Represents 1,000,000 shares of common stock held by Robert J. Walters and 1,829,866 shares of common stock held in a brokerage account at Wachovia Corporation for the benefit of Robert J. Walters.

(5)
Represents 966,666 shares of common stock into which Mr. Criden’s shares of the Preferred Stock are convertible, three warrants to purchase an aggregate of 1,899,998 shares of common stock at an exercise price of $1.25 per share, and options to purchase 395,000 shares of common stock at exercise prices ranging from $1.20 per share to $1.91 per share; of which options to purchase 350,000 shares are exercisable within 60 days of February 6, 2007.

(6)
Represents 160,000 shares of common stock, 15,000 shares of common stock held in a custodial account for his children, 1,200,000 shares of common stock into which Mr. Singer’s shares of the Preferred Stock are convertible, six warrants to purchase an aggregate of 2,560,000 shares of common stock at exercise prices ranging from $1.25 per share to $2.50 per share, and options to purchase 470,000 shares of common stock at exercise prices ranging from $1.02 per share to $1.91 per share; of which options to purchase 387,000 shares are exercisable within 60 days of February 6, 2007. The warrants were issued in the name of GHS Holdings Limited Partnership, a company that Mr. Singer controls.

(7)
Represents 249,114 shares of common stock held by Mr. Stanley, 10,000 shares of common stock held in a custodial account for his children, two warrants to purchase an aggregate of 105,928 shares of common stock at exercise prices ranging from $0.75 to $2.50 per share, and options to purchase 410,000 shares of common stock at exercise prices ranging from $0.90 per share to $1.91 per share; of which options to purchase 353,750 shares are exercisable within 60 days of February 6, 2007.

(8)	Represents options to purchase 1,300,000 shares of common stock at exercise prices ranging from $1.31 per share to $2.10 per share; of which 696,250 are exercisable within 60 days of February 6, 2007.

(9)
Represents 40,000 shares of common stock held my Mr. Loughman, one warrant to purchase an aggregate of 40,000 shares of common stock at an exercise price of $2.50 per share, and options to purchase 105,000 shares of common stock at exercises prices ranging from $1.31 per share to $1.95 per share; of which options to purchase 83,125 shares of common stock are exercisable within 60 days of February 6, 2007.

(10)
Represents 480,000 shares held by a trust for the benefit of John E. Abdo and one warrant to purchase an aggregate of 480,000 shares of common stock at an exercise price of $2.50 per share, and options to purchase 335,000 shares of common stock at exercise prices ranging from $0.97 per share to $1.31 per share; of which options to purchase 140,000 shares are exercisable within 60 days of February 6, 2007.

(11)	Represents options to purchase 250,000 shares of common stock; 62,500 of which are exercisable at $1.02 per share within 60 days of February 6, 2007.

(12)
Represents options to purchase 400,000 shares of common stock; 125,000 of which are exercisable at $1.48, 12,500 of which are exercisable at $1.40, and 12,500 of which are exercisable at $1.31, in each case, within 60 days of February 6, 2007.

(13)	Represents options to purchase 350,000 shares of common stock; 100,000 of which are exercisable at $.151 and 12,500 of which are exercisable at $1.31, in each case, within 60 days of February 6, 2007.

(14)
Represents options to purchase 1,630,000 shares of common stock; 100,000 of which are exercisable at $1.00, 1,500,000 of which are exercisable at $1.55, and 3,750 of which are exercisable at $1.31, in each case, within 60 days of February 6, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock has been listed for trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol “SMVD.OB” since January 7, 2003. The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	Closing Sale Price
	High	Low
Year Ending December 31, 2007
First Quarter (through February 6, 2007)	$1.01	$.52

Year Ending December 31, 2006
First Quarter	$5.80	$1.80
Second Quarter	$2.40	$0.93
Third Quarter	$1.62	$0.94
Fourth Quarter	$1.35	$0.81

Year Ended December 31, 2005
First Quarter	$5.82	$2.95
Second Quarter	$1.95	$0.55
Third Quarter	$7.08	$0.95
Fourth Quarter	$7.60	$0.92

On February 6, 2007, the closing sales price for the common stock was $0.53, as reported on the website of the Over-the-Counter Bulletin Board. As of February 6, 2007, there were approximately 245 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 6 holders of record of the Preferred Stock.

Dividends

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock. The rights of holders of our Common Stock to receive dividends are subject to certain preferential rights of holders of our Preferred Stock to receive dividends.

Equity Compensation Plan Information

The following table provides information, as of February 6, 2007, with respect to options outstanding and available under the 2004 and 2005 Stock Incentive Plans, which are our only equity compensation plans other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column a) (c)

Equity compensation plans approved by security holders	9,030,000	$1.80	5,970,000
Equity compensation plans not approved by security holders	0	N/A	0

TOTAL	9,030,000	$1.80	5,970,000

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our Certificate of Incorporation and Bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, par value $0.001.

Common Stock

Our Board of Directors is authorized to issue up to 150,000,000 shares of common stock, par value $0.001. As of February 6, 2007, 53,358,951 shares of common stock were deemed outstanding and held of record by 245 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Series A-1 Convertible Preferred Stock

Our Board of Directors has authorized the issuance of 25,000,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of February 6, 2007, 2,566,666 shares of the Preferred Stock were deemed outstanding and held of record by 6 stockholders.

Voting

Each holder of the Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to the Certificate of Designation) with respect to any and all matters presented to the stockholders for their action or consideration. Except as provided by law, holders of the Preferred Stock vote together with the holders of common stock as a single class.

Dividends

The holders of the Preferred Stock share dividends ratably with the holders of the common stock in proportion to the number of shares of the Preferred Stock and common stock held by each such holder.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock then outstanding will be entitled to be paid an amount equal to $0.75 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares pursuant to the Certificate of Designation), plus any dividends declared but unpaid thereon before any payment is made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A Class. After the holders of the Preferred Stock have been paid in full, the remaining net assets of the Company will be distributed ratably among the holders of the Preferred Stock and common stock (with each share of the Preferred Stock being deemed to be equal to the number of shares of common stock into which such share is convertible immediately prior to the close of business on the business day fixed for such distribution). Any merger or consolidation in which the Company is a party (except any merger or consolidation in which the holders of capital stock of the Company immediately prior thereto continue to hold immediately following the transaction at least 51% by voting power of the capital stock of the surviving or resulting corporation), or sale of all or substantially all the assets of the Company will be deemed a liquidation event.

Redemption

On October 21, 2007, the Corporation will have the right, but not the obligation, to redeem all of the then-outstanding shares of the Preferred Stock for cash in an amount calculated pursuant to the terms of the Certificate of Designation.

Warrants to Purchase Our Common Stock

As of February 6, 2007, warrants to purchase 35,010,149 shares of our common stock were issued and outstanding. Of this amount, warrants to purchase 800,000 shares of our common stock with an exercise price of $1,40 will expire on July 24, 2011 and 7,200,000 shares of our common stock with an exercise price of $2.50 will expire on July 17, 2011. Of the remaining 27,010,149 warrants to purchase shares of our common stock, warrants to purchase 20,617,991 with an exercise price of $1.25 per share will expire on October 31, 2010 and December 2, 2010, and warrants to purchase 1,608,290 shares of our common stock have an exercise price of $0.75 per share and will expire on March 29, 2010, and warrants to purchase 1,250,000 shares of our common stock have exercise prices ranging from $4.30 to $6.50 per share and will expire on February 29, 2008. The remaining warrants to purchase 3,533,868 shares of our common stock have exercise prices ranging from $1.00 to $3.50 and expire at various times between May 2008 and December 2009.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Options to Purchase Our Common Stock

As of February 6, 2007, options to purchase 4,320,000 shares of our common stock were issued and outstanding under our 2004 Equity Incentive Plan. These options expire at various dates between September 1, 2014 and November 1, 2015 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $1.96.

As of February 6, 2007, options to purchase 4,710,000 shares of our common stock were issued and outstanding under our 2005 Stock Incentive Plan. These options expire on February 28, 2016 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $2.10.

Each option contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

TRANSACTIONS WITH RELATED PERSONS

On December 2, 2005, the investors waived the conditions to complete the second closing under the Securities Purchase Agreement. In connection with the second closing, the Company received gross proceeds of $4,000,000 and issued to the investors an additional 5,333,333 shares of the Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,334 shares of the Preferred Stock and warrants to purchase 483,334 shares of common stock at $1.75 per share and 120,834 shares of common stock at $2.00 per share for a purchase price of $362,500, which was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of the Preferred Stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share for a purchase price of $450,000, which was paid in cash.

On July 17, 2006, the Company completed the private sale of its securities pursuant to the Securities Purchase Agreement (the “SPA”) dated as of July 7, 2006 among SmartVideo Technologies, Inc. and 74 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $9,000,000 and issued to the Investors a total of 7,200,000 shares of common stock and five-year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Justin Stanley, one of the Company’s directors, acquired 80,000 shares of the common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share for a purchase price of $100,000 in cash. GHS Holdings Limited Partnership purchased 160,000 shares of the common stock and warrants to purchase 160,000 shares of common stock at $2.50 per share for a purchase price of $200,000, which was paid in cash. Art Criden, the brother of Michael Criden, one of the Company's directors, acquired, for $100,000 in cash, 80,000 shares of common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share.

This financing triggered the anti-dilution provision in warrants issued in a previous financing, thereby causing the issuance of additional warrants to purchase 6,553,663 shares of common stock at an exercise price of $1.25 per share. Michael Criden and Glenn Singer, two of the Company’s directors, participated in the prior offering and received additional warrants.

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2005 have been included herein and in the Registration Statement in reliance upon the reports of Sherb & Co., LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.smartvideo.com or http://www.uvumobile.com. The information on our Web site is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
SmartVideo Technologies, Inc.

We have audited the accompanying consolidated balance sheets of SmartVideo Technologies, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in Stockholders’ deficit and cash flows for the years ended December 31, 2005, 2004 and 2003, respectively. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartVideo Technologies, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005, 2004 and 2003, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has net cash used in operations, a net working capital deficit, a stockholders’ deficit and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SHERB & CO., LLP
Certified Public Accountants

Boca Raton, Florida
February 28, 2006

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2005 and 2004

	2005	2004
Assets

Current Assets
Cash	$5,792,566	$387,592
Accounts receivable - net of allowance for doubtful accounts of $77,937 and $44,319	—	1,000
Broadcast rights - net of accumulated amortization of $1,740,552 and $0	2,408,525	—
Prepaid expenses	—	90,687
Total Current Assets	8,201,091	479,279

Property and Equipment, Net of Accumulated Depreciation of $350,641 and $72,313	716,423	230,272

Other Assets
Broadcast rights, net of current portion	2,880,999	—
Other	122,161	10,000
Total Other Assets	3,003,160	10,000

Total Assets	$11,920,674	$719,551

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued expenses	$2,905,618	$739,903
Contracts payable - broadcast rights	2,283,500	—
Accrued settlement expenses	5,541,244	—
Private placement monies to be refunded	—	114,500
Due to related parties	64,429	65,886
Due to advisor	—	807,474
Loan payable and related accrued interest	59,922	57,003
Total Current Liabilities	10,854,713	1,784,766

Long-Term Liabilities
Contracts payable — broadcast rights - net of current portion	3,386,576	—

Total Liabilities	14,241,289	1,784,766

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock, $.001 par value, 12,000,000 shares authorized, 12,000,000 shares
issued and no shares outstanding as of December 31, 2005 and 2004	—	—
Preferred stock, Series B, 7% Convertible, $1,000 par value, 2,500 shares authorized,
no shares issued and outstanding as of December 31, 2005 and 2004	—	—
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 10,666,666 shares issued and outstanding as of December 31, 2005,
no shares issued and outstanding as of December 31, 2004	10,667	—
Common stock, $.001 par value, 50,000,000 shares authorized, 28,688,463 shares issued and outstanding as of December 31, 2005, 24,187,834 shares issued and
outstanding as of December 31, 2004	28,689	24,188
Additional paid-in capital	39,027,618	14,259,142
Less: Deferred consulting fees	(1,433,833)	(3,135,063)
Accumulated deficit	(39,953,756)	(12,213,482)
Total Stockholders’ Deficit	(2,320,615)	(1,065,215)

Total Liabilities and Stockholders’ Deficit	$11,920,674	$719,551

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Operations
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Revenues
Revenue	$142,029	$86,788	$41,019
Revenue - related party	55,228	31,945	22,432
Total Revenues	197,257	118,733	63,451

Operating Expenses
Amortization of stock-based compensation
to a former advisor	—	—	1,316,250
Broadcast rights	2,001,584	—	—
Compensation and benefits	1,757,088	1,034,951	515,850
Consulting and professional fees	1,851,781	1,235,523	752,935
Data center	770,702	355,999	303,757
Depreciation	278,328	47,649	17,501
Settlement expense	5,541,244	—	—
Stock-based compensation	4,325,680	3,118,996	—
Selling, general and administrative	2,495,104	1,046,567	336,461
Total Operating Expenses	19,021,511	6,839,685	3,242,754

Loss from Operations	(18,824,254)	(6,720,952)	(3,179,303)

Other Income (Expense)
Interest income	14,037	—	—
Interest expense	(930,057)	(71,978)	(679,838)
Total Other Expense, Net	(916,020)	(71,978)	(679,838)

Net Loss	$(19,740,274)	$(6,792,930)	$(3,859,141)

Net Loss per Share - Basic and Diluted	$(0.76)	$(0.35)	$(0.51)

Weighted Average Common Shares
Outstanding during the Year	26,093,554	19,208,345	7,540,849

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Deficit
For the Period from December 31, 2005, 2004 and 2003

	Series B, 7% Convertible		Series A-1, Convertible				Additional	Deferred
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Consulting	Accumulated
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Fees	Deficit	Total

Balance, December 31, 2002	—	$—	12,000,000	$12,000	6,949,396	$6,949	$2,083,956	$(1,316,250)	$(1,561,411)	$(774,756)

Issuance of common stock for cash	—	—	—	—	1,631,666	1,632	1,630,034	—	—	1,631,666
Issuance of common stock as additional consideration related to rights of convertible promissory notes	—	—	—	—	53,000	53	177,497	—	—	177,550
Issuance of common stock in lieu of payment of advances payable to a shareholder	—	—	—	—	55,000	55	166,045	—	—	166,100
Issuance of common stock pursuant to conversion of convertible debt	—	—	—	—	223,929	224	167,721	—	—	167,945
Amortization of deferred compensation	—	—	—	—	—	—	—	1,316,250	—	1,316,250
Beneficial conversion feature on issuance of convertible promissory notes	—	—	—	—	—	—	308,000	—	—	308,000
Net Loss	—	—	—	—	—	—	—	—	(3,859,141)	(3,859,141)
Balance, December 31, 2003	—	$—	12,000,000	$12,000	8,912,991	$8,913	$4,533,253	$—	$(5,420,552)	$(866,386)

Issuance of common stock for cash	—	—	—	—	94,096	94	260,906	—	—	261,000
Issuance of common stock pursuant to conversions of convertible debt	—	—	—	—	302,559	303	254,074	—	—	254,377
Conversion of preferred stock into common stock	—	—	(12,000,000)	(12,000)	12,000,000	12,000	—	—	—	—
Issuance of common stock for cash	—	—	—	—	723,000	723	784,777	—	—	785,500
Issuance of common stock for cash	—	—	—	—	333,952	334	333,618	—	—	333,952
Issuance of stock options to employees	—	—	—	—	—	—	374,500	—	—	374,500
Issuance of stock options to to non-employees	—	—	—	—	—	—	395,000	(370,313)	—	24,687
Issuance of common stock and common
stock purchase warrants for cash	—	—	—	—	120,000	120	119,880	—	—	120,000
Issuance of common stock and common stock purchase warrants for cash	—	—	—	—	960,000	960	959,040	—	—	960,000
Issuance of common stock and common stock purchase warrants on conversion of debt to equity	—	—	—	—	400,000	400	399,600	—	—	400,000
Issuance of warrants to purchase units of common stock and common stock purchase warrants on conversion of debt to equity and deferred compensation related to conversion	—	—	—	—	—	—	1,590,435	—	—	1,590,435
Issuance of warrants to purchase shares of common stock	—	—	—	—	—	—	442,000	—	—	442,000
Issuance of stock options to to non-employees	—	—	—	—	—	—	3,044,650	(2,764,750)	—	279,900
Issuance of common stock and common stock purchase warrants for cash	—	—	—	—	341,236	341	767,409	—	—	767,750
Net Loss	—	—	—	—	—	—	—	—	(6,792,930)	(6,792,930)
Balance, December 31, 2004	—	$—	—	$—	24,187,834	$24,188	$14,259,142	$(3,135,063)	$(12,213,482)	$(1,065,215)

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Deficit
For the Period from December 31, 2005, 2004 and 2003

	Series B, 7% Convertible		Series A-1, Convertible				Additional	Deferred
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Consulting	Accumulated
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Fees	Deficit	Total

Balance, December 31, 2004	—	$—	—	$—	24,187,834	$24,188	$14,259,142	$(3,135,063)	$(12,213,482)	$(1,065,215)
Issuance of convertible preferred stock stock for cash	—	—	8,919,999	8,920	—	—	6,681,080	—	—	6,690,000
Issuance of convertible preferred stock in connection with conversion of convertible debt	—	—	1,746,667	1,747	—	—	1,308,253	—	—	1,310,000
Dividend recorded on convertible preferred stock issuance	—	—	—	—	—	—	8,000,000	—	(8,000,000)	—
Issuance of common stock for cash	—	—	—	—	1,761,345	1,761	3,961,239	—	—	3,963,000
Cash paid as direct offering cost	—	—	—	—	—	—	(233,125)	—	—	(233,125)
Issuance of common stock in connection with cash based warrant exercises	—	—	—	—	527,779	528	722,807	—	—	723,335
Issuance of common stock in connection with cashless based warrant exercises	—	—	—	—	1,338,623	1,339	(1,339)	—	—	—
Issuance of common stock as compensation to investors	—	—	—	—	50,000	50	197,450	—	—	197,500
Issuance of stock for services	—	—	—	—	750,000	750	711,750	—	—	712,500
Issuance of common stock for settlement of vendor payables	—	—	—	—	72,882	73	82,777	—	—	82,850
Issuance of warrants for services	—	—	—	—	—	—	2,624,450	—	—	2,624,450
Amortization of beneficial conversion feature on convertible debt	—	—	—	—	—	—	713,134	—	—	713,134
Amortization of stock based compensation	—	—	—	—	—	—	—	1,701,230	—	1,701,230
Net Loss	—	—	—	—	—	—	—	—	(19,740,274)	(19,740,274)
Balance, December 31, 2005	—	$—	10,666,666	$10,667	28,688,463	$28,689	$39,027,618	$(1,433,833)	$(39,953,756)	$(2,320,615)

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash Flows from Operating Activities
Net loss	$(19,740,274)	$(6,792,930)	$(3,859,141)
Adjustments to reconcile net loss to net cash
used in operating activities:
Bad Debt	77,937	68,119	-
Depreciation	278,328	47,649	17,501
Issuance of warrants for services	2,624,450	-	-
Issuance of common stock for services	712,500	-	177,550
Issuance of common stock as compensation for investors	197,500	-	-
Amortization of beneficial conversion feature on convertible debt	713,134	-	308,000
Amortization of stock based compensation	1,701,230	3,118,996	1,316,250
Amortization of broadcast rights	1,740,552	-	-
Excess of fair value of stock issued to individuals in
repayment of advance from shareholder	-	-	116,240
Changes in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts receivable	(76,937)	(13,539)	(55,581)
Prepaid expenses	90,687	(90,687)	-
Other Assets	(112,161)	-	36,010
Increase (Decrease) in:
Accounts payable and accrued expenses	1,633,565	1,031,055	370,289
Accrued interest payable	11,462	65,306	42,734
Repayments on acquired broadcast rights	(520,000)	-	-
Accrued settlement payable	5,316,244	-	-
Net Cash Used in Operating Activities	(5,351,783)	(2,566,031)	(1,530,148)

Cash Flows from Investing Activities
Purchase of equipment	(764,479)	(189,191)	(102,981)
Net Cash Used in Investing Activities	(764,479)	(189,191)	(102,981)

Cash Flows from Financing Activities
Issuance of convertible preferred stock for cash	6,690,000	-	333,333
Issuance of common stock for cash	3,963,000	3,228,202	1,631,666
Cash paid as direct offering cost for common stock issuance	(233,125)	-	-
Proceeds from warrant exercises	723,335	-	-
Proceeds from issuance of convertible debt	1,310,000	-	-
Proceeds from related party borrowings	225,000	-	-
Repayments of related party borrowings	(235,000)	(497,886)	(39,614)
Repayments on advisor borrowings	(807,474)	-	-
Proceeds from (Repayments of) PPM funds	(114,500)	114,500	-
Net Cash Provided By Financing Activities	11,521,236	2,844,816	1,925,385

Net Increase in Cash and Cash Equivalents	5,404,974	89,594	292,256

Cash - Beginning of Year	387,592	297,998	5,742

Cash - End of Year	$5,792,566	$387,592	$297,998

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Income Taxes	$-	$-	$-
Interest	$-	$57,426	$30,000

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Acquisition of broadcast rights	$7,705,076	$-	$-
Cancellation of acquired broadcast rights due to litigation	$900,000	$-	$-
Dividend on issuance of convertible preferred stock	$8,000,000	$-	$-
Issuance of common stock in lieu of repayment of
an advance payable to one shareholder	$-	$-	$166,100
Issuance of common stock pursuant to conversion
of convertible promissory notes including accrued interest	$-	$254,377	$167,945
Issuance of common stock for settlement of accounts payable	$82,850	$-	$-
Issuance of convertible preferred stock in exchange for
Conversion of convertible debt	$1,310,000	$-	$-
Issuance of common stock, common stock purchase
warrants, and a warrant to purchase units consisting
of common stock and common stock purchase warrants
on conversion of debt to equity	$-	$800,000	$-
Issuance of common stock in cash-less exercise	$1,339	$-	$-

See accompanying notes to consolidated financial statements

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Note 1 - Organization

SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a SmartVideo (“OVT”) was incorporated in the state of Georgia on August 31, 2000. SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) is a media distribution services company. SmartVideo is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and television programming through devices connected to the public internet and is currently focused on distribution to consumers with mobile display devices, cell phones and PDAs connected to the public Internet via cellular data networks and Wi-Fi.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties

(A) Going Concern

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $19,740,274 and net cash used in operations of $5,351,783, respectively for the year ended December 31, 2005, and a working capital deficit of $2,653,622, accumulated deficit of $39,953,756 and a stockholders’ deficit of $2,320,615 at December 31, 2005.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, and its ability to obtain additional financing for the development and marketing of its existing and future products and services. The Company intends to secure substantial additional debt or equity financing in the near future. There are no assurances that the Company will obtain sufficient additional financing, that such financing terms will be satisfactory to the Company or that the Company’s operations will be profitable in the foreseeable future. The Company has generated only minimal income from operations and has no assurance of any significant future revenues. The Company requires substantial additional financing. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

(B) Basis of Presentation

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, OVT, Inc. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

On January 3, 2003, by a written consent of a majority of the shareholders, SmartVideo approved an amendment to affect a one-for-three reverse stock split with effect to the outstanding common stock, the creation of the 2002 Stock Incentive Plan and to change the name of the corporation to SmartVideo Technologies, Inc. All references to shares and share amounts, except par value per share, have been retroactively adjusted to reflect the stock split. This reverse split did not affect the issued and outstanding Preferred Shares.

(C) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2005, 2004 and 2003 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(D) Principles of Consolidation

The Company consolidates its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(E) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2005 and 2004, the balance exceeded the federally insured limit by $5,693,000 and $288,000 respectively. Additionally, at December 31, 2005, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card chargebacks that are unforeseen.

(F) Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

(G) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-the-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-the-consumer model represents a significant change in direction. As a result of this change in business focus, the Company has fully reserved against all of its accounts receivable as of December 31, 2005. The allowance for doubtful accounts at December 31, 2005 and 2004 was $77,937 and $44,319 respectively.

(H) Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Equipment consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years.

(I) Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(1) Core Business

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer’s preferential negotiated rates. From time-to-time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo’s mobile entertainment services.

(2) Related Party

The Company provides business-to-business services to a former related party. (See Note 10)

(J) Product Concentration

The Company derives a substantial portion of its revenues from two products and related services, business-to-business and direct-to-the-consumer mobile video service and is attempting to develop a broad and diverse subscriber base. During 2005, business-to-business and direct-to-consumer revenue accounts for 42% and 58% respectively. During 2004 and 2003, business-to-business revenue accounted for 100% of the Company’s sales.

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(K) Customer Concentration

For the year ended December 31, 2005, the Company derived a substantial portion of its revenues from two customers accounting for 28% of its revenues. For the year ended December 31, 2004, the Company derived a substantial portion of its revenues from five customers accounting for 75% of its revenues. For the year ended December 31, 2003, the Company derived a substantial portion of its revenues from three customers accounting for 79% of its revenue.

(L) Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset. There were no impairment charges taken during the years ended December 31, 2005, 2004 and 2003, respectively.

(M) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards (“FAS”) No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(N) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, broadcast rights (asset), accounts payable, broadcast rights payable, and loans payable/due to - related party approximate fair value due to the relatively short period to maturity for these instruments.

(O) Earnings per Share

In accordance with SFAS No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and Convertible Preferred Stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at December 31, 2005, 2004 and 2003, respectively. Accordingly, the basic and diluted EPS are the same.

The following table shows all common stock equivalents outstanding at December 31, 2005, 2004 and 2003, respectively.

	December 31
	2005	2004	2003
Common Stock Options	3,480,000	2,445,000	—
Common Stock Warrants	24,640,917	4,837,534	1,331,666
Total Common Stock Options and Warrants	28,120,917	7,282,534	1,331,666

(P) Stock Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS No. 123.

(Q) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to SFAS No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(R) Derivative Liabilities

In order to determine whether the Company had a derivative liability the Company reviewed Emerging Issues Task Force (“EITF’) - EITF 05-02, “The Meaning of Convertible Debt Instrument in Issue No. 00-19”.

Pursuant to the terms of the Convertible Preferred Stock and convertible debt and the associated detachable warrants issued, management determined that the warrants do qualify as liability instruments under the provisions of EITF No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock, and, therefore, should be accounted for as derivatives under the provisions of SFAS No. 133. As such, effective with the issuance of the Convertible Preferred Stock and convertible debt, the fair value of all warrants were initially accounted for as derivative liabilities under the provisions of SFAS No. 133. However, in connection with the Company’s filing of a registration statement in February 2006 which occurred during the grace period allotted, the Company believes that these instruments should be classified as equity. The Company maintains that the contingency has been satisfactorily resolved. Moreover, these instruments existed at December 31, 2005, yet were resolved as to their appropriate classification prior to the release of the accompanying audit report.

(S) Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123I, “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123I, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123I and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123I permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. The Company is currently evaluating which transitional provision and fair value methodology it will follow. The Company expects that any expense associated with the adoption of the provisions of SFAS No. 123R will have a material negative impact on our results of operations. We are evaluating the requirements of SFAS No. 123I and SAB 107 to assess what impact its adoption will have on our financial position, results of operations and cash flows. Effective January 1, 2006, we have adopted SFAS No. 123I.

In May 2005, the Financial Accounting Standard Board (“FASB”) issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”. EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which had a material effect on our financial position, results of operations and cash flows.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial position, results of operations and cash flows.

In February 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. We will adopt SFAS No. 155 on January 1, 2007 and do not expect it to have a material effect on financial position, results of operations, and cash flows.

(T) Reclassifications

Certain amounts in the year 2004 consolidated financial statements have been reclassified to conform to the year 2005 consolidated presentation. Such reclassifications had no effect on the financial position, results operations or cash flows.

Note 3 - Accounts Receivable

	December 31
	2005	2004
Accounts Receivable	$77,937	$45,319
Allowance for doubtful accounts	(77,937)	(44,319)
Accounts receivable - net of allowance for doubtful accounts	$—	$1,000

Bad debt expense for the years ending 2005, 2004 and 2003 was $77,937, $68,119 and $0 respectively. These amounts are included as a component of Selling, General and Administrative Expenses.

Note 4 - Broadcast Rights

(A) Asset

During 2005, the Company acquired intangible broadcast rights of $7,705,076 pursuant to various long term contracts with content providers. The Company recorded the fair value of these assets at gross cost with a corresponding credit to broadcast rights payable. The fair value of these acquired rights is based on the entire amount due under the terms of the initial agreement. During 2005, the Company entered into a dispute surrounding one of its content providers. (See Note 8(A)). As a result, the Company reduced the gross value of its broadcast rights assets by $900,000, the fair value of the previously capitalized amount and decreased the related gross liability by $900,000.

	For The Years Ended December 31,
Broadcast Rights	Total	2006	2007	2008	2009	2010
Broadcast rights - current	$2,880,999	$2,156,615	$558,615	$132,615	$33,154	$—
Broadcast rights - long-term	923,307	724,384	165,769	33,154	—	—
Total	$3,804,306	$2,880,999	$724,384	$165,769	$33,154	$—

Amortization of broadcast rights	$5,289,524	$2,408,525	$2,156,615	$558,615	$132,615	$33,154

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

At December 31, 2005, amortization expense of broadcast rights accounted for $1,740,552 of the total broadcast rights expense of $2,001,584. The additional $261,032 represented expenses paid to content providers due to subscriber usage exceeding minimum monthly guarantees or to content providers where no long term contract commitment exists. There were no similar expenses for the years ending December 31, 2004 and 2003 as there was no activity relating to this business operation and also since various rollout periods were not effective until 2005.

At December 31, 2005, Broadcast Rights Assets - net of accumulated amortization was $2,408,525. Broadcast Rights Assets - net of current portion was $2,880,999.

(B) Liability

The following represents broadcast rights commitments during the remaining term of the agreement.

	For The Years Ended December 31,
Contracts payable - broadcast rights	Total	2006	2007	2008	2009	2010
Contracts payable-broadcast rights - current	$3,386,575	$2,418,725	$787,261	$144,124	$36,465	$—
Contracts payable-broadcast rights - long-term	1,184,905	967,851	180,589	36,465	—	—
Total	$4,571,480	$3,386,576	$967,850	$180,589	$36,465	$—

During 2005, the Company paid $520,000 to content providers pursuant to the terms of the related contracts.

Contracts payable - short term at December 31, 2005 were, $2,283,500. Contracts payable - long-term at December 31, 2005 were $3,386,576.

Note 5 - Property and Equipment

Property and equipment consist of the following:

	December 31, 2005	December 31, 2004
Computer equipment	$987,564	$223,085
Proprietary software development	79,500	79,500
	1,067,064	302,585
Less accumulated depreciation	(350,641)	(72,313)
Property and equipment, net	$716,423	$230,272

Depreciation expense was $278,328, $47,649, and $17,501 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 6 - Convertible Promissory Notes

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 8%, were unsecured and due in one-year. These Convertible Promissory Notes were each issued with five-year warrants to purchase an aggregate 200,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in November 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $600,000 was converted at $0.75 into 800,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $5,422. (See Notes 9(A) (3) and 10)).

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible note bore interest at 15%, was unsecured and due in one-year. This Convertible Promissory Note was issued with a five-year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holder was also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Note and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Note, the principal amount of the note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $150,000 was converted at $0.75 into 200,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $688. (See Notes 9(A) (3) and 10).

On November 10, 2005, the Company borrowed an aggregate $560,000 from unrelated third parties pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 15%, were unsecured and due in one-year. These Convertible Promissory Notes were issued with a five-year warrant to purchase an aggregate 186,667 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $560,000 was converted at $0.75 into 746,667 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related accrued interest was $2,433. (See Note 9 (A) (3)).

In connection with the above convertible debt issuances, the convertible debt and freestanding warrants issued were classified as conventional convertible debt pursuant to EITF 00-19. EITF 00-19 does not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer).  Since the time that Issue No. 00-19 was issued, complex structures have arisen such that the term “conventional convertible debt instrument” is no longer adequately defined.

In Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF 00-19,” the EITF concluded that an instrument with the following characteristics should be considered “conventional” for purposes of applying Issue No. 00-19:

•	The holder has an option to convert the instrument into a fixed number of shares (or a corresponding amount of cash at the issuer’s discretion); and

•	The holder’s ability to exercise the option is based on either the passage of time or a contingent event.

As a result of applying the definitions of EITF 00-19 and EITF 05-2, the Company has accounted for the convertible debt financings pursuant to the provisions of EITF 98-5 and 00-27. The Company computed a debt discount on the aggregate $1,310,000 in convertible debt financing based on the provisions of APB No. 14 totaling $713,134. The allocation was based on the allocable proceeds of the debt financings between the fair value of the beneficial conversion option of the related convertible debt instruments and detachable freestanding warrants. The Company began amortizing the debt discount to interest expense over the one-year life of the related convertible debt. Upon full conversion of the convertible debt in November 2005, all remaining unamortized debt discount was charged to the statement of operations for the year ended December 31, 2005. The Company recorded the effect of the conversion by debiting interest expense and crediting additional paid in capital.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The following is a summary of the activity for convertible debt issuances the year ended December 31, 2005.

Convertible Notes Payable -Related Party	$750,000
Convertible Notes Payable	560,000
Total Convertible Notes Payable	$1,310,000

There were no related issuances during the year ended December 31, 2004.

Pursuant to the terms of the convertible debt, the entire $1,310,000 debt financing was automatically converted into the Company’s Convertible Preferred Stock offering in November 2005 at $0.75 per share for an aggregate 1,746,667 shares. The conversions were triggered due to an amount greater than $2,500,000 being raised in a subsequent equity financing. The conversion to Convertible Preferred Stock is discussed further in Note 9(A) (3).

At December 31, 2005, there are no outstanding convertible debt instruments. The following is a summary of total accrued interest payable that remained unconverted from these convertible debt instruments at December 31, 2005:

Convertible Notes Payable -Related Party	$6,110
Convertible Notes Payable	2,433
Total Accrued Interest Payable	$8,543

Note 7 - Promissory Notes

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion. These shares of common stock were issued as restricted shares.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion. These shares of common stock were issued as restricted shares.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion. These shares of common stock were issued as restricted shares.

Concurrent with the merger between Armagh and OVT, the Company agreed to assume a $50,000 loan payable to a third-party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $9,922 as of December 31, 2005.

The Company had a $325,000 note payable to an entity owned by the spouse of a former shareholder, bearing interest at 8% with principal and interest payments due as follows:

•	$75,000 within 30 days of the funding of the Company; and

•	Monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000.

The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as December 31, 2005. The entire $53,311 is accrued at December 31, 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company has a $150,000 note payable to a former shareholder of its subsidiary in connection with a stock repurchase, bearing interest at 5.18%. The note was secured by 2,500,000 shares of the subsidiary’s common stock. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004.

Note 8 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

(A)	Legal Settlement and Related Loss Contingency Accruals

On March 31, 2005, an unrelated third-party filed with the American Arbitration Association in Atlanta, Georgia, certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number is 30-181-559-05. The Statement of Claim filed by the claimants against the Company and OVT, Inc. asserts causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania’s Commissioned Sales Representative Act, accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and the Advisory Agreement dated February 19, 2003, between OVT, Inc. and KC Ventures. One or both claimants contend that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. Further, one or both claimants also contend that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, a settlement was reached whereby this former consultant and their attorney’s received an aggregate 1,000,000 registered shares of Series A-1, Convertible Preferred Stock in full settlement of related claims for compensation of past services. The claim existed at December 31, 2005, yet was resolved prior to the release of the accompanying audit report. The Company also believes that the provisions of SFAS No. 5 as it pertains to contingencies is relevant literature for purposes of accruing a contingent loss.

At December 31, 2005, based on the settlement date of January 30, 2006, the Company accrued a settlement liability and related settlement expense of $4,750,000 based on the quoted closing trading price of $4.75 per share for the underlying common shares of the Series A-1, Convertible Preferred Stock in an assumed conversion. (See Note 12)

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s breach of its guarantee obligation under the terms of an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor) dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company have failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. has terminated the agreement. The $791,244 amount demanded represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. We believe that we have meritorious defenses to any claims for payment under the agreement and we intend to vigorously defend against any such claims. There can be no assurances at this time that we will be successful in defending Mantra Film, Inc.’s damage claim. The case is expected to be settled in 2006. (See Note 12)

As a result of the above two loss contingencies, the Company has accrued an aggregate $5,541,244 for settlement liability and related settlement expense for claims existing at December 31, 2005.

(B) Other Litigation

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against the Company, the Chief Executive Officer and sole director, Richard E. Bennett, Jr. and the Company’s securities counsel, Edwards & Angell, LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. The Company and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards & Angell, LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards & Angell, LLP. Since the court’s entry of judgment in the appeal, Mr. Hamouth has taken no further steps in his claims against the Company or Mr. Bennett. The Company intends to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute. At December 31, 2005, there are no related accrued contingency losses.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On or about April 22, 2004, the Company filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 relating to his purchases and sales of our common stock since approximately January 1, 2003. The Company is seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which the Company may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, the Company received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, the Company filed a motion for summary judgment in this matter. At December 31, 2005, there are no related accrued contingency losses.

On or about June 30, 2004, Rene Hamouth filed a stockholder derivative action on behalf of the Company, as a nominal defendant, against Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action (File No. 1:04-CV-1921-TWT). In his complaint, Mr. Hamouth alleged that Messrs. Bennett, Walters and Dunavant failed to forfeit three million shares of the Company’s Series A Convertible Preferred Stock in breach of a Stock Exchange Agreement dated November 9, 2002, among the Company and Messrs. Bennett, Walters and Dunavant. Mr. Hamouth alleged that the Preferred Stock was required to be forfeited if the Company did not have pre-tax earnings of at least $220,000 for the fiscal year ended September 30, 2003. On January 21, 2005, Mr. Hamouth filed his Consent Motion to Dismiss without Prejudice. On February 8, 2005, the Court granted Mr. Hamouth’s Consent Motion to Dismiss without Prejudice and dismissed the case without prejudice. At December 31, 2005, there are no related accrued contingency losses.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems Solution, Ltd. Certain issues arose regarding the terms of the agreement and the parties have mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and its directors. At December 31, 2005, there are no related accrued contingency losses.

On July 8, 2004, Todd Mann, Sandy Goldman, Stefanie Paulos, David Gregory, Robert Jetmundsen, Bob Corn, and Jim Douglass filed suit against the Company, its wholly-owned subsidiary, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and Kevin D. McNeil in the Superior Court of Gwinnett County, Georgia, Civil Action (File No. 04A-07491-7). The suit sought to enforce certain alleged option rights against OVT, Inc. and to convert those option rights to options for shares of its common stock. The suit also sought compensatory damages for the value of the alleged options. The suit also asserted claims against Messrs. Bennett, Walters, and McNeil for alleged tortuously interference with the option rights. On November 22, 2004, the plaintiffs dismissed their suit without prejudice. At December 31, 2005, there are no related accrued contingency losses.

On November 15, 2004, the Company, its subsidiary, OVT, Inc., Robert J. Walters, Richard E. Bennett, Jr. and William R. Dunavant filed suit against Balboni Law Group, LLC, Gerardo M. Balboni, II, and Baker Donelson, Bearman, Caldwell & Berkowtiz, PC, in the State Court of Fulton County, Georgia, Civil Action (File No. 04V50744704). The suit alleges breach of contract, negligence and breach of fiduciary duty relating to the legal services provided by the defendants to the plaintiffs. The suit alleges that the defendants committed legal malpractice and breached their fiduciary duties to the plaintiffs in drafting, advising, and negotiating legal documents for the plaintiffs, including the Stock Exchange Agreement, dated November 19, 2002, among and between Armagh Group, Inc., OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and William R. Dunavant. The suit also alleges certain conflicts of interests resulting from the defendants’ representation of others, including the Armagh Group, Inc. and Rene Hamouth. In the suit, the plaintiffs seek damages in an excess of $6,000,000. Pursuant to extensions provided by the plaintiffs, an answer to the suit has not yet been filed by the defendants. The parties are currently discussing the use of alternative dispute resolution procedures to resolve the suit, including mediation.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of the Company, announced its intention to bring legal action in the form of a mediation/arbitration against the Company in regard to its alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of its products. The dispute includes claims of SVEL that the Company had anticipatorily breached its agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing its technology on an exclusive basis throughout 25 countries throughout the European Union. The Company contends that it had the right to terminate the agreement because of breaches by SVEL. The Company believes that the claim is wholly without merit and intends to defend the claim vigorously, if a legal action is ever instituted.

On October 25, 2005, Forté filed a Motion for Temporary Restraining Order and Application with the Court of Chancery, New Castle County, Delaware (the “Court”), pursuant to Section 225 of the Delaware General Corporation Laws for a hearing to determine and enforce the replacement of the Company’s Board of Directors (the “TRO Motion”). In the TRO Motion, Forté requested a hearing to determine whether the consent solicitation it engineered and carried out successfully removed and replaced the Company’s Board of Directors. On October 26, 2005, Forté filed a Supplemental Motion for Temporary Restraining Order (the “Supplemental TRO Motion”). In addition to requesting an expedited hearing to determine the validity of its consent solicitation, Forté sought a variety of temporary relief.

The Court held a hearing on the TRO Motion and the Supplemental TRO Motion on October 31, 2005. At the hearing, the Court scheduled a November 21, 2005 trial on the merits to determine the validity of the consent solicitation. Pending a determination on the merits, the Court entered a Status Quo Order on November 3, 2005, directing, among other things, that the Company’s Board of Directors be left in place and that the Company provide five days notice to Forté prior to entering into certain business transactions outside the ordinary course of business of the Company.

On November 19, 2005, the Court dismissed Forté’s TRO Motion and the Supplemental TRO Motion with prejudice. In addition, the Court vacated its Status Quo Order.

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,568 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. We are presently evaluating Enable Growth Partners, L.P.’s claim. There can be no assurances at this time that we will be successful in defending Enable Growth Partners, L.P.’s damage claim.

Except as set forth above, the Company believes that there are no material commitments or litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on its financial position, liquidity, or results of operations.

See Note12 for additional matters.

(C) Employment and Consulting Agreement

(1)	Employment Agreement

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company employs its CEO on an at will basis. There is no committed agreement of employment at December 31, 2005. During 2005. the Company paid this individual $75,000 Effective 2006, the Board of Directors approved an increase in compensation to $150,000 per annum.

(2) Consulting Agreement

Effective March 1, 2005, the Company entered into a consulting agreement with Forte Capital Partners, LLC. The term of the consulting agreement is for a period of six months and provides for a monthly retainer of $7,500 plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. Either party may terminate the agreement with or without reason. If the Company terminates the agreement without cause, the Company would be obligated to pay all amounts then owed, as well as liquidated damages equal to the monthly salary for the remainder of the term. At December 31, 2005, the Company included $30,000 in accounts payable relating to the monthly retainer.

See Note 12 for additional matters.

(D) Commitments

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the year ended December 31, 2005, 2004 and 2003 was $273,215, $122,000 and $71,000, respectively.

The following represents minimum rental payments due pursuant to non-cancelable operating lease commitments during the remaining term of the operating lease agreement.

	For The Years Ended December 31,
Contractual Obligations	Total	2006	2007
Operating Lease Obligations	$463,330	$277,998	$185,332

Note 9 - Stockholders’ Deficit

Year Ended December 31, 2005:

(A)	Preferred Stock

(1)	Capital Structure

As of December 31, 2005 and 2004, the authorized preferred stock of the Company consists of 50,000,000 shares of $.001 par value preferred stock of which 10,666,666 and 0 shares are issued and outstanding, respectively and are designated as convertible. Prior to its conversion in March 2004, each share of preferred stock was entitled to the same voting preferences as the Company’s common stock.

In March 2004, the holders of the 12,000,000 shares of Convertible Preferred Stock provided notification to us for the conversion of their shares into common stock. Under the terms of the Convertible Preferred Stock, the shareholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On August 9, 2005 our Board of Directors authorized the issuance of 2,500 shares of Series B 7% Convertible Preferred Stock. As of the date of this report, no shares of such stock have been issued. Each share of Series B 7% Convertible Preferred Stock is convertible into that number of shares of common stock determined by dividing the Stated Value of the Series B 7% Convertible Preferred Stock, which is presently equal to $1,000.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(2) Preferences

Currently, the board has not designated any preferences.

(3) Issuance of Convertible Preferred Stock, Series A-1

In November 2005, the Company issued 5,333,333 shares of Series A-1 Convertible Preferred Stock. Of the total, 1,746,667 shares were issued in connection with the conversion of $1,310,000 in convertible debt at $0.75 per share (see Notes 6 and 10). The remaining 3,586,666 shares were sold for cash of $2,690,000 or $0.75 per share. This represented the first of two Convertible Preferred Stock offerings traunches.

In December 2005, the Company issued 5,333,333 shares of Series A-1 Convertible Preferred Stock. All shares were sold for cash of $4,000,000 or $0.75 per share. (See Notes 6 and 10) This represented the second of two Convertible Preferred Stock offerings traunches.

In connection with the issuance of an aggregate of 10,666,666 shares of Series A-1 Convertible Preferred Stock, the Company issued 13,333,333 stock purchase warrants. For each share of Convertible Preferred Stock purchased, the holder is entitled to receive freestanding warrants having an exercise price of either $1.75 or $2.00. The quantity of warrants granted at $1.75 was equivalent to the investment multiplied by 133 1/3%; the quantity of warrants granted at $2.00 was equivalent to the investment multiplied by 33 1/3%. All stock purchase warrants have an exercise period of five years.

The Company followed the provisions of EITF No. 98-5, EITF 00-27 and APB No. 14 by allocating the proceeds raised between the Convertible Preferred Stock and freestanding warrants. The allocation is deemed to be analogous to a dividend to be recognized over the term in which the preferred shareholders can realize the return. Since the Convertible Preferred Stock is immediately convertible at the option of the holder, the benefit is realized immediately. The value of the dividend was equivalent to $8,000,000 as the allocation exceeded the face amount of the gross proceeds raised. The Company charged retained earnings and credited additional paid-in capital. Additionally, the Company evaluated the underlying common stock for purposes of determining fair value and the related conversion price, however, the conversion price of $0.75 used to determine the allocable amounts was based on the recent cash offering price of $0.75 for the same Convertible Preferred Stock offering as opposed to any value ascribed to the common stock.

The Company also reviewed this transaction and determined that derivative accounting and the related issues of EITF No. 00-19 do not apply.

Management used the following weighted average assumptions on the date of issue when determining the fair value of the freestanding warrants issued in connection with the Series A-1 Convertible Preferred Stock:

Exercise price	$1.75 or $2.00
Expected dividend yield	0%
Expected volatility	175.48% - 176.68%
Risk free interest rate	4.25%
Expected life of option	2 years

(B)	Common Stock Issuances

(1)	Issued for Cash

During March 2005, the Company issued 1,761,345 shares of common stock for gross cash proceeds of $3,963,000 in connection with a private placement requiring a purchase price of $2.25 per share. Additionally, the Company paid a cash fee of $233,125 to a placement agent in connection with the equity raise representing a direct offering cost. The $233,125 was netted against the gross cash proceeds and resulted in the Company raising $3,729,875 in net cash proceeds. All shares issued in this private placement had piggy back registration rights and the related registration statement was declared effective in July 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In connection with the issuance of these shares of common stock, the Company issued to each investor an aggregate 1,019,675 stock purchase warrants. These warrants have an exercise price ranging from $2.25-3.50 and a life of 5 years. There is no separate valuation for the attached warrants pursuant to fair value accounting as they are deemed to be part of the aggregate gross proceeds raised for the related 1,761,345 shares of common stock.

See Note 9 (B) (5) for additional common shares issued in connection with conversion of stock purchase warrants.

(2)	Compensation to Investors

During March 2005, the Company issued an aggregate 50,000 shares of common stock to two individuals pursuant to the terms of a debt instrument held that required the issuance of additional shares based upon certain market conditions. The value of these shares was $3.95 per share based on the quoted closing trading price on the date of grant. Total additional consideration charged to the statement of operations as interest expense was $197,500.

(3)	Accounts Payable

During 2005, the Company settled various outstanding vendor payables with unrelated third parties by issuing an aggregate 72,882 shares of common stock having an aggregate fair value of $82,850. Fair value was determined based on the quoted closing trading price on the dates of grant. The share prices on the dates of grant ranged from $0.79 - $3.04 per share and averaged $1.14 per share.

(4)	Consulting Services

In July 2005, the Company issued 750,000 shares of common stock to an unrelated third-party as consideration for entering into a business advisory agreement. The term of the agreement was for six months. The shares had a fair value of $712,500 or $0.95 per share. Fair value was determined based on the quoted closing trading price on the date of grant. There were no other services provided to the Company as described in the terms of the agreement and there are no outstanding accrued liabilities to this service provider at December 31, 2005. All shares had piggy back registration rights and as of the date of the accompanying report were awaiting registration.

(5)	Warrant Conversions

During 2005, the Company issued 1,866,402 shares of common stock in connection with the exercise of previously granted stock purchase warrants. Of the total, 527,779 shares were issued pursuant to the warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.50 per share and averaged $1.37 per share. Total cash proceeds raised from conversions was $723,335. The remaining 1,338,623 shares were issued pursuant to a cashless exercise provision as stated in the related warrant contracts. The Company recorded related offsetting amounts in the statements of changes in stockholders’ deficit for common stock and additional paid-in capital at the par value of the stock issued, the total was $1,339.

See Note 9 (B) (1) for issuance of common stock and stock purchase warrants for cash.

The following is a summary of all common stock issued during 2005:

ACTIVITY	QUANTITY OF SHARES	VALUATION
Cash	1,761,345	$3,729,875
Compensation to Investors	50,000	197,500
Accounts Payable Settlements	72,882	82,850
Consulting Services	750,000	712,500
Warrant Conversions	1,866,402	723,335
Totals	4,500,629	$5,446,060

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(C)	Common Stock Options and Warrants

(1)	Services

On March 1, 2005, the Company entered into two separate consulting agreements with unrelated third parties to provide professional services for an aggregate $17,500 per month for a period of one-year. Under the terms of these agreements, the Company issued an aggregate 1,400,000 stock purchase warrants having a fair value of $2,624,450. The value of these warrants was based on a computation derived from the use of a Black-Scholes option pricing model. Management used the following weighted average assumptions at the grant date:

Exercise price	$3.50 - $6.50
Expected dividend yield	0%
Expected volatility	151.06%
Risk free interest rate	4.25%
Expected life of option	4-4.25 years

In June 2005, both agreements were terminated. At December 31, 2005, there were no outstanding accrued liabilities to either service provider. At December 31, 2005, the Company had charged the statement of operations for the entire $2,624,450 to consulting expense with an offsetting credit to additional paid in capital, additionally, all 1,400,000 warrants remain outstanding.

(D)	Other Grants of Common Stock Options and Warrants

(1)	2002 Stock Incentive Plan

The Company adopted the 2002 Stock Incentive Plan in January 2003 to provide stock incentives to a key advisor who was instrumental in advising the Company in connection with its acquisition of OVT, Inc. This Plan allowed for the issuance of up to 1,200,000 shares of common stock. All the shares available to be issued under this plan have been issued pursuant to a November 14, 2002 advisory agreement between the Company and the outside advisor. No further issuances were available without an amendment to this plan. The Board of Directors retired this plan in 2003.

Pursuant to a November 14, 2002 advisory agreement between the Company and a former outside advisor, the Company issued 1,200,000 shares of its stock in non-cash, stock-based compensation for the services of the outside advisor. Under the provisions of the agreement, the term was for a 24-month period beginning with the acceptance of the agreement. At December 31, 2002, the unamortized portion of the non-cash, stock-based compensation related to this agreement was $1,316,250. In September 2003, the Company terminated the advisory agreement prior to its expiration. Accordingly, the Company accelerated the recognition of the unamortized portion of non-cash, stock-based compensation related to this agreement during 2003.

(2) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004.

On September 1, 2004, the Company granted 50,000 stock options to an officer. On December 7, 2004, the Company granted an additional 50,000 stock options to this same officer. No other officer or director of the Company holds any options, warrants or other rights allowing such person to acquire additional shares of the Company’s common stock.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The following tables summarize all stock option grants to employees and non-employees as of

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2003	—	$—
Granted	2,445,000	2.20
Exercised	—	—
Forfeited	—	—
Balance at December 31, 2004	2,445,000	$2.20
Granted	1,345,000	1.61
Exercised	—	—
Forfeited	(310,000)	1.58
Balance at December 31, 2005	3,480,000	$2.03

Options exercisable at December 31, 2005	1,808,437	$2.06
Weighted average fair value of options granted during 2005		$1.61

December 31, 2005, 2004 and 2003, and changes during these periods are presented below.

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$0.90	250,000	9.52 Years	$0.90	62,500	$0.90
$1.00	260,000	8.64 Years	$1.00	547,500	$1.00
$1.50	200,000	9.42 Years	$1.50	200,000	$1.50
$1.58	25,000	9.41 Years	$1.58	3,125	$1.58
$1.90	500,000	9.84 Years	$1.90	—	$1.90
$2.25	680,000	7.04 Years	$2.25	469,375	$2.25
$2.30	150,000	8.92 Years	$2.30	65,000	$2.30
$2.90	20,000	9.27 Years	$2.90	2,500	$2.90
$2.91	30,000	9.29 Years	$2.91	3,750	$2.91
$2.95	15,000	8.76 Years	$2.95	4,687	$2.95
$3.50	750,000	8.52 Years	$3.50	450,000	$3.50
	3,480,000	8.97 Years	$2.03	1,808,437	$2.06

At December 31, 2005, the Company had a total of 31,161,589 warrants outstanding. Of these warrants, 30,336,589 are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding activity.

(3) Stock Plans

Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock—based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The following table illustrates the effect on the net loss per share if the Company had accounted for its stock-based compensation plans using the fair value method:

	December 31,
	2005	2004	2003
Net loss, as reported	$(19,740,274)	$(6,792,930)	$(3,859,141)
Add: Stock-based employee compensation expense included in reported net loss,
net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value
based method for all awards, net of related tax effects	(1,090,181)	(75,727)	—
Pro forma net loss	$(20,830,455)	$(6,868,657)	$(3,859,141)

Basic and diluted net loss per share, as reported	$(0.76)	$(0.35)	$(0.51)
Pro forma basic and diluted net loss per share	$(0.80)	$(0.36)	$(0.51)

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.50%, expected dividend yield of 0%, expected volatility factor was 179.5% with an expected life of three years.

(E) Deferred Compensation

During 2005, the Company amortized $1,701,230 to the statement of operations as consulting expense relating to prior period deferred consulting arrangements. The balance at December 31, 2005 to be amortized was $1,433,833.

Year Ended December 31, 2004:

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion.

During January, February, and March 2004, the Company completed a group of private financing transactions. The Company received $261,000 of gross proceeds from these transactions. In these transactions, we sold 94,096 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share. These securities have been issued as restricted shares to seven accredited investors in a Private Placement exempt from registration.

In March 2004, the holders of the 12,000,000 shares of Convertible Preferred Stock provided notification to us for the conversion of their shares into common stock. Under the terms of the Convertible Preferred Stock, the shareholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On May 1, 2004, the Board of Directors granted options for an aggregate of 750,000 shares of common stock under the 2004 Equity Incentive Plan. These stock options were awarded to five members of our outside Advisory Committee, Herman Rush, Joseph Indelli, Peter Sealey, James Rosenfield, and Frederick Pierce, with have an exercise price of $3.50 per share. For the year ended December 31, 2005, the Company has recorded $839,700 in non-cash, stock-based compensation expense and $979,650 in non-cash, stock-based compensation attributable to future periods related to these awards. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 143.68%, the estimated life term was 3.0 years, and the fair value of the option granted was $3.50.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

During April and May 2004, the Company completed a group of private financing transactions. SmartVideo received $785,500 of gross proceeds from these transactions. In these transactions, the Company sold 723,000 shares of common stock at purchase prices ranging between $1.00 and $2.00 per share. These securities have been issued as restricted shares to fourteen accredited investors in a Private Placement exempt from registration.

During July and August 2004, the Company completed a group of private financing transactions. SmartVideo received $333,952 of gross proceeds from these transactions. In these transactions, the Company sold 333,952 shares of common stock at purchase prices of $1.00 per share. These securities have been issued as restricted shares to eight accredited investors in a Private Placement exempt from registration.

On September 1, 2004, the Board of Directors approved 350,000 incentive stock option awards under the 2004 Equity Incentive Plan. These incentive stock option awards were awarded to six of the Company’s current employees and have an exercise price of $1.00 per share. The closing share price on the date preceding these awards was $2.07.

Also on September 1, 2004, the Company issued an incentive stock option award to Darren Breitkreuz, a former director, in the amount of 500,000 options. These options were previously authorized by the Board of Directors subject to shareholder approval of the 2004 Equity Incentive Plan. These options have an exercise price of $1.00 per share. The closing share price on the date preceding this award was $2.07. For the year ended December 31, 2005, the Company has recorded $98,750 in non-cash, stock-based compensation expense and $271,563 in non-cash, stock-based compensation attributable to future periods related to this award. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 112.77%, the estimated life term was 4.5 years, and the fair value of the option granted was $1.00.

During September 2004, the Company completed a group of private financing transactions. SmartVideo received $120,000 of gross proceeds from these transactions. In these transactions, the Company sold 120,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a Private Placement exempt from registration.

During October and November 2004, the Company completed a group of private financing transactions. SmartVideo received $960,000 of gross proceeds from these transactions. In these transactions, the Company sold 960,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a Private Placement exempt from registration.

In November 2004, the Company entered into agreements with Interim CFO Solutions LLC, a former consultant, to pay the consultant in common stock and warrants for services to the Company over a two year period.  Pursuant to the agreements, the Company issued to the consultant 400,000 units, each of which consisted of one share of common stock and two ¼ warrants to purchase common stock with exercise prices of $1.50 per share and $2.00 per share. The Company also issued to the consultant a warrant to purchase 1,739,130 units at $1.00 per unit, with each unit consisting of one share of common stock and two ¼ warrants to purchase common stock at $1.50 per share and $2.00 per share.   The warrants also contain a cashless exercise provision.  In addition, the Company granted the consultant certain piggy-back registration rights that applied to the Company’s recent registration statement declared effective by the SEC on February 10, 2006.  However, the Company did not include the consultant’s common stock or shares underlying the warrants in the registration statement.  The Company is attempting to reduce the amount of equity compensation paid to the consultant for the services provided to the Company.

On December 6, 2004, the Company awarded 150,000 stock options under its 2004 Equity Incentive Plan to a new member of the outside Advisory Committee. For the year ended December 31, 2005, the Company has recorded $55,580 in non-cash, stock-based compensation and $182,620 in non-cash, stock-based compensation attributable to future periods related to this award. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 112.43%, the estimated life term was 3.0 years, and the fair value of the option granted was $2.30.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On December 7, 2004, the Company awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares in a Private Placement exempt from registration.

Also, on December 7, 2004, the Company awarded 420,000 stock options to eight of its employees and 250,000 stock options to four advisors with an exercise price of $2.25 per share under the terms of our 2004 Equity Incentive Plan. Please see Note 10 - Stock Plans for additional information.

On December 31, 2004, the Company completed a Private Placement in which the Company issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a Private Placement exempt from registration.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Year Ended December 31, 2003:

During 2003, the Company issued 1,631,666 shares of common stock in consideration of $1,631,666. In connection with such issuances, the Company issued 1,216,666 warrants to certain stockholders at an exercise price of $2.50.

During 2003, the Company issued 55,000 shares of common stock to certain individuals unrelated to the Company in lieu of repayment of advances payable to an employee who is also a holder of Preferred Shares. The shares were valued at $3.02 per share, the fair market value of the shares at the date of issuance. The value of the consideration based on the number of shares issued amounted to approximately $166,000. The advances payable to such employee amounted to approximately $50,000. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $116,000 and is recognized as interest expense in the accompanying consolidated financial statements.

During 2003, three holders of the Company’s 10% Convertible Promissory Notes exercised their conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $163,000 upon the issuance of these 10% Convertible Promissory Notes. A total of 223,929 shares of common stock were issued under these conversions including accrued interest through the date of conversion. These shares of common stock were issued as restricted shares.

During 2003, the Company’s reached an agreement with two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 53,000 shares as additional consideration related to rights associated with such promissory notes. The shares were valued at $3.33 per share, the fair market value of the shares at the date of issuance. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $178,000, based on the fair value of the common stock at the date of issuance and is recognized as interest expense in the accompanying consolidated financial statements.

During 2003, the Company recorded $308,000 in the beneficial conversion associated with the issuance of the Convertible Promissory Notes.

During 2003, the Company amortized $1,316,250 of non-cash stock compensation that was expensed.

Note 10 - Related Party Transactions

The Company had advances from holders of Preferred Stock, which included the CEO, amounting to $12,575 at December 31, 2003. These advances were due on demand, non-interest bearing and unsecured. On September 15, 2005, the Company repaid an advance in the amount of $10,000. The balance sheet currently reflects a balance due of $2,575.

On August 12, 2005, the Company borrowed $225,000 from one of its directors. Pursuant to the promissory note issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois; as such rate is in effect less one hundred basis points. This principal portion of this note in the amount of $225,000 was repaid on November 22, 2005. The Company had related outstanding accrued interest of $3,845 at December 31, 2005.

Until August 31, 2005, the Company was provided the use of office facilities from a former related party. The amount paid by the Company during 2005 under this leasing arrangement amounted to approximately $81,000.

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note. (See Note 6)

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. (See Note 6)

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In connection with these offerings, a family member of a board member invested $50,000 in exchange for 66,667 shares of common stock ($0.75 per share). This individual also received 83,334 warrants under the same terms as all other investors participating in the Series A-1, Convertible Preferred Stock offerings in November and December 2005. See Note 9 (A) (3)

During the years ending December 31, 2005, 2004 and 2003, the Company generated revenue from a former related party accounting for $55,228, $31,945 and $22,432 respectively. These amounts were fully reserved at year-end.

Note 11 - Income Taxes

There was no provision for income taxes for 2005, 2004 and 2003 due to continuing operating losses.

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income (loss) before provision for income taxes as a result of the following (in thousands):

	2005		2004		2003
Computed “expected” tax expense (benefit)	$(6,909,096)	35.00%	$(2,377,526)	35.00%	$(1,350,699)	35.00%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	(582,338)	2.96%	(201,071)	2.96%	(154,366)	4.00%
Nondeductible expenses	257,424	(1.31%)	—	0.00%	—	0.00%
Increase in valuation allowance	7,199,753	(36.54%)	2,578,597	(37.96%)	1,505,065	(39.00%)
Other, net	34,257	(0.11%)	—	0.00%	—	0.00%
	$—		$—		$—

The income tax effects of temporary differences that give rise to significant portions our deferred income tax assets and liabilities are presented below (in thousands):

	December 31
	2005	2004
Deferred income tax assets:
Net operating loss and research and experimentation
credit carryforwards	$4,416,475	$2,481,000
Noncash stock—based compensation	2,600,882	—
Accruals not deducted for tax	2,180,160	—
Property and equipment, principally due to
differences in depreciation	483,236	—
Total gross deferred income tax assets	$9,680,753	$2,481,000

Less valuation allowance	(9,680,753)	(2,481,000)
Net deferred income tax assets	$—	$—

At December 31, 2005, the valuation allowance for deferred income tax assets increased by $7,199,753 from December 31, 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, Management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

At December 31, 2005, we had net operating loss carryforwards for U.S. federal income tax purposes of $11.6 million available for offset against future taxable income. Such net operating losses expire in varying amounts beginning in the year 2025. Utilization of these net operating losses may be limited due to potential ownership changes under section 382 of the Internal Revenue Code.

Note 12 - Subsequent Events

On or about January 18, 2006, Wilson W. Hendricks, III filed a complaint in the County Court, Seventh Judicial Circuit, in and for St. John’s County, Florida against the Company for an unspecified amount of damages in excess of $15,000 relating to lost wages, unreimbursed business expenses and 500,000 non-qualified stock option as a result of the Company’s alleged breach of promise to employ Mr. Hendricks. The Company denies all liability to Mr. Hendricks and intends to vigorously defend itself against all clams made by him. The claim did not exist at December 31, 2005; as a result, there is no potential accrued contingency loss.

On January 19, 2006, the Company entered into a consulting agreement with Growth Consultants LLC (“consultant”). The term of the agreement is through June 30, 2006. Pursuant to the agreement, the consultant is entitled to receive a consulting fee of $100 per hour for services to be provided. The consultant was issued 300,000 common stock purchase warrants having an exercise price of $3.00 per warrant. The Company will record approximately $1.3 million in deferred consulting expense at the grant date related to these warrants using fair value accounting as prescribed by SFAS No. 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$3.00
Expected dividend yield	0%
Expected volatility	122.37%
Risk free interest rate	4.50%
Expected life of option	5 years

Pursuant to this agreement, on April 1, 2006, the Company shall issue an additional 150,000 options to purchase shares of common stock. The Company will value these grants pursuant to SFAS No. 123R.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement. (See Note 8(A)).

On February 23, 2006, we received the consent of a majority of the outstanding holders of record of our common stock and our Series A-1 Convertible Preferred Stock, par value $0.001 per share, to: (i) elect Richard E. Bennett., Jr.; Michael E. Criden; Glenn H. Singer; and Justin A. Stanley, Jr. as our directors until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified; (ii) amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 150 million shares; (iii) adopt our 2005 Stock Incentive Plan; and (iv) ratify the appointment of Sherb & Co. LLP (“Sherb”) as our independent accountants for the fiscal year ended December 31, 2005. Ratification of Sherb was also voted on and unanimously approved by our audit committee.

On February 28, 2006, SmartVideo Technologies, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement with the President for a period of two years. The President is entitled to a base salary of $200,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. The Company also granted Mr. Ross an Incentive Stock Option (“ISO”) to purchase an aggregate of 476,190 shares of the Company’s common stock and a Non-qualified Stock Option (“NQSO”) to purchase an aggregate of 523,810 shares of the common stock. The ISO and the NQSO are each exercisable at $2.10 per share for a period of ten years from the grant date. The ISO vests in the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereof for the succeeding nine years. The NQSO vests in the following percentages and at the following times: (1) 50% of the shares vested on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. The Company will value these grants pursuant to SFAS No. 123R.

smarTVideoTM Technologies, Inc. and Subsidiary
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets

Current Assets
Cash	$6,722,830	$5,792,566
Accounts receivable - net of allowance for doubtful accounts of $48 and $77,937	-	-
Broadcast rights - net of accumulated amortization of $3,564,576 and $1,740,552	2,264,961	2,408,525
Prepaid expenses	106,640	-
Other current assets	224,162	-
Total Current Assets	9,318,593	8,201,091

Property and Equipment, net of accumulated depreciation of $601,742 and $350,641	1,357,514	716,423

Other Assets
Broadcast rights, net of current portion	1,284,538	2,880,999
Other	25,079	122,161
Total Other Assets	1,309,617	3,003,160

Total Assets	$11,985,724	$11,920,674

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$1,885,771	$2,905,618
Contracts payable - broadcast rights	2,716,150	2,283,500
Escrow payable / Deposit liability	-	-
Accrued settlement expenses	791,244	5,541,244
Due to related parties	-	64,429
Loan payable and related accrued interest	62,247	59,922
Total Current Liabilities	5,455,412	10,854,713

Long-Term Liabilities
Contracts payable - broadcast rights - net of current portion	1,651,926	3,386,576

Total Liabilities	7,107,338	14,241,289

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value, 12,000,000 shares authorized, 12,000,000 shares
issued and no shares outstanding as of September 30, 2006 and December 31, 2005	-	-
Preferred stock, Series B, 7% Convertible, $1,000 par value, 2,500 shares authorized,
no shares issued and outstanding as of September 30, 2006 and December 31, 2005	-	-
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 11,666,666 shares issued and 3,169,998 outstanding as of September
30, 2006, 10,666,666 shares issued and outstanding as of December 31, 2005	3,170	10,667
Common stock, $.001 par value, 150,000,000 shares authorized, 46,677,510 shares issued and outstanding as of September 30, 2006, 28,688,463 shares issued and
outstanding as of December 31, 2005	46,677	28,689
Additional paid-in capital	59,884,481	39,027,618
Less: Deferred consulting fees	(1,357,191)	(1,433,833)
Accumulated deficit	(53,698,751)	(39,953,756)
Total Stockholders' Equity (Deficit)	4,878,386	(2,320,615)

Total Liabilities and Stockholders' Equity (Deficit)	$11,985,724	$11,920,674

See accompanying  notes to unaudited consolidated financial statements

smarTVideoTM Technologies, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues
Revenue	$197,302	$58,248	$476,700	$121,740
Total Revenues	197,302	58,248	476,700	121,740

Operating Expenses
Broadcast rights	616,756	776,997	1,774,781	1,286,348
Compensation and benefits	727,324	469,017	2,029,062	1,235,413
Consulting and professional fees	522,931	1,103,782	2,790,547	1,742,536
Data center	200,163	260,038	705,375	603,120
Depreciation	156,757	87,627	407,858	190,284
Settlement expense	57,000	-	705,000	-
Stock-based compensation	1,658,705	965,633	3,833,498	4,067,248
Selling, general and administrative	541,689	387,717	2,187,770	1,457,709
Total Operating Expenses	4,481,325	4,050,811	14,433,891	10,582,658

Loss from Operations	(4,284,023)	(3,992,563)	(13,957,191)	(10,460,918)

Other Income (Expense)
Interest income (expense)	136,129	(4,831)	212,196	(195,421)
Total Other Income (Expense), Net	136,129	(4,831)	212,196	(195,421)

Net Loss	$(4,147,894)	$(3,997,394)	$(13,744,995)	$(10,656,339)

Net Loss per Share - Basic and Diluted	$(0.09)	$(0.15)	$(0.36)	$(0.42)

Weighted Average Common Shares
Outstanding during the Period	45,260,203	26,634,849	37,959,443	25,632,388

See accompanying notes to unaudited consolidated financial statements

smarTVideoTM Technologies, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
	2006	2005
Cash Flows from Operating Activities
Net loss	$(13,744,995)	$(10,656,339)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of stock options pursuant to SFAS No. 123R	2,119,252	-
Amortization of stock based compensation	1,557,690	-
Amortization of broadcast rights	1,824,024	904,281
Bad debt	(77,889)	51,759
Depreciation	407,858	190,284
Issuance of common stock as compensation for services	-	750,000
Issuance of common stock for legal settlement	705,000	-
Non-cash, stock-based compensation	1,852,369	4,067,248
Valuation adjustment related to non-cash compensation due to advisor	-	(540,017)
Additional consideration related to rights of convertible promissory notes	-	197,500
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	77,889	(51,891)
Prepaid expenses	(106,640)	20,132
Other current assets	(224,162)	-
Other assets	97,082	(107,261)
Increase (Decrease) in:
Accounts payable and accrued expenses	(624,742)	1,599,126
Accrued interest payable	(62,104)	4,163
Investor returns	-	(114,500)
Repayments on acquired broadcast rights	(1,695,000)	-
Net Cash Used in Operating Activities	(7,894,368)	(3,685,515)

Cash Flows from Investing Activities
Purchase of equipment	(1,048,676)	(764,479)
Net Cash Used in Investing Activities	(1,048,676)	(764,479)

Cash Flows from Financing Activities
Redemption of warrants	(70,667)	-
Issuance of common stock for cash	9,000,000	3,729,875
Proceeds from issuance of convertible promissory notes	-	200,000
Proceeds from issuance of promissory note	-	225,000
Repayments to related parties	-	(1,000)
Proceeds from warrant exercises	943,975	-
Net Cash Provided By Financing Activities	9,873,308	4,153,875

Net Increase (Decrease) in cash and cash equivalents	930,264	(296,119)

Cash - Beginning of year	5,792,566	387,592

Cash - End of Period	$6,722,830	$91,473

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Income taxes	$-	$-
Interest	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Acquisition of broadcast rights	$84,000	$7,705,076
Issuance of common stock to acquire software	$208,000	$-
Issuance of common stock for settlement of accounts payable	$149,637	$82,850
Issuance of convertible preferred stock for settlement of litigation	$4,750,000	$-
Issuance of common stock pursuant to anti-dilution agreement	$1,122	$-
Conversion of convertible preferred stock to common stock	$8,497	$-
Forfeiture of stock based compensation	$271,563	$-
Options granted for future services	$1,775,727	$-

See accompanying notes to unaudited consolidated financial statements

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1 - Organization

SmartVideo Technologies, Inc. (“smarTVideo™” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a smarTVideo™ (“OVT”) was incorporated in the state of Georgia on August 31, 2000. smarTVideo™ is a media distribution services company. smarTVideo™ is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and television programming through devices connected to the public Internet and is currently focused on distribution to consumers with mobile display devices, cell phones and PDAs connected to the public Internet via wireless data networks and Wi-Fi.

The Company is in the process of developing and intends to market a complete suite of new media services that combine TV, radio, and other media brands with user friendly personalization, interactivity and targeted marketing. There can be no assurance that the Company will be successful in the development or marketing of these services.

Note 2 - Going Concern

As reflected in the accompanying unaudited consolidated financial statements, the Company has a net loss of $13,744,995 and net cash used in operations of $7,894,368, respectively for the nine-month period ended September 30, 2006. The Company also has an accumulated deficit of $53,698,751 at September 30, 2006.

Notwithstanding certain forward-looking statements made during the Company’s last annual meeting of shareholders and set forth in a recent Company press release, based on the current information available regarding our proposed plans and assumptions relating to operations we anticipate that the net proceeds from the closing of our most recent financing in July 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 2007. There can be no assurance that we will be able to secure additional financing on acceptable terms at or prior to the depletion of existing funds or at all. If adequate funds are not available or not available on acceptable terms, we will be unable to continue as a going concern.

Note 3 -Basis of Presentation and Significant Accounting Policies

(A) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q for interim financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and notes required for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(B) Principles of Consolidation

The Company consolidates its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(C) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance has frequently exceeded federally insured limits and at September 30, 2006, the balance exceeded the federally insured limit by $6,637,909. Additionally, at September 30, 2006, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card chargebacks that are unforeseen. The Company also has approximately $132,000 held in escrow by Bank of America pursuant to a legal proceeding that will be refunded upon fulfilling the settlement obligations

   (D) Equipment

Equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense for the three- and nine-month periods are detailed as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Depreciation	$156,757	$87,627	$407,858	$190,284

Equipment consists of the following:

	September 30,	December 31,
	2006	2005

Computer equipment	$1,328,657	$987,564
Proprietary software development	787,356	79,500
	2,116,013	1,067,064
Less accumulated depreciation	(758,499)	(350,641)
Property and equipment, net	$1,357,514	$716,423

(E) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to Statement of Financial Accounting Standards (“SFAS”) No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

(F) Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

 (G) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-consumer model represents a significant change in direction. As a result of this change in business focus, the Company has fully reserved against all of its accounts receivable as of September 30, 2006. The allowance for doubtful accounts at September 30, 2006 was $48 and at December 31, 2005 was $ 77,937.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(H) Earnings/(Loss) Per Share

In accordance with SFAS No. 128, “Earnings/(Loss) per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents, if dilutive. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and convertible preferred stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at September 30, 2006 and 2005, respectively.

The following table is a summary of common stock equivalents outstanding at September 30, 2006 and 2005, respectively.

	For the Nine Months Ended
	September 30,
	2006	2005
Common Stock Options	8,035,000	2,695,000
Common Stock Warrants	35,010,149	10,815,564
Total Common Stock Options and Warrants	43,045,149	13,510,564

(I) Stock-based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission (the “SEC”) adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R) under the prospective method.

See additional disclosure in Notes 5 and 9

(J) Revenue Recognition

The Company follows the guidance of the SEC’S Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer’s preferential negotiated rates. Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or daily subscription fee for smarTVideo™’s mobile entertainment services. Revenue from mobile advertising is recognized when the related services are performed.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(K) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2006 and 2005 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to SFAS No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

(L) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period when the rate changes, which includes the enactment date.

(M) Derivative Liabilities

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”. EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(N) Product Concentration

The Company derives a substantial portion of its revenues from three types of products: business-to-business, direct-to-consumer mobile video service and mobile advertising.

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
Revenues	2006		2005		2006		2005
Business-to-business	$20,409	10%	$21,466	37%	$69,380	15%	$58,150	48%
Direct-to-consumer	153,863	78%	36,782	63%	384,290	81%	63,590	52%
Mobile Advertising	23,030	12%	-	0%	23,030	5%	-	0%
Total Revenue	$197,302	100%	$58,248	100%	$476,700	100%	$121,740	100%

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(O) Customer Concentration

For the quarter ended September 30, 2006 and 2005, the Company derived a substantial portion of its revenues from two customers accounting for 9% and 32% of its revenues, respectively. For the nine months ended September 30, 2006 and 2005, the Company derived a substantial portion of its revenues from two customers accounting for 13% and 40% of its revenues, respectively.

(P) Recent Accounting Pronouncements

In February 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. The Company will adopt SFAS No. 155 on January 1, 2007 and do not expect it to have a material effect on financial position, results of operations, and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact of the adoption of this interpretation on the Company’s results of operations and financial condition.

Note 4 - Broadcast Rights

(A)	Assets

During 2005, the Company acquired intangible broadcast rights of $7,705,076 pursuant to various long term contracts with content providers. The Company recorded the fair value of these assets at gross cost with a corresponding credit to broadcast rights payable. The fair value of these acquired rights is based on the entire amount due under the terms of the initial agreement. During 2005, the Company entered into a dispute surrounding one of its content providers. (See Note 9(B)). As a result, the Company reduced the gross value of its broadcast rights assets by $900,000, the fair value of the previously capitalized amount and decreased the related gross liability by $900,000.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

For the nine months ended September 30, 2006, amortization expense of broadcast rights accounted for $1,824,024 of the total broadcast rights expense of $1,774,780. Included in the total expense of $1,774,780 is approximately $97,000 in credits that were reflected in the nine months ended September 30, 2006. For the quarter ended September 30, 2006, amortization expense of broadcast rights accounted for $904,281 of the total broadcast rights expense of $1,286,348. For the nine months ended September 30, 2005, broadcast rights were $1,286,348.

For the nine months ended September 30, 2006 the Broadcast Rights Assets - net of accumulated amortization was $2,264,961. Broadcast Rights Assets - net of current portion was $1,284,538. At December 31, 2005 the Broadcast Rights Assets - net of accumulated amortization were $2,408,525. Broadcast Rights Assets - net of current portion was $2,880,999.

(B)	Liability

For the nine months ended September 30, 2006 and 2005, the Company paid $1,695,000 and $50,000, respectively to content providers pursuant to the terms of the related contracts.

Contracts payable - short term at September 30, 2006 were $2,716,150. Contracts payable - long-term at September 30, 2006 were $1,651,926. Contracts payable - short term at December 31, 2005 were $2,283,500. Contracts payable - long-term at December 31, 2005 were $3,386,576.

Note 5 - Shareholders’ Equity

Nine Months Ended September 30, 2006:

(A)	Preferred Stock

(1)   Capital Structure

As of September 30, 2006, the authorized Preferred Stock of the Company consisted of 50,000,000 shares of $.001 par value Series A-1 Preferred Stock of which 11,666,666 shares are issued and 3,169,998 shares are outstanding and are designated as convertible.

(B)	Common Stock Issuances

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. This round of financing triggered an anti-dilution provision under a prior financing resulting in the issue of additional warrants exercisable at $1.25 per share to purchase an additional 6,553,663 shares of common stock.

(1)   Capital Structure

  As of September 30, 2006, the authorized common stock of the Company consists of 150,000,000 shares of $.001 par value.

(2)	Preferred Stock Conversions

During the nine months ended September 30, 2006, the Company converted 8,496,668 shares of the Company’s Series A-1 Convertible Preferred Stock were converted to shares of common stock on a one-to-one basis.

(3)	Accounts Payable

During the nine months ended September 30, 2006, the Company settled two outstanding vendor payables with unrelated third parties by issuing an aggregate of 359,916 shares of common stock having an aggregate fair value of $414,937. Fair value was determined based on the quoted closing trading price on the dates of settlement. The share prices on the dates of issuance ranged from $0.75 - $2.08 per share. Of the total shares issued, 100,000 shares valued at $208,000, were applied directly against a vendor payable in connection with the purchase of computer software. In the quarter ended September 30, 2006, the Company settled with a consultant by issuing 60,000 shares of common stock for all amounts due and owing.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(4)	Warrant Exercises

During the nine months ended September 30, 2006, the Company issued 1,929,463 shares of common stock in connection with the exercise of previously issued stock purchase warrants. Of the total, 807,607 shares were issued based on the original warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.00 per share and total cash proceeds raised from these exercised warrants was $943,975. The remaining 1,121,856 shares were issued based on an anti-dilution exercise price adjustment feature in the related warrant contracts. The Company recorded related offsetting amounts in additional paid-in capital and common stock at the par value of the stock issued, which was $1,122.

During the quarter ended September 30, 2006, the Company redeemed 250,000 callable warrants at a price of $.10 per warrant for a total payment of $25,000 which also reduced additional paid-in capital by $25,000.

The following is a summary of all common stock issued during the nine months ended September 30, 2006:

ACTIVITY	QUANTITY OF SHARES	VALUATION
Preferred Stock Conversion	8,496,668	$-
Accounts Payable Settlements	359,916	414,937
Warrant Conversions	1,929,463	943,975
Sale of Common Stock	7,203,000	9,000,003
Totals	17,989,047	$10,358,915

(C)	Common Stock Options and Warrants

(1) Services

On January 19, 2006, the Company entered into a consulting agreement with Growth Consultants LLC (“consultant”). The initial term of the agreement was through June 30, 2006, but was extended through September 30, 2006 pursuant to a letter agreement dated July 7, 2006. Pursuant to the agreement, the consultant was issued 300,000 common stock purchase warrants having an exercise price of $3.00 per warrant. For the nine months ended September 30, 2006, the Company recorded $1,424,250 in consulting expense using fair value accounting as prescribed by SFAS No. 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$3.00
Expected dividend yield	0%
Expected volatility	122.37%
Risk free interest rate	4.50%
Expected life of option	5 years

On July 24, 2006, the Company entered into a Master Consulting Agreement with James Morrison for a two-year term expiring on July 24, 2008. Pursuant to the agreement, Morrison was issued an aggregate of 400,000 common stock purchase warrants, 50,000 of which are exercisable at any time during the exercise period and the remaining will only be exercisable upon obtaining certain thresholds and milestones. 50,000 of these warrants have an exercise price of $1.40 and the remaining will have an exercise price equal to the lesser of (i) $1.40 or (ii) the closing price quoted on the OTC Bulletin Board or another recognized tracking system on the date the applicable thresholds and/or milestones are achieved. The Company also is obligated to pay Morrison a specified amount per month to provide consulting services which includes general advice and directions on business development, strategic planning, and engineering and design.

For the quarter ended September 30, 2006, the Company recorded $66,720 in compensation expense using fair value accounting as prescribed in SFAS 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Exercise price	$1.40
Expected dividend yield	0%
Expected volatility	119.39%
Risk free interest rate	4.625%
Expected life of option	5 years

On July 24, 2006, the Company entered into a Master Development Agreement with Skyward Mobile for a two-year term expiring on July 24, 2008. Pursuant to the agreement, Skyward Mobile was issued an aggregate of 400,000 common stock purchase warrants, 50,000 of which are exercisable at any time during the exercise period and the remaining will only be exercisable upon obtaining certain thresholds and milestones. 50,000 of these warrants have an exercise price of $1.40 and the remaining will have an exercise price equal to the lesser of (i) $1.40 or (ii) the closing price quoted on the OTC Bulletin Board or another recognized tracking system on the date the applicable thresholds and/or milestones are achieved.

For the quarter ended September 30, 2006, the Company recorded $66,720 in compensation expense using fair value accounting as prescribed in SFAS 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$1.40
Expected dividend yield	0%
Expected volatility	119.39%
Risk free interest rate	4.625%
Expected life of option	5 years

(D)	Other Grants of Common Stock Options and Warrants

(1) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Equity Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain participating officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock in the form of incentive awards, including, without limitation, stock options and restricted stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(2)	2005 Equity Incentive Plan

The Board of Directors of the Company adopted the 2005 Equity Incentive Plan (“2005 Plan”) on January 3, 2006 to provide incentives to attract and retain participating officers, directors, employees, consultants and advisors. The 2005 Plan allows for the issuance of 10,000,000 shares of common stock in the form of incentive awards, including, without limitation, stock options and restricted stock. The Plan was approved by the shareholders on February 23, 2006.

The following tables summarize all stock option grants to employees and non-employees as of September 30, 2006:
	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2005	3,480,000	$2.03
Granted	5,455,000	1.74
Exercised
Forfeited	(900,000)	1.00
Balance at September 30, 2006	8,035,000	$1.88

Options exercisable at September 30, 2006	4,014,063	$1.85
Weighted average fair value of options granted during the nine months ended September 30, 2006		$1.74

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at September 30, 2006	Weighted Average Remaining Contractual Years	Weighted Average Exercise Price	Number Exercisable at September 30, 2006	Weighted Average Exercise Price
$0.90	250,000	8.78	$0.90	250,000	$0.90
$0.97	200,000	9.91	$0.97	75,000	$0.97
$1.00	435,000	8.10	$1.00	360,000	$1.00
$1.36	275,000	9.66	$1.36	65,625	$1.36
$1.40	350,000	9.77	$1.40	12,500	$1.40
$1.44	150,000	10.70	$1.44	62,500	$1.44
$1.48	250,000	9.40	$1.48	75,000	$1.48
$1.50	450,000	9.22	$1.50	250,000	$1.50
$1.55	1,700,000	8.61	$1.55	1,062,500	$1.55
$1.58	25,000	8.66	$1.58	7,813	$1.58
$1.75	25,000	9.57	$1.75	3,125	$1.75
$1.86	100,000	9.56	$1.86	25,000	$1.86
$1.90	500,000	9.09	$1.90	375,000	$1.90
$1.91	280,000	9.52	$1.91	70,000	$1.91
$1.95	100,000	9.48	$1.95	75,000	$1.95
$2.10	1,350,000	9.42	$2.10	325,000	$2.10
$2.20	150,000	9.52	$2.20	150,000	$2.20
$2.25	280,000	6.29	$2.25	184,375	$2.25
$2.30	150,000	8.18	$2.30	75,000	$2.30
$2.53	25,000	9.43	$2.53	6,250	$2.53
$2.77	25,000	9.43	$2.77	6,250	$2.77
$2.90	20,000	8.53	$2.90	6,250	$2.90
$2.91	30,000	8.55	$2.91	9,375	$2.91
$2.95	15,000	8.01	$2.95	7,500	$2.95
$3.27	150,000	9.40	$3.27	-	$3.27
$3.50	750,000	7.77	$3.50	475,000	$3.50
	8,035,000	9.38	$1.95	4,014,063	$1.85

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

At September 30, 2006, the Company had a total of 35,010,149 warrants outstanding. All of these warrants are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding warrant activity.

(3)	Stock Plans

In 2006, the Company adopted SFAS No. 123(R). Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

For the quarter and nine months ended September 30, 2005, pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. For purposes of presenting the comparative 2005 pro forma financial statement information, the Company has determined the amount of share based awards previously accounted for pursuant to APB No. 25 prior to January 1, 2006 and recorded the appropriate expense as if SFAS No. 123R had been followed in the previous comparative period.

The following table illustrates the effect on the consolidated net loss and net loss per share if the Company had accounted for its stock-based compensation plans using SFAS No. 123(R) for the employee share based awards.
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss to common shareholders, as reported	$(4,147,894)	$(3,997,394)	$(13,744,995)	$(10,656,339)
Add: Stock-based employee compensation expense included in reported net loss,
net of related tax effects	-	-	-	-
Deduct: Total stock-based employee compensation expense determined under fair value
based method for all awards, net of related tax effects	-	(636,334)	-	(1,111,574)
Pro forma net loss to common shareholders	$(4,147,894)	$(4,633,728)	$(13,744,995)	$(11,767,913)

Basic and diluted net loss per share, as reported	$(0.09)	$(0.15)	$(0.36)	$(0.42)
Pro forma basic and diluted net loss per share	$(0.09)	$(0.18)	$(0.36)	$(0.46)

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.875%, expected dividend yield of 0%, expected volatility factor was 122.76% with an expected life of three years.

For the quarter and nine months ended September 30, 2006, the Company recorded a charge to income in the amount of approximately $905,000 and $2,117,000 respectively for the effects of the adoption of FASB 123(R) in the current year for employee share-based awards.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 6 - Office Space

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the three months ended September 30, 2006 and 2005 was $69,500 and $79,599, respectively. For the nine months ended September 30, 2006 and 2005, rent expense was $208,498 and $203,716, respectively.

Note 7 - Promissory Notes

Concurrent with the OVT merger on November 26, 2002, the Company agreed to assume a $50,000 loan payable to a third party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was $12,247 as of September 30, 2006. At September 30, 2006, the Company has recorded an aggregate $62,247 for loans payable and related accrued interest.

Note 8 - Related Party Transactions

On March 7, 2006, a Director of the Company exercised 25,000 warrants for 25,000 shares of common stock. These warrants were exercised at a price of $1.50 for 12,500 common shares and $2.00 for the additional 12,500 common shares.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated July 7, 2006 among the Company and 74 accredited investors (“Investors”) (See note 5(B)). Included among these Investors are two board members along with an officer of the Company who collectively invested $350,000 in exchange for 280,000 shares of common stock (at a price of $1.25 per share). These individuals also received 280,000 warrants under the same terms as all the other Investors who participated in the financing.

In conjunction with the equity financing, a family member of one of the Company’s directors invested $100,000 in exchange for 80,000 shares of common stock (at a price of $1.25 per share). This individual also received 80,000 warrants under the same terms as the other investors.

Note 9 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

(A) Legal Settlement and Related Loss Contingency Accruals

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,568 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because, at such time of sale, our registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. On June 8, 2006, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with Enable. Pursuant to the terms of the Settlement Agreement, the Company issued 450,000 shares of the Company’s common stock to Enable, in exchange for Enable agreeing to release the Company and its directors, officers, shareholders, employees and agents from all suits, claims, charges, liabilities and causes of action arising out of, relating to, or in connection with Enable’s allegations. The closing price of the Company’s common stock on June 8, 2006 was $1.44 per share. In order to compensate the Company for issuing shares to Enable, Richard E. Bennett, Jr., a former director and our former Chief Executive Officer, agreed to cause RB Family Holdings Ltd. to return 450,000 shares of the Company’s common stock owned by RB Family Holdings Ltd. to the Company for cancellation.

On January 30, 2006, a settlement was reached with a former consultant and their attorneys who received an aggregate of 1,000,000 registered shares of Series A-1, Convertible Preferred Stock in full settlement of related claims for compensation of past services. At December 31, 2005, and based on the expected settlement date of January 30, 2006, the Company accrued a settlement liability and related settlement expense of $4,750,000 based on the quoted closing trading price of $4.75 per share as of December 31, 2005 for the underlying common shares of the Series A-1, Convertible Preferred Stock in an assumed conversion. On March 7, 2006, these shares were converted into 1,000,000 shares of common stock.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On February 1, 2006 Jenkins & Gilchrest, LLP (“J&G”) filed suit against the Company in the United States District Court, Central District of California, Los Angeles Division (Case No: CV06-0620) alleging breach of contract as a result of the Company's alleged failure to pay fees and costs for professional services in the amount of $115,345. The Company failed to file a timely answer to the Complaint and therefore J&G filed a Motion for Default Judgment in the amount of $131,902, plus costs, with the Court. The Motion for Default Judgment was granted on March 22, 2006. On August 14, 2006, the Company entered into a settlement agreement with J&G, pursuant to which the Company has agreed to pay J&G $95,000 in exchange for a release of all claims by J&G. As of October 11, 2006, the Company has paid J&G the $95,000 due pursuant to the settlement agreement.

On April 10, 2006, Christopher Smith and Paramount Trading Co., Inc. (“Paramount”) filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-00849-MHS), against the Company, seeking damages in excess of $10.7 million for the Company's alleged breach of its obligation to make certain shares held by Mr. Smith and Paramount freely tradable. On May 22, 2006, the Company filed a Motion to Dismiss the Complaint. On May 26, 2006, the plaintiffs filed an Amended Complaint adding the current directors of the Company as additional defendants. In response to the Amended Complaint, the Company filed a second Motion to Dismiss on June 12, 2006. On June 30, 2006, the Company entered into a settlement agreement with Mr. Smith, Paramount, their attorney and his law firm and two other individuals not a party to the lawsuit (the “Plaintiff Parties”). Pursuant to the terms of the settlement agreement, the Company agreed to register the 1,119,167 shares that were the subject of the lawsuit, as well as an additional 872,500 shares, in exchange for the Plaintiff Parties agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Plaintiff Parties had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Plaintiff Parties further agreed not to use non-public and/or confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

  (B) Ongoing Litigation

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our former Chief Executive Officer and director, Richard E. Bennett, Jr. and our former outside counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge's decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court's entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett. We intend to vigorously defend any further actions taken by Mr. Hamouth in this matter.

On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth's attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgment for us in the amount of $172,342. As of September 30, 2006 the Company has not yet collected on this judgment.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems, Ltd. Certain issues arose regarding the terms of the agreement and the parties mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement, which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and directors. At September 30, 2006, there are no related accrued contingency losses.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL's business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. We believe that the claim made by SVEL is wholly without merit and we intend to defend the claim vigorously.

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,615 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amount of $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to make such payments, ProNetworkTV, Inc. alleges that late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a Motion to Dismiss with the Court. On May 8, 2006, the Company's Motion to Dismiss was granted. On September 11, 2006, ProNetworkTV, Inc. filed a Complaint against the Company and OVT, Inc. in the Superior Court of Gwinnett County, State of Georgia (Civil Action Number 06A-08430-5) seeking recovery of the same late fees referenced above, but this time in the amount of $105,262, which is alleged to be owed pursuant to the same Promissory Note referenced above. Further, the Complaint seeks a declaratory judgment that ProNetworkTV, Inc. is the owner of certain technology belonging to the Company, which is the subject of a services agreement between the parties. The Complaint also alleges that ProNetworkTV, Inc. is entitled to monetary damages arising out of the Company’s alleged breach of the services agreement. The Company believes the claims made by ProNetworkTV, Inc. are without merit and intends to defend against the claims vigorously. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties have agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was the subject of this lawsuit. After reaching the September 15, 2006 agreement referenced above, ProNetworkTV, Inc. took the position that a “final” agreement had not, in fact, been reached. Currently, the parties are proceeding as they were prior to reaching the September 15, 2006 settlement agreement.

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John's County, Florida against the Company. Mr. Hendricks is claiming damages in excess of $600,000 relating to lost wages and unreimbursed business expenses. In addition, he is claiming the Company failed to issue 500,000 non-qualified stock options, to which he alleges he is entitled. Mr. Hendrick's main claims are that he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order that the parties shall proceed to mediation on or before October 31, 2006. The parties began the mediation process on August 29, 2006. Currently, the mediation is scheduled to conclude on November 1, 2006. The Company intends to vigorously defend against Mr. Hendrick's claims, although there can be no assurances that the Company will be successful.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company's alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.'s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. On October 5, 2006, the Company filed a Motion to Compel Arbitration. A hearing on the Motion has been set down by the Court for December 27, 2006. The Company intends to vigorously defend against Mantra Films, Inc.'s claims, although there can be no assurances that the Company will be successful.

On or about April 10, 2006, 13 investors in the Company's private placement of common stock and warrants in December 2004 filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-0850-MHS), against the Company, alleging  the breach of certain registration rights agreements and subscription agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that as a result of the Company's actions they have suffered damages in excess of $10 million. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful. Further, on August 31, 2006, plaintiffs' counsel sent a demand on behalf of certain shareholders of the Company requesting

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

that a shareholders' derivative suit be filed against the Company's SEC counsel as well as Mr. Ron Warren, Mr. Kevin McNeil and the Company's officers and directors arising out of the same alleged facts and circumstances giving rise to the claims made in the Complaint filed April 10, 2006 which is described above. On September 8, 2006, plaintiffs' counsel in this litigation sent a second, virtually identical demand to the Company on behalf of three additional shareholders of the Company. These three additional shareholders are not plaintiffs in this litigation, although they have now filed suit against the Company (see Note 10). The Board of Directors of the Company is in receipt of these demands and is currently conducting an investigation with regard thereto.

On April 14, 2006, smarTVideo™ Technologies, Inc. (the “Company”), OVT, Inc., a wholly-owned subsidiary of the Company, Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant entered into an agreement, pursuant to which each of Messrs. Bennett, Walters and Dunavant forfeited their right to receive 305,555 shares of the Company’s common stock which they were entitled to receive pursuant to the terms of that certain Amended and Restated Stock Exchange Agreement (“Stock Exchange Agreement”) dated as of November 19, 2002 among Armagh Group Inc., a predecessor to the Company, OVT, Inc., and Messrs. Bennett, Walters and Dunavant. In exchange for forfeiting the 916,665 shares of the Company’s common stock, waiving their rights to rescind the transaction set forth in the Stock Exchange Agreement and in consideration of the effort that Messrs. Bennett, Walters and Dunavant put forth to create and improve the Company's technology and to position the Company for growth, the Company waived its right to require each of Messrs. Bennett, Walters and Dunavant to return 1,000,000 shares of the Company’s common stock to the Company under the terms of the Stock Exchange Agreement. On February 28, 2006, the Company's Board of Directors authorized the Company to enter into the agreement.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”), filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares.  The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages.  On October 2, 2006, the Company filed a Motion to Transfer for Improper Venue, which is still pending before the Court. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

Except as set forth above and in Note 10, the Company believes that there are no material commitments or litigation matters at the current time. While no assurance can be given regarding the outcome of the matters discussed above (and in Note 10), if the outcome of one or more of these matters is unfavorable, the Company’s business, financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

(C) Employment Agreements

On February 28, 2006, we entered into an employment agreement with David R. Ross, pursuant to which he will serve as the Company's President for a period of two years. On August 25, 2006, Mr. Ross was appointed Interim Chief Executive Officer of the Company. Mr. Ross is entitled to a base salary of $275,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. We also granted Mr. Ross an incentive stock option to purchase an aggregate of 476,190 shares of the Company's common stock and a non-qualified stock option to purchase an aggregate of 523,810 shares of the Company's common stock. The incentive stock option and the non-qualified stock option are each exercisable at $2.10 per share for a period of 10 years from the date of grant. The incentive stock option vests at the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereafter for the succeeding nine years. The non-qualified stock option vests in the following percentage and at the following times: (1) 50% of the shares vest on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. We have agreed to reimburse Mr. Ross the rental costs of an apartment or condominium unit in Atlanta, Georgia, in an amount not to exceed $1,500 per month. The employment agreement made with Mr. Ross may be terminated with or without “cause” (as defined in the agreement) and contains customary non-competition, confidentiality and indemnification provisions. If the employment agreement is terminated by us without cause or by Mr. Ross with advance “Notice of Termination,” (as defined in the agreement) a pro rata portion of Mr. Ross' unvested options will vest immediately. If the employment agreement is terminated by the Company with cause or by Mr. Ross without advance Notice of Termination, then Mr. Ross forfeits the options that have not vested as of the date of termination or resignation.

Pursuant to an agreement with Tatum, LLC, the Company pays William J. Loughman, the Chief Financial Officer of the Company, a salary of $20,000 per month less the amount of the Company's portion of FICA taxes. In addition, on March 20, 2006 the Company granted Mr. Loughman options to purchase 80,000 shares of the Company's common stock at an exercise price of $1.95 per share. The options vest at the rate of 10,000 per month and expire 10 years from the date of grant. The agreement commenced on March 20, 2006 and extends through December 31, 2006. Thereafter, the agreement will automatically renew for additional three-month periods unless either party gives the other party written notice of its intent not to renew at least 30 days prior to the end of the then current period.

SmartVideo Technologies, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 10 - Subsequent Events

On or about October 6, 2006, three investors in certain of the Company's private placements of common stock and warrants filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-2389), against the Company, alleging the breach of certain registration rights agreements and subscription agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that, as a result of the Company's actions, they have suffered damages in excess of $5 million. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful. Furthermore, as noted above, on September 8, 2006, these same shareholders sent a demand to the Company that a shareholders’ derivative suit be filed against the Company’s outside counsel at the time of the private placement, as well as Mr. Ron Warren, Mr. Kevin McNeil and the Company’s officers and directors arising out of the same alleged facts and circumstances giving rise to the claims made in the Complaint filed October 6, 2006, which is described above. The Board of Directors of the Company is in receipt of this demand and is currently conducting an investigation with regard thereto.

On or about October 6, 2006, an investor in certain of the Company's private placements of common stock and warrants filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-2388), against the Company, alleging the breach of certain registration rights agreements, as well as breach of contract, unjust enrichment and promissory estoppel. More specifically, the investor claims, among other things, that he was denied certain rights he was allegedly owed under the registration rights agreements, and was inappropriately prevented from exercising warrants and selling shares during a specific period of time. Furthermore, the investor claims that in exchange for several investments, loans made to the Company and expertise provided to the Company, he was promised, but never given, a position on the Company’s Advisory Board and 100,000 warrants as compensation for serving on the Advisory Board. The investor is claiming that, as a result of the Company's actions, he has suffered damages in excess of $1 million. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On or about October 6, 2006, two investors in certain of the Company's private placements of common stock and warrants filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-2391), against the Company, alleging the breach of certain registration rights agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that, as a result of the Company's actions, they have suffered damages in excess of $1 million. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On or about October 6, 2006, two investors in certain of the Company's private placements of common stock and warrants filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-2390), against the Company, alleging the breach of certain registration rights agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that, as a result of the Company's actions, they have suffered damages in excess of $1 million. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On or about October 20, 2006, Hamouth Family Trust (“Hamouth”) filed a Complaint against the Company in the Court of Chancery of the State of Delaware, in which Hamouth seeks declaratory and injunctive relief, as well as damages in an unspecified amount, related to the Company’s alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by Hamouth. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$744
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	30,000
Miscellaneous	5,000

Total	$40,744

Each Selling Stockholder will be responsible for any discounts, concessions, commissions, and similar selling expenses, if any, that can be attributed to the sale of its securities registered hereunder.

ITEM 14. Indemnification of Directors and Officers.
The Registrant is a corporation organized under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its certificate of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that a director's liability may not be limited as described above in the discussion of Section 102(b)(7) of the DGCL. The certificate of incorporation provides further that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The bylaws of the Registrant provide that the Registrant shall indemnify the directors and officers of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, the Registrant maintains a directors’ and officers’ liability insurance policy.

ITEM 15. Recent Sales of Unregistered Securities

During December 2003, we issued 365,000 shares of our common stock to five individuals for $365,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

From January through August 2004, we completed a series of private financing transactions. We received an aggregate $1,379,952 of gross proceeds from these transactions and issued an aggregate of 1,151,048 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share, with an average weighted purchase price of $1.20 per share. These securities have been issued to an aggregate of 29 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided in Section 4(2) and Regulation D promulgated thereunder.

In February 2004, a holder of our 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 shares of common stock were issued under this conversion including accrued interest through the date of conversion. The shares of common stock were exempt from registration pursuant to Section 3(a)(9) and Section 4(2) of the Securities Act.

In March and April 2004, holder of our 10% Convertible Promissory Note exercised their conversion rights at a conversion price of $0.75 per share of common stock. We had originally received aggregate gross proceeds of $130,000 upon the issuance of these 10% Convertible Promissory Note. A total of 192,729 shares of common stock were issued under this conversion including accrued interest through the dates of conversion. The transaction and the shares of common stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2004, the holders of the 12,000,000 shares of convertible preferred stock provided notification to us for the conversion of their shares into common stock. Under the terms of the convertible preferred stock, the stockholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

During September 2004, we completed a series of private financing transactions. We received $120,000 of gross proceeds from these transactions and sold 120,000 units consisting of one share of common stock and 2¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated thereunder.

During October and November 2004, we completed a series of private financing transactions. We received an aggregate of $960,000 of gross proceeds from these transactions and sold 960,000 units of our securities, consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per whole share and the other warrant has an exercise price of $2.00 per whole share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 20 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D as promulgated thereunder.

In January 2003, we engaged Interim CFO Solutions LLC to assist us in the preparation of our U.S. Securities and Exchange Commission filings and to provide general management consulting services. On November 29, 2004, Interim CFO Solutions LLC delivered a notice of conversion whereby it converted $800,000 of liabilities owed to it into equity in a transaction consisting of two parts. The terms of the conversion were priced contemporaneously on the same terms as a series of private placements during October and November 2004. In part one of the transaction, $400,000 of the amount due and payable was converted into equity for an aggregate of 400,000 units. Each unit consisted of one share of common stock and 2 and one-quarter common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. In part two of the transaction, the remaining $400,000 was used to purchase the right, to purchase 1,739,130 units at $1.00 per unit, at a total exercise price of $1,739,130. This warrant is exercisable beginning on October 1, 2005 and expires on September 30, 2010. Each unit consisted of one share of common stock and 2 and one-quarter common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. The shares of common stock and the common stock underlying the warrant have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 7, 2004, we awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 31, 2004, we completed a private placement in which we issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock and the shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

During March 2005, we reached an agreement with two shareholders who were originally holders of our 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a short-term consulting agreement with Forte, whose designee is Michael P. Walsh, to serve as our Chief Financial Officer. The consulting agreement provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a consulting agreement with Trilogy Capital Partners, Inc. for the development and implementation of a marketing program. The consulting agreement provides for warrants to purchase an aggregate of 1,250,000 shares of common stock at exercise prices ranging from $4.30 to $6.50 per share. The warrants include certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On March 29, 2005, we completed a private placement in which we issued 1,761,235 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,620 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $3,962,750. The warrants have a five-year term. In connection with this private placement, we paid a finders fee of $238,725 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forte, the finder in the transaction. Further, the finder has agreed to purchase an additional $740,000 of the securities issued in the transaction, consisting of 328,889 shares of common stock and warrants to purchase up to an additional 164,445 shares of common stock at a purchase price of $3.50 per share, no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005. We have agreed to file a registration statement with respect to the securities issued in this March 2005 private placement. These securities have been issued as restricted shares to an aggregate of 31 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. Since the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, Mr. Singer and Criden each received 5-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On November 21, 2005, we sold to 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 2, 2005, we sold to the same 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On January 30, 2006, the Company and OVT entered into a settlement agreement (“KC Settlement Agreement”) with Mr. Richard Seifert and KC Ventures, Inc. Pursuant to the terms of the KC Settlement Agreement, the Company agreed to issue 800,000 shares of the Preferred Stock to Mr. Seifert and 200,000 shares of the Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock. The Company issued the shares of the Preferred Stock to Mr. Seifert and his attorneys pursuant to Section 4(2) of the Securities Act.

On December 15, 2005, the Company received a letter on behalf of Enable Growth Partners, L.P. (“Enable”) demanding that the Company pay cash damages of $1,757,567.71 within five business days thereafter. Enable alleged that it sold 295,001 shares of the Company’s common stock in the public markets during November and December 2005 in reliance on the Company’s Registration Statement on Form SB-2 that was declared effective on July 1, 2005. The Company was unable to issue unlegended shares to cover Enable’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable alleged that it was required to purchase shares of the Company’s common stock in the open market to satisfy its sale of such securities.

On June 8, 2006, the Company entered into a settlement and release agreement (“settlement agreement”) with Enable Growth Partners, L.P. Pursuant to the terms of the settlement agreement, the Company agreed to issue 450,000 shares of the Company’s common stock to Enable, in exchange for Enable agreeing to release the Company and its directors, officers, shareholders, employees and agents from all suits, claims, charges, liabilities and causes of action arising out of, relating to, or in connection with Enable’s allegation. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On February 16, 2006, the Company entered into a software license and services agreement with INSYSTCOM, Inc. Pursuant to the terms of the software license and services agreement, the Company agreed to issue 100,000 shares of the Company’s common stock to INSYSTCOM, Inc. as partial payment for services rendered to the Company. The closing price of the Company’s common stock on February 16, 2006 was $3.18 per share. The Company issued the shares of common stock to INSYSTCOM, Inc. pursuant to Section 4(2) of the Securities Act.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 16.  Exhibits

Exhibit Number	Exhibit

3.1	Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 2, 2001.

3.2	Bylaws, as amended, of the Company, incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

3.3
Series A-1 Convertible Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware, incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on November 4, 2005 (the “November 2005 Form 8-K”)

3.4	Certificate of Amendment to Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 24, 2006.

4.1
Form of Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.2	Form of Subscription Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.3
Form of Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.4
Form of Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.5
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference from Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.6	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

4.7
Amendment No. 1 dated March 29, 2005 to Securities Purchase Agreement, between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference from Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.8
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.9
Form of warrant issued to each purchaser in the December 2004 private placement, incorporated by reference from Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.10
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

Exhibit Number	Exhibit

4.11
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.12
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.13
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.14
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.15
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference from Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.16
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference from Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.17
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference from Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.18
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference from Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.19
Securities Purchase Agreement dated as of October 31, 2005 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 of the November 2005 Form 8-K.

4.20	Registration Rights Agreement entered into as of October 31, 2005 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the November 2005 Form 8-K.

4.21	Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.2 of the November 2005 Form 8-K.

4.22	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.1 of the November 2005 Form 8-K.

4.23	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

4.24	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

4.25	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

4.26	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

4.27	Form of Warrant, incorporated by reference from Exhibit 4.1 to the July 21, 2006 Form 8-K.

4.28	Form of Anti-Dilution Warrant, incorporated by reference from the November 4, 2005 Form 8-K.

4.29	Securities Purchase Agreement dated July 7, 2006 between the Company and the investors party thereto, incorporated by reference from Exhibit 10.1 to the July 21, 2006 Form 8-K.

4.30	Registration Rights Agreement dated July 7, 2006 between the Company and the investors party thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

Exhibit Number	Exhibit

5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference from Exhibit 10.4 to the November 2005 Form 8-K.

10.2	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

10.3	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference from Exhibit 10.6 to the November 2005 Form 8-K.

10.4	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

10.5	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference from Exhibit 10.8 to the November 2005 Form 8-K.

10.6	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

10.7	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference from Exhibit 10.10 to the November 2005 Form 8-K.

10.8	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

10.9	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the December 2005 Form 8-K.

10.10
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference from Exhibit 10.1 to the January 31, 2006 Form 8-K.

10.11	Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Company.

10.12	Employment Agreement, dated as of February 28, 2006, between the Registrant and David Ross, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on March 6, 2006.

10.13
Agreement dated as of April 14, 2006, among the Company, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Company's Registration Statement on Form S-1 filed with the SEC on April 19, 2006.

10.14	Settlement and Release Agreement dated June 8, 2006 among the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the June 13, 2006 Form 8-K.

10.15
Interim Executive Services Agreement dated March 20, 2006 between the Company and Tatum, LLC, incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1, filed on June 30, 2006 (SEC Registration No. 333-135532 (the “2006 S-1”)).

10.16
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 to the Registrant's Form 8-K filed with the SEC on July 21, 2006 (“July 21, 2006
Form 8-K”).

10.17	Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

10.18	Form of $1.25 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference from Exhibit 4.1 of the July 21, 2006 Form 8-K.

10.19	Employment Agreement, dated as of June 12, 2006, between the Registrant and Tom Parrish, incorporated by reference from Exhibit 10.19 of the 2006 S-1.

10.20
Employment Agreement, dated as of June 30, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.20 of the Company's Registration Statement on Form S-1 (SEC Registration No. 333-135532 (the “2006 S-1”)).

10.21
First Amendment to Tracy Culver Caswell's June 30th, 2006 Executive Employment Agreement, dated as of July 25, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.21 of the 2006 S-1.

10.22**	Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Company, incorporated by reference from Exhibit 10.22 to the Registrant's Form S-1/A filed on September 27, 2006.

10.23**	Master Consulting Agreement dated July 24, 2006, between James Morrison and the Company, incorporated by reference from Exhibit 10.23 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.24	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.24 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.25	Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Company, incorporated by reference from Exhibit 10.25 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.26	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.26 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.27**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.27 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.28**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.28 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.29**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.29 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.30**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.30 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.31**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.31 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.32**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.32 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.33**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.33 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.34**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.34 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.35**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.35 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.36**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.36 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.37**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.37 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.38**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.38 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.39**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.39 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.40**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.40 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.41**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.41 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.42**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.42 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.43	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on July 21, 2004.

10.44	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.

10.45	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.45 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.46	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.46 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.47	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.47 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.48	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.48 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.49
General Release and Settlement Agreement dated January 11, 2007 by and between smarTVideo™ Technologies, Inc. d/b/a uVuMobile™ and the parties signatory thereto, incorporated by reference from Exhibit 10.1 to the January 17, 2006
Form 8-K.

10.50
Registration Rights Agreement dated January 11, 2007 by and between smarTVideo™ Technologies, Inc. d/b/a uVuMobile™ and the investors signatory thereto, incorporated by reference from Exhibit 10.2 to the January 17, 2006 Form 8-K.

10.51	Letter dated July 7, 2006 regarding extension of the Growth Consultants, LLC Consulting Agreement, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 10-Q filed on November 6, 2006.

10.52+	Consulting Agreement, dated November 1, 2006, among Centurion Investments and Holding Company, and the Company.

23.1	Consent of Sherb & Co., LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in its opinion filed as Exhibit 5.1).

*	Filed herewith

**
Certain confidential information contained in the document filed herewith has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

+	To be filed by amendment.

ITEM 17. Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggreagate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 9th day of February 2007.

SMART VIDEO TECHNOLOGIES, INC.

By:	/s/ David R. Ross
David R. Ross Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Ross David R. Ross	Interim Chief Executive Officer and President (Principal Executive Officer)	February 9, 2007

/s/ William J. Loughman William J. Loughman	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2007

/s/ Michael E. Criden Michael E. Criden	Director	February 8, 2007

/s/ Glenn H. Singer Glenn H. Singer	Chairman of the Board of Directors	February 9, 2007

/s/ Justin A. Stanley Justin A. Stanley	Director	February 8, 2007

/s/ John E. Adbo John E. Adbo	Director	February 7, 2007

/s/ David S. Oros David S. Oros	Director	February 8, 2007

Exhibit Number	Exhibit

3.1	Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 2, 2001.

3.2	Bylaws, as amended, of the Company, incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

3.3
Series A-1 Convertible Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware, incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on November 4, 2005 (the “November 2005 Form 8-K”)

3.4	Certificate of Amendment to Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 24, 2006.

4.1
Form of Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.2	Form of Subscription Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.3
Form of Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.4
Form of Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.5
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference from Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.6	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

4.7
Amendment No. 1 dated March 29, 2005 to Securities Purchase Agreement, between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference from Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.8
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.9
Form of warrant issued to each purchaser in the December 2004 private placement, incorporated by reference from Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.10
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.11
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.12
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.13
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.14
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.15
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference from Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.16
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference from Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.17
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference from Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.18
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference from Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.19
Securities Purchase Agreement dated as of October 31, 2005 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 of the November 2005 Form 8-K.

4.20	Registration Rights Agreement entered into as of October 31, 2005 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the November 2005 Form 8-K.

4.21	Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.2 of the November 2005 Form 8-K.

4.22	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.1 of the November 2005 Form 8-K.

4.23	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

4.24	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

4.25	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

4.26	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

4.27	Form of Warrant, incorporated by reference from Exhibit 4.1 to the July 21, 2006 Form 8-K.

4.28	Form of Anti-Dilution Warrant, incorporated by reference from the November 4, 2005 Form 8-K.

4.29	Securities Purchase Agreement dated July 7, 2006 between the Company and the investors party thereto, incorporated by reference from Exhibit 10.1 to the July 21, 2006 Form 8-K.

4.29	Registration Rights Agreement dated July 7, 2006 between the Company and the investors party thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

Exhibit Number	Exhibit

5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference from Exhibit 10.4 to the November 2005 Form 8-K.

10.2	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

10.3	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference from Exhibit 10.6 to the November 2005 Form 8-K.

10.4	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

10.5	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference from Exhibit 10.8 to the November 2005 Form 8-K.

10.6	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

10.7	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference from Exhibit 10.10 to the November 2005 Form 8-K.

10.8	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

10.9	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the December 2005 Form 8-K.

10.10
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference from Exhibit 10.1 to the January 31, 2006 Form 8-K.

10.11	Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Company.

10.12	Employment Agreement, dated as of February 28, 2006, between the Registrant and David Ross, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on March 6, 2006.

10.13
Agreement dated as of April 14, 2006, among the Company, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Company's Registration Statement on Form S-1 filed with the SEC on April 19, 2006.

10.14	Settlement and Release Agreement dated June 8, 2006 among the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the June 13, 2006 Form 8-K.

10.15
Interim Executive Services Agreement dated March 20, 2006 between the Company and Tatum, LLC, incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1, filed on June 30, 2006 (SEC Registration No. 333-135532 (the “2006 S-1”)).

10.16
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 to the Registrant's Form 8-K filed with the SEC on July 21, 2006 (“July 21, 2006
Form 8-K”).

10.17	Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

10.18	Form of $1.25 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference from Exhibit 4.1 of the July 21, 2006 Form 8-K.

10.19	Employment Agreement, dated as of June 12, 2006, between the Registrant and Tom Parrish, incorporated by reference from Exhibit 10.19 of the 2006 S-1.

10.20	Employment Agreement, dated as of June 30, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.20 of the Company's Registration Statement on Form S-1.

10.21
First Amendment to Tracy Culver Caswell's June 30th, 2006 Executive Employment Agreement, dated as of July 25, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.21 of the 2006 S-1.

10.22**	Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Company.

10.23**	Master Consulting Agreement dated July 24, 2006, between James Morrison and the Company, incorporated by reference from Exhibit 10.23 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.24	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.22 to the Registrant’s Form S-1/A filed on September 27, 2006, incorporated by reference from Exhibit 10.24 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.25	Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Company, incorporated by reference from Exhibit 10.25 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.26	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.26 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.27**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.27 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.28**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.28 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.29**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.29 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.30**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.30 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.31**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.31 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.32**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.32 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.33**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.33 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.34**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.34 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.35**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.35 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.36**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.36 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.37**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.37 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.38**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.38 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.39**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.38 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.40**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.40 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.41**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.41 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.42**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.42 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.43	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on July 21, 2004.

10.44	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.

10.45	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.45 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.46	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.46 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.47	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.47 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.48	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.48 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.49
General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the claimant parties signatory thereto, incorporated by reference from Exhibit 10.1 to the January 17, 2006
Form 8-K.

10.50
Registration Rights Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the investors signatory thereto, incorporated by reference from Exhibit 10.2 to the January 17, 2006 Form 8-K.

10.51	Letter dated July 7, 2006 regarding extension of the Growth Consultants, LLC Consulting Agreement, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 10-Q filed on November 6, 2006.

10.52+	Consulting Agreement, dated November 1, 2006, among Centurion Investments and Holding Company, and the Company.

23.1*	Consent of Sherb & Co., LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in its opinion filed as Exhibit 5.1).

*	Filed herewith

**
Certain confidential information contained in the document filed herewith has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

+	To be filed by amendment.